UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant To Section 14(A) of the Securities Exchange Act of 1934
Filed by the Registrant    ☑
Filed By a Party other than the Registrant    ☐
Check the appropriate box:
☑	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
BENTLEY PHARMACEUTICALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the Appropriate Box):
☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.02 per share (the “Common Stock”), of Bentley Pharmaceuticals, Inc.

2)	Aggregate number of securities to which transaction applies:

shares of Common Stock; options to purchase Common Stock; and restricted stock units with respect to shares of Common Stock.

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value of the transaction is $360,000,000, which is the maximum aggregate purchase price payable for the Common Stock assuming no reduction in the aggregate purchase price in connection with the spin off of the common stock of CPEX Pharmaceuticals, Inc. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0000393 by the value in the preceding sentence.

4)	Proposed maximum aggregate value of transaction:

$360,000,000.00

5)	Total fee paid:

$14,148.00
☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Bentley Park
2 Holland Way
Exeter, NH 03833

, 2008
Dear Fellow Stockholder:

You are cordially invited to attend a special meeting of stockholders of Bentley Pharmaceuticals, Inc. to be held on          , 2008 at          , local time, at          .

At the special meeting, you will be asked to consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger, dated as of March 31, 2008, by and among Bentley Pharmaceuticals, Inc., Teva Pharmaceutical Industries Limited and Beryllium Merger Corporation, pursuant to which Beryllium Merger Corporation will merge with and into Bentley. Prior to the effective time of the merger, Bentley will distribute to its existing stockholders all of the shares of common stock of CPEX Pharmaceuticals, Inc., Bentley’s drug delivery business. Bentley stockholder approval is not needed for, and you are not being asked for a proxy in relation to, the proposed spin-off of the drug delivery business of Bentley.

If the merger agreement is adopted and the merger is completed, you will be entitled to receive $15.02 in cash, without interest and less any applicable withholding tax, subject to possible reduction in connection with the spin-off, for each Bentley common share you own, unless you properly exercise dissenters’ rights with respect to the merger. The actual amount of merger consideration payable to you may be less than $15.02 per share, depending on whether the merger consideration is reduced pursuant to the terms of the merger agreement. There are two possible adjustments to the merger consideration relating to the spin-off, one relating to certain potential tax liabilities Bentley may incur (and Teva may indirectly assume) in connection with the spin-off, and one relating to adjustments made to Bentley options and restricted stock units in connection with the spin-off, both of which are discussed in detail in the attached proxy statement. The final per share purchase price, reflecting any adjustments relating to the spin-off, will be announced by Bentley at least 14 days prior to the special meeting. If the merger agreement is adopted and the merger is completed, the merger consideration you will be entitled to receive will be in addition to any shares of CPEX common stock you may receive in connection with the spin-off.

Bentley’s board of directors, after careful consideration of a variety of factors, has unanimously determined that the merger agreement and the transactions contemplated thereby are advisable and fair to, and in the best interests of, Bentley and its stockholders, and approved the merger agreement, the merger and the other transactions contemplated thereby. Accordingly, our board of directors unanimously recommends that you vote “FOR” the adoption and approval of the merger agreement.

Your vote is very important, regardless of the number of shares of common stock you own. We cannot complete the merger unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of our common stock. The failure of any stockholder to vote on the proposal to adopt and approve the merger agreement will have the same effect as a vote against the adoption and approval of the merger agreement.

The attached proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and the merger agreement carefully. You may also obtain more information about Bentley from documents we have filed with the Securities and Exchange Commission.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or submit your proxy by telephone or the Internet. If you have Internet access, we encourage you to record your vote via the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

Thank you in advance for your cooperation and continued support.

Sincerely,

James R. Murphy
Chairman and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The proxy statement is dated          , 2008, and is first being mailed to stockholders on or about          , 2008.

Bentley Pharmaceuticals, Inc.
Bentley Park
2 Holland Way
Exeter, NH 03833

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On          , 2008

To the Stockholders of Bentley Pharmaceuticals, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of BENTLEY PHARMACEUTICALS, INC., a Delaware corporation, will be held on          ,          , 2008 at          , local time, at           for the following purposes:

1. To consider and vote on a proposal to adopt and approve the Agreement and Plan of Merger (the “merger agreement”), dated as of March 31, 2008, by and among Bentley Pharmaceuticals, Inc., Teva Pharmaceutical Industries Limited, an Israeli corporation (“Teva”), and Beryllium Merger Corporation., a Delaware corporation and a wholly owned subsidiary of Teva (“Acquisition Sub”). A copy of the merger agreement is attached as Annex A to the accompanying proxy statement. Pursuant to the terms of the merger agreement, Acquisition Sub will merge with and into Bentley (the “merger”) and each outstanding share of the Bentley common stock, par value $0.02 per share (other than shares held in treasury or owned by Teva or Acquisition Sub or any direct or indirect wholly owned subsidiary of Bentley, and shares held by stockholders who have properly demanded statutory appraisal rights, if any), will be converted into the right to receive $15.02 in cash, without interest and less any applicable withholding tax, subject to possible reduction in connection with the spin-off and pursuant to the terms of the merger agreement, as described in the accompanying proxy statement.

2. To consider and vote on any proposal to adjourn or postpone the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt and approve the merger agreement if there are insufficient votes at the time of the meeting to adopt and approve the merger agreement.

3. To consider and vote on such other business as may properly come before the special meeting or any adjournments or postponements thereof.

Our board of directors has specified          , 2008 as the record date for the purpose of determining the stockholders who are entitled to receive notice of, and to vote at, the special meeting. Only stockholders of record at the close of business on the record date are entitled to notice of and to vote at the special meeting.

After careful consideration, our board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to, and in the best interests of, Bentley and Bentley’s stockholders. Our board of directors has unanimously approved and adopted the merger agreement and the transactions contemplated by the merger agreement, including the merger.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ADOPTION AND APPROVAL OF THE MERGER AGREEMENT.

Your vote is important. Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the adoption and approval of the merger agreement. Whether or not you plan to attend the special meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope, or you may submit your proxy by telephone or the Internet by following the instructions printed on your proxy card. If you attend the special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. Your failure to vote in person at the special meeting or to submit a signed proxy card will effectively have the same effect as a vote “AGAINST” the adoption and approval of the merger agreement. Your prompt cooperation is greatly appreciated.

Stockholders of Bentley who do not vote in favor of the adoption and approval of the merger agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they submit a written demand for appraisal to Bentley before the vote is taken on the merger agreement and they comply with all requirements of Delaware law, which are summarized in the accompanying proxy statement.

The adoption and approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Bentley common stock. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares will be represented at the special meeting if you are unable to attend. If you have Internet access, we encourage you to record your vote via the Internet. If you fail to return your proxy card or fail to submit your proxy by phone or the Internet and you fail to attend the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the meeting, but will not affect the outcome of the vote regarding the adjournment proposal, if necessary. The failure of any stockholder to vote on the proposal to adopt and approve the merger agreement will have the same effect as a vote against the adoption and approval of the merger agreement. If you are a stockholder of record, voting in person at the special meeting will revoke any proxy previously submitted. If you hold your shares through a bank, broker or other custodian, you must obtain a legal proxy from such custodian in order to vote in person at the special meeting.

Please note that space limitations make it necessary to limit attendance at the special meeting to stockholders as of the record date (or their authorized representatives). If your shares are held by a bank or broker, please bring to the special meeting your statement evidencing your beneficial ownership of common stock and photo identification. The list of stockholders entitled to vote at the special meeting will be available for inspection at our principal executive offices at Bentley Park, 2 Holland Way, Exeter, New Hampshire, 03833 during ordinary business hours at least 10 days before the special meeting.

By Order of the Board of Directors,

Richard P. Lindsay
Secretary

Exeter, New Hampshire
          , 2008

SUMMARY TERM SHEET

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. Also see “Where You Can Find More Information” beginning on page 57. References to “Bentley,” the “Company,” “we,” “our” or “us” in this proxy statement refer to Bentley Pharmaceuticals, Inc. and its subsidiaries unless otherwise indicated or the context otherwise requires.

The Parties to the Merger (Page 13)

Bentley Pharmaceuticals, Inc.

Bentley, a Delaware corporation, is an international specialty pharmaceutical company, headquartered in the U.S., that is focused on the development, licensing and sales of generic and branded generic pharmaceutical products and active pharmaceutical ingredients (“API”) and the manufacturing of pharmaceuticals for others. Our pharmaceutical product sales and licensing activities are based primarily in Spain, where we have a significant commercial presence, and manufacture and market approximately 200 product presentations through three wholly-owned Spanish subsidiaries: Laboratorios Belmac, Laboratorios Davur and Laboratorios Rimafar. Our products are in four primary therapeutic areas: cardiovascular, gastrointestinal, central nervous system and infectious diseases. Although the majority of our sales of these products are currently in the Spanish market, we have recently focused on increasing sales in other European countries and other geographic regions through strategic alliances with companies in these territories. We continually add to our product portfolio in response to increasing market demand for generic and branded generic therapeutic agents and, when appropriate, divest portfolio products considered to be redundant or that have become non-strategic. We manufacture our finished dosage pharmaceutical products in our Spanish manufacturing facility which received approval from the U.S. Food and Drug Administration (“FDA”) in late 2006 for the manufacture of our first U.S. generic product.

Bentley is in the process of spinning-off CPEX Pharmaceuticals, Inc. (“CPEX”), Bentley’s drug delivery business (the “spin-off”), which consists of development, licensing and commercialization of pharmaceutical products utilizing its validated drug delivery technology. Con summation of the spin-off is a condition to the closing of the merger.

Teva Pharmaceutical Industries Limited

Teva Pharmaceutical Industries Limited, headquartered in Israel, is among the top 20 pharmaceutical companies in the world and is the world’s leading generic pharmaceutical company. Teva develops, manufactures and markets generic and innovative human pharmaceuticals and API, as well as animal health pharmaceutical products. Over 80 percent of Teva’s sales are in North America and Europe. Teva’s ADRs are publicly traded on the NASDAQ under the symbol “TEVA”.

Beryllium Merger Corporation

Beryllium Merger Corporation, a Delaware corporation (“Acquisition Sub”), is a wholly owned subsidiary of Teva. Acquisition Sub was formed exclusively for the purpose of effecting the merger.

The Merger (Page 16)

The Agreement and Plan of Merger, dated as of March 31, 2008 (the “merger agreement”), provides that Acquisition Sub will merge with and into Bentley (the “merger”). Bentley will be the surviving corporation (the “Surviving Corporation”) in the merger. In the merger, each outstanding share of Bentley common stock will be converted into the right to receive $15.02 in cash, without interest and less any applicable withholding tax, subject to possible reduction in connection with the spin-off, as described below. The consideration you receive in the merger will be in addition to any shares of CPEX common stock you may receive in connection with the spin-off. Shares held in treasury or owned by Teva or Acquisition Sub or any direct or indirect wholly owned subsidiary of Bentley, and shares held by stockholders who have properly demanded statutory appraisal rights, if any, will not be converted.

Following the merger, Bentley will no longer be a publicly traded company, and you will cease to have any ownership interest in Bentley and will not participate in any future earnings and growth of Bentley. You will not own any shares of the Surviving Corporation. However, consummation of the merger will not affect any shares of CPEX you may hold by virtue of the spin-off.

Merger Consideration and Possible Adjustment to Merger Consideration (Page 39)

The aggregate merger consideration to be paid by Teva will be $360 million, subject to possible reduction as described below. Upon completion of the merger, you will receive $15.02 in cash, subject to possible reduction in accordance with the terms of the merger agreement, and without interest, and less any required withholding taxes, for each of our common shares that you own. The consideration you receive in the merger will be in addition to any shares of CPEX common stock you may receive in connection with the spin-off. From and after the date of the merger you will no longer own any interest in Bentley; however, consummation of the merger will not affect any shares of CPEX you may hold by virtue of the spin-off. For example, if you own 100 common shares and there is no reduction to the merger consideration and no taxes are required to be withheld, you will receive $1,502 in cash in exchange for your Bentley shares.

The aggregate merger consideration is subject to reduction in the event that the value of the CPEX stock distributed to Bentley’s stockholders in the spin-off exceeds certain thresholds, as set forth below. This reduction is designed to compensate Teva for tax liabilities we may incur as a result of the spin-off and which Teva may indirectly assume as a result of the merger. In the event the value of the CPEX stock distributed to Bentley’s stockholders in the spin-off exceeds certain thresholds, the aggregate consideration to be paid by Teva for Bentley common stock and to holders of options to purchase Bentley common stock will be reduced by:

•	the product of (i) the amount, if any, by which the value of the CPEX stock distributed to Bentley’s stockholders in the spin-off exceeds $34 million, multiplied by (ii) 8.5%; and

•	the product of (i) the amount, if any, by which the value of the CPEX stock distributed to Bentley’s stockholders in the spin-off exceeds the sum of (a) $65 million, plus (b) the amount calculated under the immediately preceding bullet point, multiplied by (ii) the applicable federal income tax rate (expected to be between 34% and 35%).

The value of the CPEX stock distributed to Bentley’s stockholders in the spin-off will be determined immediately following the spin-off. In addition, following the spin-off, the exercise price and number of outstanding options to purchase Bentley common stock, and the number of outstanding restricted stock units, will be equitably adjusted to maintain their pre-spin-off intrinsic value. In order to account for this equitable adjustment to the exercise price and number of Bentley options and restricted stock units that will be made in connection with the spin-off, the per share purchase price will be recalculated prior to the special meeting in order to spread the aggregate purchase price across (i) all shares of Bentley common stock and restricted stock units then outstanding and (ii) all options to purchase Bentley common stock with an exercise price less than the price per share to be paid in the merger. Bentley will announce the final per share merger consideration (the “merger consideration”), reflecting these potential adjustments relating to the spin-off, at least 14 days prior to the special meeting. See “The Merger Agreement — Aggregate Purchase Price; Merger Consideration; Adjustments” for a detailed discussion of the potential adjustments to the merger consideration.

The Spin-Off (Page 16)

Prior to the merger, Bentley will spin-off to its stockholders all of the shares of common stock of CPEX, its subsidiary, containing all of the assets and liabilities of Bentley’s drug delivery business. The consummation of the spin-off is dependant on the occurrence of certain conditions, and pursuant to the merger agreement Bentley is required to use reasonable best efforts to effect the spin-off. The CPEX shares will be distributed to Bentley’s stockholders on the basis of one share of CPEX common stock for every ten shares of Bentley common stock outstanding. In the event that the spin-off does not occur, Teva will not be required to consummate the merger, and in such case, Bentley will have to pay Teva a fee, as described below. While consummation of the spin-off is a condition to the merger, consummation of the merger is not a condition to the spin-off.

Bentley stockholder approval is not needed for, and you are not being asked for a proxy in relation to, the proposed spin-off of the drug delivery business of Bentley. Bentley’s stockholders should read carefully the registration statement on Form 10 and the accompanying Information Statement that was originally filed with the SEC by CPEX on

December 21, 2007 and amended on April 11, 2008, and any subsequent amendments to it (the “CPEX Form 10”), which describe CPEX and the spin-off in greater detail. Holders of Bentley common stock on the record date of the spin-off will receive the final CPEX Information Statement.

In addition, Bentley’s stockholders are urged to read carefully the Bentley pro forma financial information that will be filed with the SEC by Bentley in a Form 8-K at least 10 days prior to the special meeting and will give effect to the spin-off of the drug delivery business.

The Special Meeting (Page 14)

Date, Time and Place.  The special meeting will be held on          , 2008 at           , local time, at           .

Purpose.  You will be asked to consider and vote upon (1) the adoption and approval of the merger agreement, pursuant to which Acquisition Sub will merge with and into Bentley, (2) the adjournment or postponement of the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt and approve the merger agreement if there are insufficient votes at the time of the meeting to adopt and approve the merger agreement and (3) such other business as may properly come before the special meeting or any adjournments or postponements thereof.

Record Date and Quorum.  You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on           , 2008, the record date for the special meeting. You will have one vote for each share of our common stock that you owned on the record date. As of the record date, there were           shares of our common stock issued and outstanding and entitled to vote. A majority of our common stock issued, outstanding and entitled to vote at the special meeting constitutes a quorum for the purpose of considering the proposals.

Vote Required.  The adoption and approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of our common stock. Approval of any proposal to adjourn or postpone the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter.

Voting Agreement; Common Stock Ownership of Directors and Executive Officers.  As of the record date, the directors and executive officers of Bentley held in the aggregate approximately     % of the shares of our common stock entitled to vote at the special meeting. Each of our directors and executive officers has advised us that he or she plans to vote all of his or her shares “FOR” the adoption and approval of the merger agreement. Additionally, Mr. James Murphy, our Chairman and Chief Executive Officer, Mr. Michael McGovern, our Vice Chairman, and his wife, Mrs. Elizabeth McGovern, who currently hold an aggregate of approximately 13.8% of the outstanding shares of Bentley common stock, have entered into a voting agreement with Teva whereby they have agreed to vote their shares in favor of the merger agreement and the merger.

Voting and Proxies.  Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, the Internet, by returning the enclosed proxy card by mail, or by voting in person by appearing at the special meeting. If your shares of our common stock are held in “street name” by your broker, you should instruct your broker on how to vote such shares of common stock using the instructions provided by your broker. If you do not provide your broker with instructions, your shares of our common stock will not be voted, which will have the same effect as a vote “AGAINST” the adoption and approval of the merger agreement. The persons named in the accompanying proxy will also have discretionary authority to vote on any adjournments or postponements of the special meeting.

Revocability of Proxy.  Any stockholder of record who executes and returns a proxy card (or submits a proxy via telephone or the Internet) may revoke the proxy at any time before it is voted at the special meeting in any one of the following ways:

•	if you hold your shares in your name as a stockholder of record, by notifying our Secretary, Richard Lindsay, at Bentley Park, 2 Holland Way, Exeter, New Hampshire, 03833;

•	by attending the special meeting and voting in person (your attendance at the special meeting will not, by itself, revoke your proxy; you must vote in person at the special meeting);

•	by submitting a later-dated proxy card;

•	if you voted by telephone or the Internet, by voting a second time by telephone or Internet; or

•	if you have instructed a broker, bank or other nominee to vote your shares of our common stock, by following the directions received from your broker, bank or other nominee to change those instructions.

Treatment of Options and Restricted Stock Units (Page 41)

Options.  At the effective time of the merger, all outstanding options to acquire our common stock (whether vested or unvested) will become fully vested and will be cancelled and converted into the right to receive a cash payment in an amount equal to the excess, if any, of $15.02, subject to possible reduction in connection with the spin-off and pursuant to the terms of the merger agreement, over the exercise price per share of any such option, multiplied by the number of Bentley common shares for which such option is exercisable immediately prior to the effective time of the merger, less any applicable withholding taxes.

Restricted Stock Units.  At the effective time of the merger, all issued and outstanding restricted stock units will become fully vested and will be cancelled and converted into the right to receive a cash payment equal to the number of restricted stock units multiplied by $15.02, subject to possible reduction in connection with the spin-off and pursuant to the terms of the merger agreement, less any applicable withholding taxes.

Recommendation of Our Board of Directors

The board of directors (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, Bentley and its stockholders, (ii) approved the merger agreement and the transactions contemplated thereby and (iii) resolved to recommend that the stockholders adopt and approve the merger agreement and the transactions contemplated thereby and directed that such matter be submitted for consideration of the stockholders of Bentley at the special meeting. The board of directors unanimously recommends that our stockholders vote “FOR” the adoption and approval of the merger agreement and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

Interests of the Company’s Directors and Executive Officers in the Merger (Page 31)

In considering the recommendation of the board of directors, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as a stockholder, and that may present actual or potential conflicts of interest. Such interests include (i) severance payments and benefits payable to executive officers upon termination of employment under a qualifying termination of employment pursuant to employment or letter agreements, (ii) the accelerated vesting of certain equity awards for certain directors and officers and (iii) rights to continued indemnification and insurance coverage after the merger for acts or omissions occurring prior to the merger.

Opinion of Deutsche Bank Securities Inc. (Page 27)

The board of directors received an opinion from Deutsche Bank Securities Inc. (“Deutsche Bank”), to the effect that, as of March 29, 2008, based upon and subject to the assumptions made, matters considered and limits of review set forth therein, the merger consideration of $15.02 in cash per share, unadjusted, to be received by the holders of the outstanding shares of Bentley common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. For purposes of Deutsche Bank’s opinion summarized here and elsewhere in this proxy, all references to Bentley mean the entity following the spin-off of Bentley’s drug delivery business. A copy of Deutsche Bank’s opinion, dated March 29, 2008, is attached as Annex B to this proxy statement. We encourage you to read carefully the opinion in its entirety and the section entitled “The Merger — Opinion of Deutsche Bank” beginning on page 27 for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. The opinion of Deutsche Bank was provided to Bentley’s board of directors in connection with its evaluation of the merger, and does not address any other aspect of the merger and does not constitute a recommendation as to how any shareholder should vote on any matter at the special meeting.

Regulatory Approvals (Page 38)

The merger is subject to, and the parties’ obligations to complete the merger are conditioned on, approval by governmental authorities in Germany under the antitrust/competition laws of such jurisdiction. The competition filing required in Germany was made by Teva on April 24, 2008.

Material U.S. Federal Income Tax Consequences (Page 36)

If you are a U.S. holder, your receipt of cash for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and you will generally recognize gain or loss in an amount equal to the difference between the amount of cash you receive with respect to such shares and your adjusted tax basis in such shares. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash pursuant to the merger. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the effective time of the merger, the shares were held for more than one year.

If you are a non-U.S. holder, your receipt of cash in exchange for shares of our common stock pursuant to the merger generally will be exempt from U.S. federal income tax, subject to certain exceptions. See “The Merger — Material U.S. Federal Income Tax Consequences”.

You should consult your tax advisor as to the particular tax consequences of the merger to you, including the tax consequences under state, local, foreign and other tax laws. See “The Merger — Material U.S. Federal Income Tax Consequences”.

Conditions to the Merger (Page 46)

Conditions to Each Party’s Obligations.  Each party’s obligation to complete the merger is subject to the satisfaction or waiver, at or prior to the effective time of the merger, of the following conditions:

•	the merger agreement must have been adopted by the affirmative vote of a majority of the outstanding shares of our common stock;

•	the spin-off must have been completed;

•	no governmental authority shall have enacted, issued, promulgated, enforced or entered any law or order which is in effect and has the effect of making the merger illegal or otherwise prohibiting the consummation of the merger; and

•	all consents required under any applicable antitrust laws shall have been obtained and any applicable waiting period thereunder shall have expired or been terminated.

Conditions to Teva’s and Acquisition Sub’s Obligations.  The obligation of Teva and Acquisition Sub to complete the merger is subject to the satisfaction or waiver, at or prior to the effective time of the merger, of the following additional conditions:

•	our representations and warranties must be true and correct, subject to certain materiality thresholds;

•	we must have performed in all material respects all obligations required to be performed by us under the merger agreement at or prior to the closing date;

•	since the date of the merger agreement, there must not have been any event that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Bentley; and

•	we must deliver to Teva and Acquisition Sub at closing a certificate with respect to the satisfaction of the foregoing three conditions.

Conditions to Bentley’s Obligations.  Our obligation to complete the merger is subject to the satisfaction or waiver of the following further conditions:

•	the representations and warranties made by Teva and Acquisition Sub must be true and correct, subject to certain materiality thresholds;

•	Teva and Acquisition Sub must have performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the closing date; and

•	Teva must deliver to us at closing a certificate with respect to the satisfaction of the foregoing two conditions.

Restrictions on Recommendation Withdrawal (Page 49)

The merger agreement generally restricts the ability of our board of directors to withdraw its recommendation that Bentley stockholders adopt and approve the merger agreement. However, if our board of directors determines in good faith (after consultation with its outside counsel and financial advisors) that the failure to withdraw this recommendation would be inconsistent with its fiduciary duties under applicable law, then our board of directors may withdraw this recommendation.

No Solicitation of Other Offers (Page 47)

The merger agreement restricts our ability to solicit or engage in discussions or negotiations with third parties regarding specified transactions involving the Company. Notwithstanding these restrictions, under certain limited circumstances required for our board of directors to comply with its fiduciary duties, our board of directors may respond to an unsolicited written bona fide proposal for a superior proposal, terminate the merger agreement and enter into an agreement with respect to a superior proposal, subject to compliance with the terms of the merger agreement, including, in certain circumstances, the payment of a termination fee of $13 million to Teva.

Termination of the Merger Agreement (Page 49)

The merger agreement may be terminated at any time prior to the consummation of the merger, whether before or after stockholder approval has been obtained:

•	by mutual written consent of Bentley and Teva;

•	by either Bentley or Teva if:

•	there is any final and non-appealable action that restrains, enjoins or otherwise prohibits any of the transactions contemplated by the merger agreement;

•	the merger is not completed on or before October 1, 2008; provided that the party seeking to terminate is not in material breach of any of its covenants or agreements contained in the merger agreement; or

•	our stockholders do not adopt and approve the merger agreement at the special meeting or any adjournment or postponement thereof.

•	by Bentley, if:

•	Teva breached any of its representations, warranties, covenants or other agreements under the merger agreement in a manner that would result in the failure of certain conditions to closing to be satisfied, and where that breach cannot be cured on or before October 1, 2008 and within 30 days following written notice to Teva; or

•	prior to receipt of the requisite stockholder approval, in order to enter into an agreement with respect to a competing proposal.

•	by Teva, if:

•	we have breached any of our representations, warranties, covenants or other agreements under the merger agreement in a manner that would result in the failure of certain conditions to closing to be satisfied, and where that breach cannot be cured on or before October 1, 2008 and within 30 days following written notice to us; or

•	prior to the special meeting, a change of the recommendation of our board of directors has occurred;

•	we fail under certain circumstances to expressly reaffirm the recommendation of our board of directors that our stockholders adopt and approve the merger agreement;

•	we have materially breached any of our obligations under the no solicitation provisions of the merger agreement; or

•	we have failed to use our reasonable best efforts to complete the spin-off.

Termination Fees (Page 50)

In connection with the termination of the merger agreement in certain circumstances involving a competing proposal by a third party, a change in our board of directors’ recommendation of the merger to Bentley’s stockholders, or our failure to either receive the stockholder approval in connection with this proxy statement or complete the spin-off in certain circumstances, we may be required to pay Teva a termination fee of $13 million.

We have agreed to reimburse Teva’s costs and expenses incurred in connection with the merger agreement, in the amount of $2 million, if the merger agreement is terminated due to failure of our stockholders to approve the transaction, due to our failure to complete the spin-off in certain circumstances, or if the merger agreement is terminated for failure to consummate the merger prior to October 1, 2008 and prior to the special meeting a third party had publicly disclosed a competing proposal. Any amounts paid as expense reimbursement will offset any termination fee that may become payable.

Dissenters’ Rights of Appraisal (Page 54)

Under Delaware law, holders of our common stock who do not vote in favor of adopting and approving the merger agreement will have the right to seek appraisal of the fair value of their shares of our common stock as determined by the Delaware Court of Chancery if the merger is completed, but only if they comply with all requirements of Delaware law (including Section 262 of the DGCL, the text of which can be found in Annex C of this proxy statement), which are summarized in this proxy statement. This appraisal amount could be more than, the same as or less than the merger consideration. Any holder of our common stock intending to exercise such holder’s appraisal rights, among other things, must submit a written demand for an appraisal to us prior to the vote on the adoption and approval of the merger agreement and must not vote or otherwise submit a proxy in favor of adoption and approval of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights.

Market Price of Common Stock (Page 52)

The closing sale price of the our common stock on the New York Stock Exchange (the “NYSE”) on October 22, 2007, the last trading day prior to the preliminary announcement of the spin-off plan and exploration of strategic alternatives with respect to the generic drug division, was $12.63. The closing sale price of our common stock on the NYSE on March 28, 2008, the last trading day prior to the announcement of the merger, was $13.74. On April 24, 2008, the last trading day before the date of this proxy statement, our common shares closed at $15.43 per share.

Note that the sale prices above reflect the consolidated operations of Bentley, including the drug delivery business being spun-off to Bentley’s stockholders pursuant to the spin-off. Bentley stockholders will receive for their Bentley shares the merger consideration being paid pursuant to the merger agreement and, if they are record holders at the time of the spin-off, CPEX shares.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a Bentley stockholder. Please refer to the “Summary Term Sheet” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully. Also see “Where You Can Find More Information” beginning on page 57.

Q.	What is the proposed transaction?

A.	The proposed transaction is the acquisition of Bentley by Teva following the spin-off by Bentley of its drug delivery business. If the merger agreement is adopted by the stockholders and other closing conditions under the merger agreement are satisfied or waived, Acquisition Sub, a wholly owned subsidiary of Teva, will merge with and into Bentley. Bentley will be the Surviving Corporation and become a wholly owned subsidiary of Teva.

Q.	What will I receive in the merger?

A.	Upon completion of the merger, you will be entitled to receive $15.02, as may be adjusted, in cash, without interest and less any applicable withholding tax, for each share of our common stock that you own, unless you have exercised your appraisal rights with respect to the merger. For example, if you own 100 shares of our common stock, you will receive $1,502, as may be adjusted, in cash in exchange for your shares of our common stock, less any applicable withholding tax. The actual amount of merger consideration payable to you may be less than $15.02 per share, depending on whether the merger consideration is reduced pursuant to the terms of the merger agreement. There are two possible adjustments to the merger consideration relating to the spin-off, one relating to certain potential tax liabilities Bentley may incur (and Teva may indirectly assume) in connection with the spin-off and one relating to adjustments made to Bentley options and restricted stock units in connection with the spin-off, each as described in greater detail below. The final per share purchase price, reflecting potential adjustments relating to the spin-off, will be announced by Bentley at least 14 days prior to the special meeting. The merger consideration that you receive will be in addition to any shares of CPEX common stock you may receive in connection with the spin-off.

You will not own any shares in the Surviving Corporation. However, holders of Bentley shares as of the record date for the spin-off will receive shares of CPEX common stock.

Q.	When and where is the special meeting?

A.	The special meeting of stockholders of Bentley will be held on , 2008, at , local time, at .

Q.	What will happen at the special meeting?

A.	At the Bentley special meeting, Bentley stockholders will vote on a proposal to adopt and approve the merger agreement and on a proposal to approve adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement. We cannot complete the merger unless, among other things, Bentley’s stockholders vote to adopt and approve the merger agreement.

Q.	What vote is required for Bentley’s stockholders to adopt and approve the merger agreement?

A.	An affirmative vote of a majority of the outstanding shares of our common stock is required to adopt and approve the merger agreement.

Q.	What vote of our stockholders is required to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies?

A.	The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the outstanding shares of our common stock present or represented by proxy at the special meeting and entitled to vote on the matter.

Q.	How does Bentley’s board of directors recommend that I vote?

A.	The board of directors, after careful consideration of a variety of factors including the unanimous recommendation of a special committee of the board of directors, unanimously recommends that you vote “FOR” the proposal to adopt and approve the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt and approve the merger agreement. You should read “The Merger — Reasons for the Merger; Recommendation of the Board of Directors” for a discussion of the factors that the special committee and the board of directors considered in deciding to recommend the adoption and approval of the merger agreement.

Q.	What effects will the proposed merger have on Bentley?

A.	As a result of the proposed merger, Bentley will cease to be a publicly-traded company and will be wholly owned by Teva. You will no longer have any interest in our future earnings or growth; however, consummation of the merger will not affect the shares of CPEX you may receive pursuant to the spin-off. Following consummation of the merger, the registration of our common stock and our reporting obligations with respect to our common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated upon application to the Securities and Exchange Commission (the “SEC”). In addition, upon completion of the proposed merger, shares of our common stock will no longer be listed on any stock exchange or quotation system, including the NYSE.

Q.	What happens if the merger is not consummated?

A.	If the merger agreement is not adopted by stockholders or if the merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the merger. Instead, Bentley will remain an independent public company and our common stock will continue to be listed and traded on the NYSE. Under specified circumstances, Bentley may be required to pay Teva a termination fee or reimburse Teva for its costs and expenses as described under the caption “The Merger Agreement — Termination Fees and Expenses.” Consummation of the merger is not a condition to the consummation of the spin-off.

Q.	What do I need to do now?

A.	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, if you hold your shares in your own name as the stockholder of record, please vote your shares by completing, signing, dating and returning the enclosed proxy card; using the telephone number printed on your proxy card; or using the Internet voting instructions printed on your proxy card. If you have Internet access, we encourage you to record your vote via the Internet. You can also attend the special meeting and vote. If you hold your shares in “street name,” follow the procedures provided by your broker, bank or other nominee.

Q.	How do I vote?

A.	You may vote by:

• signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope;

• calling 1-800-PROXIES(1-800-776-9437) from any touch-tone telephone and following the instructions; or

• following the instructions at www.voteproxy.com.

You may vote at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

Please detach along the perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt and approve the merger agreement and “FOR” the adjournment proposal.

Q.	How can I change or revoke my vote?

A.	Any proxy given pursuant to this solicitation may be revoked any time prior to the exercise of the powers conferred thereby by notice in writing to Richard P. Lindsay, our Secretary, at Bentley Park, 2 Holland Way, Exeter, New Hampshire 03833, by execution and delivery of a written revocation or a duly executed proxy of a later date or by voting in person at the special meeting.

Q.	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A.	Your broker, bank or other nominee will only be permitted to vote your shares if you instruct your broker, bank or other nominee how to vote. You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your shares. If you do not instruct your broker, bank or other nominee to vote your shares, your shares will not be voted and the effect will be the same as a vote “AGAINST” the adoption and approval of the merger agreement, but will not have an effect on the proposal to adjourn the special meeting.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you also hold shares directly as a record holder in “street name,” or otherwise through a nominee, you may receive more than one proxy and/or set of voting instructions relating to the special meeting. These should each be voted and/or returned separately as described elsewhere in this proxy statement in order to ensure that all of your shares are voted.

Q.	What happens if I sell my shares before the special meeting?

A.	The record date of the special meeting is earlier than the special meeting and the date that the merger is expected to be completed. If you transfer your shares of common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive $15.02 per share, as may be adjusted, in cash to be received by our stockholders in the merger. In order to receive the $15.02, per share, as may be adjusted, you must hold your shares through completion of the merger.

Q.	What are the tax consequences of the merger?

A.	The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. In general, for U.S. federal income tax purposes, a U.S. holder will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the holder’s adjusted tax basis in such shares. If you are a non-U.S. holder, your receipt of cash for shares of our common stock pursuant to the merger generally will be exempt from U.S. federal income tax, subject to certain exceptions. See “The Merger — Material U.S. Federal Income Tax Consequences” beginning on page 36 for a more detailed explanation of the tax consequences of the merger.

Q.	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares?

A.	Yes. As a holder of our common stock, you are entitled to appraisal rights under Delaware law in connection with the merger if you meet certain conditions. See “Dissenters’ Rights of Appraisal” beginning on page 54.

Q:	Should I send in my stock certificates now?

A.	No. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY.

Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the paying agent in order to receive the merger consideration in respect of your shares of our common stock. You should use the letter of transmittal to exchange your stock certificates for the merger consideration which you are entitled to receive as a result of the merger.

Q.	When is the merger expected to be completed?

A.	We are working toward completing the merger as quickly as possible, and we anticipate that it will be completed in the third quarter of 2008. However, the exact timing of the completion of the merger cannot be predicted. In order to complete the merger, we must obtain stockholder approval and the other closing conditions under the merger agreement must be satisfied or waived. See “The Merger Agreement — Effective Time “and “The Merger Agreement — Conditions to the Merger” beginning on pages 39 and 46, respectively.

Q.	What is the spin-off transaction being contemplated by Bentley?

A.	Prior to the merger, Bentley will spin-off to its stockholders its drug delivery division, CPEX. CPEX shares will be distributed to Bentley’s stockholders on the basis of one share of CPEX common stock for every ten shares of Bentley common stock owned. Bentley stockholder approval is not needed for, and you are not being asked for a proxy in relation to, the spin-off. While consummation of the spin-off is a condition to the merger, consummation of the merger is not a condition to the spin-off.

Q.	Will a proxy solicitor be used and who will bear the cost of this solicitation?

A.	We have engaged The Proxy Advisory Group, LLC, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements. The services fee and the reimbursement amount are not expected to exceed $20,000 in the aggregate.

Q.	Who can help answer my other questions?

A.	If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of our common stock, or need additional copies of the proxy statement or the enclosed proxy card, please call Richard P. Lindsay, our Secretary, at (603) 658-6100, or The Proxy Advisor Group, our proxy solicitor, at (212) 616-2180.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, include forward-looking statements (as that term is defined under Section 21E of the Securities Exchange Act of 1934) based on estimates and assumptions. There are forward-looking statements throughout this proxy statement, including, without limitation, under the headings “Summary Term Sheet,” “Questions and Answers about the Special Meeting and the Merger,” “The Merger,” “Opinion of Financial Advisor,” “Regulatory Approvals,” and in statements containing words such as “believes,” “estimates,” “anticipates,” “continues,” “contemplates,” “expects,” “may,” “will,” “could,” “should” or “would” or other similar words or phrases. These statements, which are based on information currently available to us, are not guarantees of future performance and may involve risks and uncertainties that could cause our actual growth, results of operations, performance and business prospects, and opportunities to materially differ from those expressed in, or implied by, these statements. These forward-looking statements speak only as of the date on which the statements were made and we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statement included in this proxy statement or elsewhere. In addition to other factors and matters contained or incorporated in this document, these statements are subject to risks, uncertainties, and other factors, including, among others:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceedings that have been or may be instituted against Bentley and others relating or unrelated to the merger agreement;

•	the inability to complete the merger due to the failure to obtain stockholder approval, failure to complete the spin-off, or the failure to satisfy other conditions to consummation of the merger;

•	the failure of the merger to close for any other reason;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	the effect of the announcement of the merger on business relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	adverse developments in general business, economic, regulatory and political conditions or any outbreak or escalation of hostilities on a national, regional or international basis;

•	our failure to comply with regulations and any changes in regulations, including, without limitation, changes in third-party reimbursement and government mandates that impact pharmaceutical pricing;

•	our failure of obtain marketing authorizations to sell our products;

•	fluctuations in the generic drug business;

•	the loss of any of our senior management;

•	the outcome of the spin-off and any liabilities related to the Separation Agreement, Transition Services Agreement, Employee Matters Agreement or the Tax Sharing Agreement, each to be entered into by Bentley and CPEX in connection with the spin-off; and

•	other uncertainties detailed under “Risk Factors” in Bentley’s 2007 Annual Report on Form 10-K and its other subsequent periodic reports filed with the SEC.

In addition, for a more detailed discussion of these risks and uncertainties and other factors, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which was filed with the SEC on March 17, 2008, and the CPEX Form 10. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained or incorporated by reference herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE PARTIES TO THE MERGER
Bentley
Bentley Pharmaceuticals, Inc.
Bentley Park
2 Holland Way
Exeter, NH 03833

Bentley Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on advanced drug delivery technologies and generic pharmaceutical products. Bentley manufactures and markets a growing portfolio of generic and branded generic pharmaceuticals in Europe for the treatment of cardiovascular, gastrointestinal, infectious and central nervous system diseases through its subsidiaries, Laboratorios Belmac, Laboratorios Davur, Laboratorios Rimafar and Bentley Pharmaceuticals Ireland. Bentley also manufactures and markets active pharmaceutical ingredients through its subsidiary, Bentley API. Bentley’s proprietary drug delivery division, which is expected to be spun-off as announced by the board of directors on October 23, 2007, develops technologies that enhance the absorption of pharmaceutical compounds across various membranes. The spin-off will occur prior to the effective time of the merger.

For more information about Bentley, please visit our website at www.bentleypharm.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated herein by reference. See also “Where You Can Find More Information” beginning on page 57. Bentley common stock is publicly traded on the NYSE under the symbol “BNT”.

Teva
Teva Pharmaceutical Industries Limited
5 Basel Street
Petach Tikva, 49131, Israel

Teva Pharmaceutical Industries Limited, headquartered in Israel, is among the top 20 pharmaceutical companies in the world and is the world’s leading generic pharmaceutical company. Teva develops, manufactures and markets generic and innovative human pharmaceuticals and active pharmaceutical ingredients, as well as animal health pharmaceutical products. Over 80 percent of Teva’s sales are in North America and Europe. Teva’s ADRs are publicly traded on the NASDAQ under the symbol “TEVA”.

Acquisition Sub
Beryllium Merger Corporation
5 Basel Street
Petach Tikva, 49131, Israel

Beryllium Merger Corporation, a Delaware corporation, is a wholly owned subsidiary of Teva and was formed exclusively for the purpose of effecting the merger.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on          , 2008, starting at           local time, at          , or at any postponement or adjournment thereof. The purpose of the special meeting is for our stockholders to consider and vote upon adoption and approval of the merger agreement (and to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies). Our stockholders must adopt and approve the merger agreement in order for the merger to occur. If our stockholders fail to adopt and approve the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about          , 2008.

Record Date and Quorum

We have fixed the close of business on          , 2008 as the record date for the special meeting, and only holders of record of our common stock on the record date are entitled to vote at the special meeting. On the record date, there were           shares of our common stock outstanding and entitled to vote. Each share of our common stock entitles its holder to one vote on all matters properly coming before the special meeting.

A majority of the shares of our common stock issued, outstanding and entitled to vote at the special meeting constitutes a quorum for the purpose of considering the proposals. Shares of our common stock represented at the special meeting but not voted, including shares of our common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Vote Required for Approval

Adoption and approval of the merger agreement requires the affirmative vote of a majority of the shares of our common stock outstanding and entitled to vote as of the record date. For the proposal to adopt and approve the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast or shares voting on the proposal to adopt and approve the merger agreement, but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as a vote “AGAINST” the adoption and approval of the merger agreement.

Under the rules of the NYSE, brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approving non-routine matters such as the adoption and approval of the merger agreement and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” These “broker non-votes” will be counted for purposes of determining a quorum, but will have the same effect as a vote “AGAINST” the adoption and approval of the merger agreement.

As of          , 2008, the record date, the directors and executive officers of Bentley held and are entitled to vote, in the aggregate,           shares of our common stock, representing     % of the outstanding common stock. The directors and executive officers have informed Bentley that they currently intend to vote all of their shares of common stock “FOR” the adoption and approval of the merger agreement. In addition, Mr. James Murphy, Bentley’s Chairman and Chief Executive Officer, Mr. Michael McGovern, Bentley’s Vice Chairman, and his wife, Mrs. Elizabeth McGovern, who currently hold an aggregate of approximately 13.8% of the outstanding Bentley shares of common stock, have entered into a voting agreement with Teva and Acquisition Sub whereby they have agreed to vote their shares in favor of the transaction.

Proxies and Revocation

If you submit a proxy by telephone or the Internet or by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption and approval of the merger agreement and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote.

If your shares of common stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. If you do not instruct your broker to vote your shares, it has the same effect as a vote against adoption and approval of the merger agreement.

Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. You have the right to change or revoke your proxy at any time before the vote taken at the special meeting: by notice in writing to Richard P. Lindsay, our Secretary, at Bentley Park, 2 Holland Way, Exeter, New Hampshire 03833, by execution and delivery of a written revocation or a duly executed proxy of a later date or by voting in person at the meeting.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice (if the adjournment is not for more than 30 days and a new record date is not fixed for the adjourned meeting), other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Whether or not a quorum exists, holders of a majority of our common stock present in person or represented by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting. Any signed proxies received by Bentley in which no voting instructions are provided on such matter will be voted “FOR” an adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow Bentley’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Rights of Stockholders Who Object to the Merger

Stockholders are entitled to statutory appraisal rights under Delaware law in connection with the merger. This means that you are entitled to have the value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the merger agreement and you must not vote in favor of the adoption and approval of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “Dissenters’ Rights of Appraisal” beginning on page 54 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex C.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call Richard P. Lindsay, our Secretary, at (603) 658-6100 or the Proxy Advisor Group, our proxy solicitor, at (212) 616-2180.

Availability of Documents

Our list of stockholders entitled to vote at the special meeting will be available for inspection at our principal executive offices at least 10 days before the special meeting.

THE SPIN-OFF

Prior to consummation of the merger, Bentley will distribute to its stockholders all of the common stock of CPEX, which will contain all of the assets and liabilities of Bentley’s drug delivery business. The CPEX common stock will be distributed to Bentley’s stockholders on the basis of one share of CPEX common stock for every 10 shares of Bentley common stock outstanding. As a result, a Bentley stockholder will receive one share of CPEX common stock for every 10 shares of Bentley common stock held by such stockholder, as more fully described in the CPEX Form 10. Holders of Bentley common stock on the record date of the spin-off, as described in the CPEX Form 10, will also receive the final CPEX Information Statement. While consummation of the spin-off is a condition to the merger, consummation of the merger is not a condition to the spin-off.

The spin-off is conditioned on the following:

•	the SEC shall have declared effective the CPEX Form 10, under the Exchange Act, and no stop order relating to the CPEX Form 10 shall be in effect;

•	all permits, registrations and consents required under the securities or blue sky laws of states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the spin-off shall have been received;

•	the board of directors of Bentley and CPEX shall have received an opinion from Duff & Phelps LLC to the effect that CPEX and Bentley each will be solvent and adequately capitalized immediately after the spin-off and that Bentley has sufficient surplus under Delaware law to declare the dividend of CPEX common stock;

•	all material government approvals and other consents necessary to consummate the spin-off shall have been received; and

•	no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the spin-off or any of the transactions related thereto, including the transfers of assets and liabilities contemplated by the Separation and Distribution Agreement to be entered into between Bentley and CPEX in connection with the spin-off, shall be in effect.

Bentley’s stockholders are urged to read carefully the CPEX Form 10, which describes CPEX and the spin-off in greater detail. Bentley’s stockholders are also urged to read carefully the Bentley pro forma financial information that will give effect to the spin-off of the drug delivery business which will be filed with the SEC by Bentley in a Form 8-K at least 10 days prior to the special meeting.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Background of the Merger

Our board of directors and management regularly evaluate our businesses and operations, and in furtherance thereof periodically review and assess strategic alternatives to enhance value to our stockholders. As part of these reviews, management and the board of directors on various occasions have received advice from Deutsche Bank, one of Bentley’s financial advisors. Throughout late calendar-2006, at the request of management, Deutsche Bank and Skadden, Arps, Slate, Meagher and Flom LLP (“Skadden”) reviewed with management various strategic alternatives. On December 6, 2006, the board of directors met in New York with representatives of Deutsche Bank and Skadden to discuss the various opportunities available to Bentley, including maintaining the status quo, merging with a strategic partner, the sale of the specialty generics business or the drug delivery business, a taxable or tax-free spin-off of the specialty generics business or the drug delivery business, and various financing transactions. Skadden was engaged on January 4, 2007 to provide legal advisory services to Bentley in connection with evaluating various strategic alternatives.

On May 23, 2007, our board of directors approved the formation of a special committee comprised of independent and disinterested directors to assist in the review, evaluation and negotiation of strategic alternatives for the drug delivery and specialty generics divisions of Bentley. The special committee was also authorized to retain financial and legal advisors. Messrs. John Spiegel, Miguel Fernandez, Ross Johnson and Edward Robinson were appointed to serve on the special committee, with Mr. Spiegel serving as chairman. The special committee officially engaged Deutsche Bank on June 1, 2007 to provide financial advisory services in connection with the board of directors’ strategic alternatives review.

In June 2007, Deutsche Bank and Skadden began a due diligence process in connection with the preparation of a confidential information memorandum for use in a potential sale process. During this process, Skadden, Deutsche Bank and Bentley reviewed certain existing contractual relationships with Teva, including a right of first refusal of Teva to purchase a subsidiary of Bentley and its potential impact on the sale process. In late June 2007, Deutsche Bank had begun making preliminary, initial inquiries to certain parties that Deutsche Bank, in its judgment, viewed as potential acquirors (based on such parties’ experience with Bentley’s industry sectors and, among other things, the perceived financial ability of such parties to complete a potential acquisition of one or both of Bentley’s divisions) to determine their interest in a potential acquisition of Bentley’s specialty generics business. At the direction of management, Deutsche Bank stopped contacting potential interested parties in early July 2007.

On July 10, 2007, the special committee, joined by the remainder of the board of directors, as well as representatives from Bentley’s management team, Deutsche Bank and Skadden, met to discuss the next steps in the strategic alternatives review process. Management then provided an update on the forecasts for the specialty generics business. At the meeting, among other matters, Deutsche Bank and Skadden updated the special committee and the board of directors on the strategic alternatives process and timeline, as well as the responses received from potential acquirors who had been previously contacted. The board of directors and the special committee, in consultation with management, also decided to seek to amend or terminate the existing contractual relationships with Teva (including Teva’s right of first refusal described above), in light of the fact that the current business relationship between Teva and Bentley was significantly less material than what had been anticipated when those contracts had been originally negotiated. This process continued over the remainder of the summer. Bentley and Deutsche Bank also used that time to prepare the specialty generics business for a potential sale and to consider and analyze separation alternatives for the drug delivery business of Bentley.

On August 20-21, 2007, the board of directors and a representative of Edwards Angell Palmer & Dodge LLP (Bentley’s usual outside counsel, referred to in this proxy statement as “EAPD”) met for a regularly scheduled board meeting. Representatives from Skadden and Deutsche Bank joined the meeting by telephone. At that meeting, representatives of Deutsche Bank presented various materials on the separation of the specialty generics business and the drug delivery business. Deutsche Bank discussed the rationale for splitting up the two distinct businesses, as well as the issues that were associated with that process. In particular, Deutsche Bank highlighted that the break-up of Bentley into two separate companies could unlock the value of each independent business, alleviating investor confusion and addressing concerns of various investors that the Company’s stock was undervalued. Deutsche Bank also noted that a spin-off of the drug delivery business could facilitate a more tax efficient sale of the generics business. In highlighting some of the issues of such a separation, Deutsche Bank listed financing difficulties, near-term trading dislocation, and increased costs of two publicly traded entities.

On October 22, 2007, Teva and Bentley entered into certain new license and supply agreements, terminating their previous agreements (including Teva’s right of first refusal described above).

On October 22, 2007, the board of directors met by telephone conference. After discussing, among other matters, the status of the Teva agreements, the forecasts of the specialty generics business, and the strategic process and timeline generally, the board of directors concluded that separating Bentley’s drug delivery and generics businesses would likely create greater stockholder value than the existing Company structure. The board of directors also resolved to pursue a taxable spin-off, rather than a tax free spin-off, in order to ensure flexibility for exploring strategic alternatives with respect to the specialty generics business. The board of directors, with the assistance of Deutsche Bank, determined that an auction process would be the most effective way to explore strategic opportunities and maximize stockholder value for the specialty generics division.

On October 23, 2007, Bentley announced that the board of directors had been conducting a strategic review of the Company, and had unanimously approved efforts to develop a plan to separate its drug delivery business from Bentley in a transaction that would result in two independent and focused public companies. The board of directors also announced its intention to continue to explore strategic alternatives with respect to Bentley’s specialty generics business.

Deutsche Bank re-commenced the process of contacting and sending introductory information packages and confidentiality agreements to potential bidders on October 25, 2007. Between late October and mid-November 2007, Deutsche Bank contacted 117 parties, and circulated 85 introductory packages to potential acquirers of the business. Commencing on November 19, 2007, interested parties that executed a confidentiality agreement were provided with a confidential information memorandum containing information about the specialty generics business and a bid process letter setting forth the procedures for the submission of initial proposals for the acquisition of all of the outstanding capital stock of Bentley (assuming the spin-off of the drug delivery business was completed prior to the acquisition). The bid letter provided that all initial proposals had to be submitted in writing no later than December 12, 2007. Throughout October and November of 2007, Bentley entered into confidentiality agreements with 35 potential purchasers, and in December 2007 Bentley entered into the 36th and final confidentiality agreement.

On November 29, 2007, the board of directors met by telephone conference to receive an update on the auction process. The directors were informed that nine strategic bidders and 25 financial sponsor bidders had executed confidentiality agreements, two strategic bidders were in the process of negotiating confidentiality agreements, and five additional strategic bidders, including Teva, could potentially become involved in the process.

On November 30, 2007, Teva executed a confidentiality agreement with the Company and was provided with a confidential information memorandum. Only one other strategic bidder executed a confidentiality agreement after the November 29, 2007 telephone conference with the board of directors.

On December 6, 2007, the board of directors met by telephone conference, joined by members of Bentley’s senior management and representatives of Skadden, EAPD and Deutsche Bank. Representatives from Deutsche Bank provided an update on the parties interested in participating in the auction process, which included multiple financial and strategic investors. Deutsche Bank also discussed plans for the review of the initial bids that were due the following week.

On December 12, 2007, 10 bidders submitted initial indications of interest, comprised of five strategic bidders and five financial sponsor bidders.

On December 14, 2007, the board of directors met by telephone conference for the purpose of reviewing with members of Bentley’s senior management, Deutsche Bank, and Skadden the preliminary proposals received and to discuss how to proceed with the 10 bid proposals received. The initial indications of interest ranged in value from approximately $10.90 per share to approximately $18.60 per share. Deutsche Bank provided an analysis of the proposals received, as well as an update on which parties had dropped out of the process and which parties had indicated a proposal could be forthcoming but had not yet delivered a proposal. Additional proposals were not delivered by any other bidders. Based on the ten proposals received, the board of directors determined to continue the auction process, and that six of the bidders should be invited to proceed to the final round. The board of directors also instructed Deutsche Bank to contact two of the bidders not selected for the final round to clarify certain aspects of their bids to determine if they should be given an opportunity to proceed to the final round. The board of directors determined that they would be best positioned to evaluate Bentley’s strategic alternatives following final bids, and reserved their decision on whether to proceed further toward a sale of Bentley.

In furtherance of the separation plan, on December 21, 2007, CPEX Pharmaceuticals, Inc., a newly formed subsidiary of Bentley that would hold Bentley’s drug delivery division pursuant to the spin-off, filed its initial Registration Statement on Form 10.

Bentley and Deutsche Bank, with the assistance of Skadden, Iberforo Madrid Abogados (“Iberforo”), the Company’s Spanish counsel, and Bentley’s management team, prepared an electronic data room for the six bidders remaining in the auction process, which was opened to bidders on January 7, 2008. On January 10,

Bentley and Deutsche Bank began conducting management presentations for each of the six bidders. Skadden and Deutsche Bank engaged in several discussions with each of the interested bidders about the due diligence and bid process.

On February 4, 2008, Deutsche Bank distributed a final bid process letter to the six remaining bidders, instructing them to prepare a final proposal for the purchase of 100% of the outstanding equity of Bentley. Bidders were advised that final bids would be due February 22, 2008, and would need to include, among other things, a per share cash purchase price offer and a mark-up of the form of merger agreement to be distributed by Skadden shortly after receipt of the bid process letter.

On February 6, 2008, one non-strategic bidder (the “Financial Bidder”) contacted Deutsche Bank to discuss the auction process and voice certain concerns about the expenses associated with participating in the auction. The Financial Bidder had delivered an initial indication of interest on December 12, 2007, valuing Bentley at approximately $18.60 per share. The Financial Bidder was, accordingly, the highest bidder in the first round of the auction process. The Financial Bidder indicated that it was incurring significant expenses in connection with evaluating Bentley and making its proposal, and that it was reluctant to continue in the process without a commitment from Bentley that, if the Financial Bidder were to deliver a final proposal valued at the same level as or higher than their initial indication of interest, but not be selected as the winner of the auction, Bentley would reimburse certain costs of preparing the proposal. Deutsche Bank discussed the Financial Bidder’s proposal with Skadden, members of the special committee and Bentley management. Bentley was reluctant to lose its potential highest bidder and determined to explore the possibility of an expense reimbursement arrangement.

On February 7, 2008, the Financial Bidder delivered a draft expense reimbursement agreement (the “cost cover agreement”). Following negotiations, Bentley and the Financial Bidder agreed to a cost cover agreement that provided that Bentley would become obligated to reimburse the Financial Bidder for 50% of the Financial Bidder’s expenses incurred after February 1, 2008 up to a maximum of $1 million only if Bentley entered into a binding agreement with another bidder at a higher value and the Financial Bidder entered a bid that was at least at the level of previous bid. The cost cover agreement was executed by Bentley on February 21, 2008, and by the Financial Bidder on March 3, 2008, prior to submission of its final bid.

On February 9, 2008, Skadden circulated the draft merger agreement which interested parties were instructed to comment upon in writing for inclusion with their bids. Deutsche Bank communicated with several of the bidders and determined that the diligence process was taking longer than originally planned. In light of required delays in preparations for the spin-off transaction, and in order to permit more developed bids by alleviating some of the time pressure, Deutsche Bank and the special committee decided to extend the deadline for receipt of final bid proposals to March 3, 2008. A revised bid process letter was circulated to each of the bidders on February 12, 2008.

In anticipation of the final bid deadline on March 3, 2008, Bentley, Skadden and Deutsche Bank engaged in discussions with all six bidders and their respective counsel during January and February 2008 to discuss various issues such as tax structures, the spin-off, anti-trust issues and general due diligence matters.

During the week of March 3, 2008, four final bid proposals and revised merger agreements were submitted; three of the proposals received were from strategic bidders, and one of the proposals was from the Financial Bidder. The Financial Bidder would need to finance a portion of the purchase price for Bentley and accordingly also submitted draft debt commitment letters, but did not provide equity commitment letters for the equity investment in the bidder that would be needed to partially fund its purchase price for Bentley. The Financial Bidder’s offer price was well below the valuation indicated in their December 12, 2007 indicative offer. Accordingly, Bentley and its advisors determined that Bentley would not be required to pay anything under the cost cover agreement. On March 5, 2008, Skadden and Deutsche Bank spoke with the special committee and members of management to provide an initial evaluation of the bids received, and the preliminary issues associated with each bid. Deutsche Bank told members of management and the special committee that an additional strategic player had indicated it would be delivering a proposal, however such delivery did not occur until March 7, 2008. Both Skadden and Deutsche Bank engaged in an in-depth analysis of the proposals received, comparing the various financial and legal aspects of the proposals.

On March 5, 2008, Deutsche Bank preliminarily followed up with Teva to request a per share purchase price (because Teva had provided only an aggregate purchase price), and with the Financial Bidder to request more complete commitment letters. The Financial Bidder submitted revised commitment letters on March 5, 2008 and term sheets the following day, although the term sheets were difficult to analyze since they were incomplete and certain terms were redacted.

The board of directors met on March 7, 2008, with representatives from Deutsche Bank, Skadden and EAPD, to review in detail the prices, terms and conditions of and remaining due diligence required with respect to each proposal. Representatives from Duff & Phelps LLC also joined the meeting by telephone to provide an update on the solvency analysis and opinion they would be providing with respect to the spin-off.

Deutsche Bank provided a bid analysis from a financial perspective, including a discussion of the various issues with respect to certainty, additional diligence requirements, and the associated projected timeframe for each bidder to reach a closing. Their analysis demonstrated that the implied diluted share prices of the final bids were, in the aggregate, at levels significantly lower than those received in the indicative offers received in mid-December, ranging in value from approximately $8.20 per share to approximately $15.00 per share. The reason for the decrease in final bids was attributed to updated information that was provided to bidders between the December 12, 2007 initial bid date and the March 3, 2008 final bid date, specifically in relation to the fact that certain products that had been expected to generate further revenues were delayed or discontinued. Additionally, in the intervening months between the initial bids and the final bids, the debt markets continued to decline. Given that several bidders were relying on debt financing for at least a portion of their proposed offering prices, this may have contributed to the decreased offering prices. Two of the bidders, Teva and the Financial Bidder, were at prices that were several dollars per share above those offered by the other two proposals received, and in the case of the lowest bid received, at values almost twice as high. A fifth bid, received during the March 7, 2008 meeting of the board of directors, was also at an implied diluted per share value substantially less than the bids received from Teva and the Financial Bidder. At the board meeting, Deutsche Bank also provided a historical trading analysis of Bentley’s stock and an analysis of the transaction metrics for each of the potential acquirors.

A representative of Skadden then advised the board of directors as to certain legal aspects of the proposals and reviewed the comments that had been made to the draft merger agreement. Specifically, Skadden reviewed the merger agreement mark-ups received from the two highest bidders, as well as the draft debt commitment letters delivered by the Financial Bidder. After a discussion among the directors and their advisors, it was decided that the board should focus its review on the two highest bidders.

While the prices offered by the Financial Bidder and Teva were relatively close, each bid presented different issues. Teva’s bid provided that it would be funded with cash on hand, thus eliminating any financing uncertainty. Nevertheless, there were a number of other issues with Teva’s bid, including without limitation, (i) no per share price was provided in the bid due to uncertainties associated with the number of Bentley common shares that would be outstanding at the closing, as a result of adjustments to options and restricted stock units in connection with the spin-off, (ii) extensive changes to the draft merger agreement were requested that could potentially require Bentley to undertake a burdensome documentation process, (iii) the potential for required anti-trust approvals, and the attendant risks and delays, (iv) a condition to closing, and in some cases to signing, requiring the termination of certain contractual relationships, and (v) the completion of additional confirmatory due diligence. The Financial Bidder offered a proposal that required financing, which was of special concern to the board of directors given the incomplete and inconsistent financing commitments delivered, as well as the present state of the debt markets. Additionally, the Financial Bidder’s proposal presented the following issues: (i) a condition to closing the transaction that no more than 5% of stockholders could exercise dissenters’ rights, (ii) exposure to exchange rate fluctuation prior to the signing of a definitive agreement since the offer was presented in Euros and subsequently translated into dollars, (iii) a demand for immediate exclusivity, (iv) resistance to providing the Company with assurances related to the solvency of the acquiring corporation following the effective time of a merger and (v) the completion of additional due diligence regarding Bentley and the spin-off process. The issues presented by both Teva’s and the Financial Bidder’s bids raised significant concern in the board of directors and its advisors.

The board of directors discussed the proposals received and the immediate value to stockholders that would be realized upon a sale of the Company. The board of directors also discussed other alternatives, including maintaining the status quo, and the possibility of revisiting a sale of the Company after allowing Bentley to operate as a stand alone company following the spin-off. Following extensive discussion, however, it was unanimously agreed among the directors that the risks of delaying a sale of the Company were too great, given the uncertainty of the Spanish generic drug market and the economy in general, and taking into account the attractive proposals received from two bona fide bidders.

Based on the proposals received, the board of directors determined that the sale process should be continued with the Financial Bidder and Teva, as such proposals offered the highest prices and best value to stockholders. However, noting that the Financial Bidder and Teva each required additional due diligence in order to finalize their offers, the board of directors instructed Deutsche Bank to remain in contact with the other bidders and potential acquirers that were not part of the bid process, so as to keep alternative bidders available. The board of directors authorized Deutsche Bank and Skadden to negotiate the best price and terms with the Financial Bidder and Teva for the purpose of presenting a final proposal to the board of directors as soon as practicable.

Representatives of Deutsche Bank contacted Teva and the Financial Bidder on March 9, 2008 to indicate that the process was moving forward. Over the course of the following week, Bentley and its advisors engaged in various discussions with the Financial Bidder and Teva to clarify certain issues.

On March 10, 2008, Bentley, Deutsche Bank and Skadden had a telephonic meeting with the Financial Bidder and its advisors to discuss the financing commitment letters and other issues related to the proposal. Skadden advised that the debt commitment letters were unacceptable in their current form, given the inconsistencies inherent in the separate letters delivered from the multiple banks that would commit to provide debt financing. Bentley’s advisors also requested to see the equity commitment letter from the Financial Bidder related to the equity infusion into the Financial Bidder that would be necessary for the Financial Bidder to be in a position to pay the proposed purchase price. The Financial Bidder clarified that it intended to have fully negotiated long form financing documentation in place prior to signing the merger agreement, and indicated that such documentation could be finalized within two weeks following the completion of its outstanding due diligence. The Financial Bidder agreed to revise the financing commitment papers and obtain an equity commitment letter as soon as possible, but reiterated its request for exclusivity.

On March 11, 2008, Bentley, Deutsche Bank and Skadden had a telephonic meeting with Teva to discuss various issues related to the bid proposal and merger agreement. Deutsche Bank requested that Teva provide a per share purchase price. Teva did not provide the per share number due to the uncertainties surrounding the number of options and restricted stock units for which it would be required to make payment as of closing. Specifically, Teva was concerned that the number of options and restricted stock units outstanding were subject to increase, and the exercise prices of such options were subject to decrease, based upon the equitable adjustment that would be made to maintain holders’ intrinsic value in connection with the spin-off. As a factual matter, neither Teva nor Bentley were able to predict the magnitude of this equitable adjustment, and Teva was unwilling to accept the risk that it might be required to pay in excess of its proposed purchase price. The parties reserved on this issue and Deutsche Bank agreed to provide an illustrative example using reasonable assumptions to model the effect of the spin-off on the number of outstanding options and restricted stock units and the exercise prices of such options. The group then discussed various merger agreement issues. Teva concluded the call by pledging to deliver mark-ups to the agreements effecting the spin-off.

On March 12, 2008, the Financial Bidder sent a letter to Deutsche Bank. The Financial Bidder proposed sending a revised final offer on March 20, 2008, covering the points discussed with Skadden and Deutsche Bank on March 10, 2008 and demanded that by March 21, 2008, the board of directors provide the price per share at which Bentley would be willing to grant exclusivity and commence final negotiations. The letter also demanded a commitment to reimburse expenses in an approximate amount of $350,000. The Financial Bidder threatened to drop out of the process if its demands were not met.

Deutsche Bank, Skadden and members of Bentley’s management and special committee discussed the Financial Bidder’s demands. On March 13, 2008, at the special committee’s direction, Deutsche Bank responded that the board of directors would not consider exclusivity until the Financial Bidder delivered a revised offer with improved certainty, price and terms, as discussed on March 10, 2008. Deutsche Bank communicated to the Financial Bidder that the process was competitive, but encouraged the Financial Bidder to continue with the process. The Financial Bidder did not withdraw from the process.

Following discussions with Teva and the Financial Bidder, Bentley requested that Skadden revise the draft merger agreements to reflect the comments from each bidder that were acceptable. A revised merger agreement was sent to Teva on March 13, 2008 and to the Financial Bidder on March 14, 2008.

On the evening of March 17, 2008, the Financial Bidder and Teva each responded with revised proposals.

The Financial Bidder submitted a revised bid letter with an increase to the aggregate purchase price which, according to the Financial Bidder’s analysis, increased the per share purchase price to $15.03, based on the then prevailing Euro exchange rate. The Financial Bidder provided draft equity commitment letters but did not indicate the proposed amount of equity to be contributed by the entities providing the letters. Additionally, the Financial Bidder provided a revised draft form of debt commitment letter that was drafted by the Financial Bidder’s counsel, but that had not been agreed to by the debt financing parties. With respect to improvements to the other terms of the transaction, the Financial Bidder indicated it would be willing to enter into a hedging arrangement at the time it was granted exclusivity, limiting the currency risk. Since the March 3, 2008 proposal, the aggregate value of the Financial Bidder’s proposal had increased solely due to favorable currency fluctuations, despite the aggregate purchase price, as denominated in Euros, being decreased. The Financial Bidder requested four days to finish its due diligence investigation, but did not provide any specific diligence requests or questions, and seven to 14 days to complete long form financing documentation prior to entering into a merger agreement, which would not be commenced until exclusivity was obtained. Finally, the Financial Bidder refused to return a revised mark up of the merger agreement, but listed (i) its position as to certain issues, (ii) issues subject to further diligence, and (iii) issues that were “to be discussed” at a face-to-face meeting.

Teva submitted a revised merger agreement, in which it maintained its original positions on most substantive issues, but conceded a few points. The draft merger agreement originally contained a purchase price adjustment to compensate the buyer for tax liabilities that Bentley may incur (and a buyer could indirectly assume) in connection with the spin-off. Teva’s revised proposal significantly discounted the tax attributes that Bentley believed it had available to reduce such tax liabilities, thereby potentially increasing any possible purchase price reduction. Furthermore, as Teva had previously indicated, Teva’s revised draft expanded the adjustment to cover both state and federal taxes that Bentley may incur in connection with the spin-off; the original merger agreement draft contemplated an adjustment with respect to federal taxes only.

On March 19, 2008 there was a telephonic meeting of the special committee, in which members of Bentley’s senior management and representatives from Skadden, EAPD and Deutsche Bank participated. Skadden and Deutsche Bank reviewed recent discussions and developments with the bidders and the special committee evaluated the new proposals by the bidders. Deutsche Bank alerted the committee that the Financial Bidder was prepared to enter hedging arrangements at the time exclusivity was granted to limit further exchange rate risks, but that it would not be able to provide revised equity or debt commitment letters until March 25, 2008, due to the Easter holiday period in Spain, and that such commitment letters were important to a complete evaluation of the bid. Deutsche Bank also alerted the special committee about a reduction in Teva’s aggregate purchase price from $360 million to $355 million (equating to approximately $14.83 per share), based on updated information provided to bidders in the final diligence process. The special committee agreed to continue to pursue possible transactions with both the Financial Bidder and Teva without granting exclusivity to either party. Deutsche Bank was directed to continue to push to obtain a higher price from both bidders.

On March 20, 2008, a member of Bentley’s senior management team, Skadden, Deutsche Bank and Willkie Farr & Gallagher LLP (“Willkie”), Teva’s outside counsel, met to discuss and negotiate the merger agreement and the voting agreement. A revised draft merger agreement reflecting the negotiations and agreed upon terms was circulated to Teva by Skadden on March 21, 2008.

During the weekend of March 21, 2008, Teva and its advisors requested that Teva be granted exclusivity to negotiate a merger agreement. Teva and its advisors also informed Bentley and Deutsche Bank that they had become frustrated with the pace of the progress being made, and Teva threatened to remove itself from the process if a merger agreement was not signed within the next few days. Teva was not granted exclusivity, but the parties continued to negotiate with a view to finalizing definitive documentation as quickly as possible.

On March 24, 2008, the legal advisors of the Financial Bidder and a representative from Skadden discussed issues relating to the merger agreement. The same day, Willkie delivered a draft of a proposed voting agreement to be entered into by certain Bentley insiders. Counsel for Teva engaged in discussions with Skadden and Iberforo regarding certain transaction issues. Following the discussions with Teva, Skadden revised the merger agreement again, and delivered a mark-up to Willkie on March 25, 2008.

On March 25, 2008, Bentley received the revised equity commitment letter, addressed to Bentley, from the Financial Bidder, and revised separate debt commitment papers from the multiple banks committing to provide the debt financing. The Financial Bidder was prepared to provide equity financing for the transaction in excess of 50% of the aggregate merger consideration. However, the equity commitment was subject to two significant contingencies: first, the equity funding was conditioned on the debt funding, such that the equity did not need to be funded until the debt was funded (unless the debt was not funded solely due to the failure of the equity to be funded), and second, the equity commitment was subject to satisfactory completion by the Financial Bidder of its remaining due diligence. Skadden and Deutsche Bank discussed the revised equity commitments with Mr. Spiegel, chairman of the special committee, and members of Bentley’s senior management.

On March 26, 2008, Deutsche Bank followed-up with the Financial Bidder to highlight areas of concern that were discussed with Mr. Spiegel the previous day. The Financial Bidder again refused to provide a revised merger agreement or perform the additional due diligence until exclusivity was granted. Deutsche Bank alerted them that they would not be granted exclusivity and encouraged them to propose their best price and address issues that were of great concern to Bentley because time was running out. Later that day, at a telephonic meeting of the board of directors, at which members of Bentley’s senior management and representatives of Skadden, EAPD and Deutsche Bank were present, Skadden gave an update on the status of the merger agreement negotiations and discussions with both bidders. The board of directors discussed the outstanding issues that existed with respect to Teva and the Financial Bidder, and determined that the certainty of consummating a transaction with Teva was significantly greater than with the Financial Bidder. However, the board of directors instructed the advisors to continue the process as expeditiously as possible and continue to push to obtain the best price from each of the bidders. Skadden returned a further revised mark up of the merger agreement to Teva and Willkie later that evening.

On March 27 and 28, 2008, members of Bentley’s management team and representatives from Deutsche Bank and Skadden met with Teva and Willkie to negotiate the business and legal issues in the transaction. At the March 28, 2008 meeting, among other changes to the merger agreement, Teva agreed to increase the merger consideration from $355 million to $358 million (equating to approximately $14.95 per share). Following the meeting on March 28, 2008, representatives from Deutsche Bank contacted Teva’s management, and Teva agreed to further increase its aggregate merger consideration to $360 million (equating to approximately $15.02 per share), if Bentley would agree to resolve certain outstanding merger agreement issues consistent with Teva’s proposal.

Concurrently, on March 27, 2008, various discussions with the Financial Bidder occurred. Deutsche Bank reached out to the Financial Bidder, and informed them that they would need to remove the uncertainty surrounding their bid, specifically the lack of certain financing, the remaining due diligence, and the contract conditionality. The Financial Bidder indicated a willingness to remove the financing condition to the equity commitment and to negotiate other outstanding issues. Deutsche Bank again stressed that time was of the essence, urged the submission of their highest price and best proposal and indicated that there was a board meeting scheduled for the afternoon of March 29, 2008.

On March 28, 2008, Deutsche Bank and Skadden discussed the developments with the Financial Bidder with Mr. Spiegel, and it was decided that Skadden and the Financial Bidder’s counsel should discuss the outstanding issues on the merger agreement and financing commitments. Accordingly, representatives from Deutsche Bank and Skadden and representatives from the Financial Bidder’s counsel met by telephone and discussed the outstanding issues in the merger agreement in great detail. During the discussions with the Financial Bidder’s counsel, it became clear that many of the legal issues were resolved or could be resolved to the satisfaction of Bentley and its advisors, but that issues affecting certainty of closing, financing commitments and the price to Bentley’s stockholders remained.

On March 29, 2008, representatives of the Financial Bidder contacted Deutsche Bank and Skadden to inform them that a revised bid would be delivered by the Financial Bidder and to discuss certain related issues and thereafter, the Financial Bidder submitted a revised bid proposal. The revised bid contained a price increase, which raised its bid to approximately $15.52 per share based on the prevailing Euro exchange rate (which would be translated into a purchase price denominated in dollars at the time of signing a merger agreement), or approximately $0.50 per share higher than the price agreed to by Teva. The conditionality of the debt funding was removed from the equity commitment letters and the substantive issues in the merger agreement were largely resolved. However, the debt commitment letters were still subject to satisfactory due diligence review, and therefore were not fully committed. In addition, the revised bid proposal indicated that, assuming the board of directors accepted the Financial Bidder’s terms and schedule, the earliest date by which the Financial Bidder would be prepared to execute a merger agreement was the following Friday, April 4, 2008. The Financial Bidder further requested a commitment from the board of directors that Bentley would sign a merger agreement on April 4, 2008 if the Financial Bidder was able to satisfy all of its obligations under the revised proposal by April 3, 2008. The revised bid also included a revised merger agreement. The advisors informed the board of directors that achieving this timeline was very aggressive and expressed their reservations about the Financial Bidder’s ability to meet the proposed timeframe.

Later that day, the board of directors convened a special meeting by telephone, at which members of Bentley’s senior management and representatives of Skadden, EAPD and Deutsche Bank were present. At the meeting representatives of Skadden and Deutsche Bank reviewed with the board of directors the developments in the negotiations with Teva and the Financial Bidder, including the current status of the terms of the merger agreement and the changes that had been effected to the merger agreement with both bidders since the last meeting of directors.

The parties discussed each of the bid proposals in detail. With respect to the Financial Bidder’s revised proposal, although the financing terms were significantly improved and the price increased, there were still significant concerns: (i) the price remained subject to an exchange rate fluctuation until the signing of an agreement, (ii) the long form financing documentation was not finalized and (iii) the proposal and financing commitments were still conditioned on satisfactory completion of certain due diligence, which did not give certainty that the transaction would be consummated. Then the board of directors compared the Financial Bidder’s proposal with Teva’s proposal. The board of directors also discussed that the Teva merger agreement included purchase price adjustments to account for (i) the equitable adjustment to be made to Bentley options and restricted stock units, and (ii) potential state tax liabilities, in each case in connection with the spin-off; the Financial Bidder’s proposal did not include these adjustments. The board of directors noted, however, that the Financial Bidder could reasonably be expected to request similar adjustments once their diligence was completed and final negotiations began.

The board of directors considered the revised proposal from the Financial Bidder and weighed the potential of additional monetary value to Bentley’s stockholders against the more certain and committed transaction with Teva. It was determined that subject to finalizing documentation, an agreement could be signed between Bentley and Teva prior to the market opening on Monday, March 31, 2008. Deutsche Bank and several directors highlighted the real possibility that, if the transaction with Teva were delayed in order to further explore a possible transaction with the Financial Bidder, Teva could walk away from the transaction, as it had previously indicated. The board of directors engaged in a discussion of the risks and benefits associated with each of the potential options available to Bentley and reached the unanimous view that, subject to the completion of mutually acceptable definitive agreements with respect to a transaction, Bentley should proceed with a transaction substantially as proposed by Teva. The board of directors appointed James Murphy and John Spiegel to an oversight committee to address any final issues relating to the merger agreement. The board of directors then instructed Messrs. Murphy and Spiegel and Bentley’s advisors to proceed with finalizing the definitive documentation for the transaction.

Representatives of Deutsche Bank made a financial presentation and rendered to Bentley’s board of directors its oral opinion, which was subsequently confirmed by delivery of a written opinion, dated March 29,

2008, to the effect that, as of that date, and based on and subject to the various assumptions made, matters considered and limitations described in the opinion, the aggregate consideration, unadjusted, to be paid to the holders of Bentley common stock in the merger was fair, from a financial point of view, to such holders. Such opinion is attached to this proxy statement as Annex B.

Following careful consideration of the proposed merger agreement and merger, including consideration of the value to be delivered to Bentley’s stockholders in the form of CPEX common stock pursuant to the spin-off, and including all of the circumstances surrounding the options available to the board of directors, the board of directors unanimously determined that the merger agreement and the merger with Teva are advisable and fair to, and in the best interests of, Bentley and its stockholders, approved the merger agreement and the merger and resolved to recommend that Bentley stockholders vote in favor of adoption and approval of the merger agreement.

Over the course of the next day, representatives of Skadden and Willkie revised and finalized the merger agreement, Company disclosure schedules and other related documents.

The parties executed the merger agreement and related documentation on Monday, March 31, 2008.

Reasons for the Merger; Recommendation of Our Board of Directors

The board of directors and the special committee, acting with the advice and assistance of its independent financial and legal advisors, Deutsche Bank and Skadden respectively, evaluated and negotiated the merger proposal, including the terms and conditions of the merger agreement. Our board of directors, at a meeting on March 29, 2008, unanimously (i) determined that the merger agreement and the merger are advisable, fair to and in the best interests of Bentley and its stockholders, (ii) approved the merger agreement and the merger and (iii) resolved to recommend the adoption and approval of the merger agreement to our stockholders.

In the course of reaching its determination, the board of directors considered the following factors and potential benefits of the merger, each of which the members of the board of directors believed supported its decision:

•	the financial analyses presented by Deutsche Bank that are described in “Opinion of Financial Advisor” and the opinion of Deutsche Bank delivered on March 29, 2008 that, as of such date and based upon and subject to the limitations, qualifications and assumptions set forth in the opinion, the merger consideration of $15.02 per share was fair, unadjusted, from a financial point of view, to our stockholders (other than the holders of excluded shares and dissenting shares) (the full text of the written opinion of Deutsche Bank, dated March 29, 2008, is attached as Annex B to this proxy statement);

•	the possible alternatives to a sale of Bentley, including continuing to operate as an independent company or continuing the auction process, and the risks and uncertainties associated with such alternatives, which alternatives the special committee of the board of directors determined to be less favorable to our stockholders than the merger under the merger agreement with Teva;

•	the fact that the merger consideration is all cash, in U.S. dollars, which provides certainty of value to our stockholders;

•	the fact that Bentley’s stockholders will receive shares of CPEX common stock pursuant to the spin-off of Bentley’s drug delivery business, and that potential downward adjustments in the merger consideration payable to Bentley’s stockholders will be based on and offset by greater increases in the market value of the CPEX stock after the spin-off, and in any case such potential downward adjustments will only take effect once certain thresholds are reached;

•	the fact that the transaction was the result of an extended auction process, in which 117 strategic and financial bidders were solicited and interested parties were allowed to conduct extensive due diligence on Bentley’s specialty generics business and propose to acquire it;

•	the fact that, under the terms of the merger agreement, the completion of the merger is not conditioned on Teva’s ability to obtain financing and the special committee’s view of the likelihood that the proposed acquisition will be consummated in light of Teva’s experience with successful acquisitions, reputation as a well-established player in the global pharmaceutical market and financial capability;

•	the board of directors’ expectation that there will not be significant antitrust or other regulatory impediments to the transaction and that the receipt of third party consents is not a condition to the completion of the merger;

•	the terms of the merger agreement and the related agreements, including:

•	our ability, under certain circumstances, to terminate the merger agreement in order to accept a financially superior proposal, subject to paying a termination fee of $13 million;

•	our ability, under certain circumstances, to furnish information to and conduct negotiations with third parties regarding other proposals;

•	the ability of our board of directors, under certain circumstances, to change its recommendation that our stockholders vote in favor of the adoption and approval of the merger agreement; and

•	the availability of appraisal rights to our stockholders who comply with all of the required procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery.

The board of directors also considered a variety of risks and other potentially negative factors concerning the merger agreement and the merger, including the following:

•	the fact that our stockholders will not participate in any future earnings or growth of our business and will not benefit from any appreciation in our value (except with respect to shares of CPEX that may be received in connection with the spin-off), including any appreciation in value that could be realized as a result of improvements to our operations;

•	the risks and costs to us if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on our business and our relationships with distributors and other customers;

•	the requirement that we pay a termination fee of either $13 million or expenses of $2 million, depending on the circumstances surrounding termination of the merger agreement, if our board of directors accepts a superior proposal or the merger agreement is terminated under certain other circumstances;

•	the fact that the merger consideration may be adjusted downward if the market value of the CPEX stock after the spin-off exceeds certain thresholds (in order to compensate Teva for tax liabilities we may incur as a result of the spin-off and which Teva may indirectly assume as a result of the merger);

•	the fact that an all cash transaction will be taxable to our stockholders that are U.S. persons for U.S. federal income tax purposes; and

•	the restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct our business only in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger.

In addition, our board of directors was aware of and considered the interests that certain of our directors and executive officers may have with respect to the merger that differ from, or are in addition to, their interests as stockholders of Bentley, as described in “— Interests of the Company’s Directors and Executive Officers in the Merger.”

This discussion summarizes the material factors considered by the special committee of the board of directors in its consideration of the merger. After considering these factors, the board of directors concluded that the positive factors relating to the merger agreement and the merger outweighed the potential negative factors. In view of the wide variety of factors considered by the board of directors, and the complexity of these matters, the board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the board of directors may have assigned different weights to various factors. The board of directors unanimously approved and recommended the merger agreement and the merger based upon the totality of the information presented to and considered by it.

Our board of directors recommends that you vote “FOR” the adoption and the approval of the merger agreement and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of Deutsche Bank

Deutsche Bank has acted as financial advisor to the special committee of the board of directors in connection with the merger. The special committee retained Deutsche Bank to render an opinion to the board of directors as to the fairness, from a financial point of view, of the consideration to be received by the holders of the outstanding shares of Bentley common stock pursuant to the merger agreement. As used in this section, the term “consideration” refers to the $15.02 in cash per share merger consideration contemplated in the merger agreement. For purposes of this section and the opinion and analysis summarized herein, all references to Bentley mean the entity following the spin-off of Bentley’s drug delivery business.

On March 29, 2008, Deutsche Bank delivered to the board of directors its oral opinion, which opinion was subsequently confirmed in writing, that, as of that date and based upon and subject to the assumptions made, matters considered and limitations of the review undertaken set forth in its written opinion, the consideration to be received by the holders of the outstanding shares of Bentley common stock was fair, from a financial point of view, to such holders.

The full text of Deutsche Bank’s written opinion, dated March 29, 2008, which discusses, among other things, the procedures followed, assumptions made, matters considered and limitations of the review undertaken by Deutsche Bank in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. Deutsche Bank’s opinion was addressed to the board of directors and was limited to the fairness, from a financial point of view, of the consideration to be received by the holders of the outstanding shares of Bentley common stock in the merger, and Deutsche Bank expressed no opinion as to the relative merits of the merger as compared to any alternative that might be available to Bentley, the underlying business decision by Bentley to engage in the merger or the terms of the Merger Agreement or as to how any record holder of Bentley common stock should vote with respect to the merger. Deutsche Bank also expressed no opinion as to the relative merits or value of the drug delivery business or the spin-off. In addition, Deutsche Bank did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Bentley’s officers, directors or employees, or any class of such persons, in connection with the merger relative to the consideration. Deutsche Bank was not requested to, and its opinion did not, address the fairness of the merger, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of Bentley, nor did it address the fairness of the contemplated benefits of the merger. Deutsche Bank’s opinion was authorized for issuance by the Fairness Opinion and Valuation Review Committee of Deutsche Bank. Bentley’s stockholders are urged to read the opinion in its entirety. The following summary of the Deutsche Bank opinion is qualified in its entirety by reference to the full text of the opinion.

In connection with Deutsche Bank’s role as financial advisor to the special committee, and in arriving at its opinion, Deutsche Bank:

•	reviewed certain publicly available financial and other information concerning Bentley and certain internal analyses and other information prepared and furnished to it by Bentley’s management;

•	reviewed with management, adjusted financial projections disclosed by management to bidders to reflect the certain delayed and terminated products that will impact management’s projections (the “adjusted case”);

•	held discussions with certain senior members of management of Bentley regarding its business and prospects;

•	compared certain financial information for Bentley with similar information for certain other companies whose securities are publicly traded;

•	reviewed the financial terms of certain recent business combinations which it deemed comparable, in whole or in part, to the merger;

•	reviewed the terms of the draft of the merger agreement, dated March 29, 2008; and

•	performed such other studies and analyses and considered such other factors as it deemed appropriate.

Deutsche Bank did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning Bentley, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank, with the permission of the board of directors, assumed and relied upon the accuracy and completeness of all such information, did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities), of Bentley or any of its respective subsidiaries. Deutsche Bank did not evaluate the solvency or fair value of Bentley under any state or federal law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts and projections made available to Deutsche Bank and used in its analyses, Deutsche Bank assumed, with the permission of the board of directors, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Bentley as to the matters covered thereby. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. Furthermore, with the permission of the board of directors, for purposes of rendering its opinion, Deutsche Bank did not consider possible adjustments to the consideration to reflect the spin-off as may be required pursuant to the terms of the merger agreement. Deutsche Bank’s opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Deutsche Bank has not agreed or undertaken to update, reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of its opinion and does not have any obligation to update, reaffirm or revise its opinion.

For purposes of rendering its opinion, Deutsche Bank assumed, with the permission of the board of directors that, in all respects material to its analysis:

•	the representations and warranties of Bentley, Teva and Acquisition Sub contained in the merger agreement are true and correct;

•	the merger and the spin-off will be consummated in accordance with their terms, without any material waiver, modification or amendment of any term, condition or agreement;

•	all material governmental, regulatory or other approvals and consents required in connection with the consummation of the transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no material restrictions will be imposed; and

•	the final terms of the merger agreement did not differ materially from the terms set forth in the draft of the merger agreement dated March 29, 2008.

Deutsche Bank is not a legal, regulatory, tax or accounting expert and relied on the assessments made by Bentley and its advisors with respect to such issues.

Deutsche Bank’s Financial Analysis

The following is a summary of the material financial analyses underlying Deutsche Bank’s opinion, dated March 29, 2008, delivered to the board of directors in connection with the merger at a meeting of the board of directors on March 29, 2008. The order of the analyses described below does not represent relative importance or weight given to those analyses by Deutsche Bank, the special committee or the board of directors. The financial analyses summarized below include information presented in tabular format. In order to fully understand Deutsche Bank’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Deutsche Bank’s financial analyses.

Analysis of Selected Publicly Traded Companies.  Deutsche Bank reviewed certain publicly available financial information and compared commonly used valuation measurements for Bentley to corresponding information and measurements for publicly traded companies in the generic pharmaceutical industry. The publicly traded companies selected in the industry to which Bentley was compared (the “Selected Companies”) consisted of:

•	Teva Pharmaceutical Industries Limited

•	Barr Pharmaceuticals, Inc.

•	STADA Arzneimittel AG

•	Krka, d.d., Novo mesto

•	Watson Pharmaceuticals, Inc.

•	Gedeon Richter Plc

•	Zentiva N.V.

•	K-V Pharmaceutical Company

•	EGIS Pharmaceuticals Ltd.

Deutsche Bank reviewed certain historical and projected operating performance characteristics and public market valuation metrics of Bentley and compared them to those same metrics derived from publicly available information for each of the Selected Companies. The trading multiples for Bentley are based on the offer price of $15.02 in cash per share. Such information included:

•	the ratio of total enterprise value (“TEV”) to earnings before interest, taxes, depreciation and amortization for the last twelve months (“LTM EBITDA”) (referred to as the “TEV/LTM EBITDA Multiple”);

•	the ratio of TEV to estimated 2008 EBITDA (referred to as the “TEV/2008E EBITDA Multiple”); and

•	the ratio of share price to earnings per share for 2008 as estimated by management (referred to as the “2008E P/E Multiple”).

Deutsche Bank conducted an analysis of the multiples for all the Selected Companies, and also analyzed the subset of the Selected Companies with TEV of less than $5.0 billion, which were determined to be more comparable in size to Bentley. This analysis indicated the low, mean, median and high multiples for the Selected Companies, as compared to the corresponding transaction multiples implied by the Consideration as set forth below:

					Price/
	TEV/EBITDA				Earnings
	LTM		2008E		2008E

ALL SELECTED COMPANIES
High	14.9	x	12.5	x	19.6	x
Mean	11.0	x	9.3	x	15.8	x
Median	11.0	x	10.1	x	15.9	x
Low	7.2	x	6.5	x	11.7	x
BELOW $5.0 BILLION TEV
High	14.9	x	10.6	x	19.6	x
Mean	10.0	x	8.3	x	15.0	x
Median	9.2	x	7.7	x	15.1	x
Low	7.2	x	6.5	x	11.7	x
Bentley (unadjusted)	11.3	x	8.3	x	18.7	x
Bentley (adjusted case)	12.1	x	9.1	x	21.0	x

None of the companies used in the publicly traded company analysis is identical to Bentley. Accordingly, Deutsche Bank believes the analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Bank’s opinion, concerning differences in financial and operating characteristics of the Selected Companies and other factors that could affect the public trading value of the Selected Companies.

Analysis of Selected Precedent Transactions.  Deutsche Bank reviewed the financial terms, to the extent publicly available, of seven merger and acquisition transactions announced since August 29, 2002 in the generic pharmaceutical industry. The transactions reviewed, which we refer to as the “Selected Transactions,” were:

Date Announced	Acquiror	Target

11/15/07	Gedeon Richter Plc	Polpharma S.A.
05/03/07	Wockhardt Ltd.	Negma Lerads S.A.S.
03/05/07	Zentiva N.V.	Eczacibaşi Generic Pharmaceuticals
10/03/06	Wockhardt Ltd.	Pinewood Laboratories Ltd.
02/16/06	Dr. Reddy’s Laboratories Ltd.	Betapharm Arzneimittel GmbH
06/19/05	Matrix Laboratories Ltd.	Docpharma N.V.
08/29/02	Novartis AG	Lek Pharmaceuticals d.d.

Deutsche Bank observed that the ratio of TEV/LTM EBITDA for the selected transactions ranged from 8.9x to 14.9x, with a median ratio of 10.7x. The Selected Transaction range and median of multiples were compared to $15.02 per share offer price for Bentley, which resulted in an 11.3x multiple ratio for the unadjusted case and a 12.1x multiple ratio for the adjusted case.

The analysis for the Selected Transactions was based on public information available at the time of announcement of such transactions, without taking into account differing market and other conditions during the period between August 29, 2002 and November 15, 2007, during which the Selected Transactions were announced.

Because the reasons for, and circumstances surrounding, each of the Selected Transactions analyzed were diverse, and due to the inherent differences between the operations and financial conditions of Bentley and the companies involved in the Selected Transactions, Deutsche Bank believes that a comparable transaction analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Bank’s opinion, concerning differences between the characteristics of these transactions and the merger that could affect the value of the subject companies and businesses and Bentley.

Discounted Cash Flow Analysis.  Deutsche Bank performed discounted cash flow analyses for Bentley. Deutsche Bank calculated the discounted cash flow values for Bentley as the sum of the net present values of:

•	the estimated unlevered future free cash flows Bentley would generate for the period from 2008 through 2012; and

•	the terminal value of Bentley at the end of such period.

For the purposes of this analysis Deutsche Bank analyzed two different cases. Under the first case, the estimated unlevered future free cash flows were based on the financial projections for Bentley for the years 2008 through 2012 prepared by Bentley’s management (the ‘‘initial case”). Under the second case, Deutsche Bank performed the analysis using the adjusted case financial projections. Deutsche Bank calculated terminal values for Bentley by applying a perpetuity growth rate of 3.0% to 5.0% and discount rates ranging from 11.0% to 15.0% in both cases.

The analyses indicated a range of values of approximately $12.21 to $22.15 per share for the Management Case and $10.93 to $19.74 per share for the adjusted case.

General.  The foregoing summary describes all analyses and factors that Deutsche Bank deemed material in its presentation to the board of directors, but is not a comprehensive description of all analyses performed and factors considered by Deutsche Bank in connection with preparing its opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Deutsche Bank believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the opinion. In arriving at its fairness determination, Deutsche Bank did not assign specific weights to any particular analyses.

In conducting its analyses and arriving at its opinion, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to the board of directors as to the fairness of the consideration, from a financial point of view, to the holders of the outstanding shares of Bentley common stock and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, Deutsche Bank made, and was provided by Bentley’s management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Bentley’s control. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Bentley or its advisors, neither Bentley nor Deutsche Bank nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

The terms of the merger agreement, including the structure and specific amount of the consideration, were determined through arm’s length negotiations between Teva and the special committee and were approved by the board of directors. Although Deutsche Bank provided advice to the special committee during the course of these negotiations, it was not requested to and did not provide advice concerning such terms. The decision to enter into the merger agreement was solely that of the special committee and the board of directors. As described above, the opinion and presentation of Deutsche Bank to the board of directors was collectively only one of a number of factors taken into consideration by the special committee in making its determination with respect to the merger agreement.

Deutsche Bank’s opinion was limited to the fairness, from a financial point of view, of the consideration to be received by the holders of the outstanding shares of Bentley common stock, and Deutsche Bank expressed no opinion as to the merits of the underlying decision by Bentley to engage in the merger, the relative merits of the merger as compared to any alternative that might be available to Bentley, the underlying business decision by Bentley to engage in the merger or the terms of the merger agreement or as to how any holder of shares of Bentley common stock should vote with respect to the merger. Deutsche Bank also expressed no opinion as to the relative merits or value of the drug delivery business or the spin-off.

The special committee selected Deutsche Bank as financial advisor in connection with the merger based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions. The special committee has retained Deutsche Bank pursuant to a letter agreement dated June 1, 2007, as amended March 28, 2008. Deutsche Bank will be paid a reasonable and customary fee for its services, a substantial portion of which is contingent upon completion of the merger. Deutsche Bank’s fee in connection with the merger includes $1,000,000 upon delivery of its opinion to the board of directors, a separate contingent advisory fee of $1,500,000 in connection with the spin-off that is payable upon completion of the spin-off and an amount equal to approximately $4,600,000 if the merger is consummated (against which the opinion fee and spin-off fee, up to $890,000, will be credited). Bentley has also agreed to reimburse Deutsche Bank for its expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement. Deutsche Bank is an affiliate of Deutsche Bank AG, which is referred to, together with its affiliates, as the DB Group. One or more members of the DB Group have, from time to time, provided financial advisory and other investment banking services to Teva and its affiliates for which it has received compensation. DB Group may also provide investment and commercial banking services to Teva and Bentley in the future, for which we would expect DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Bentley for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Interests of the Company’s Directors and Executive Officers in the Merger

Certain members of our board of directors and executive officers of the Company may have interests in the merger that are different from, or are in addition to, the interests of our stockholders generally. Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement. The consummation of the merger will constitute a change in control for purposes of each of the plans and agreements described below.

Pre-Existing Employment Agreements and Other Arrangements

James R. Murphy

We entered into an amended and restated employment agreement, effective as of August 20, 2007, with Mr. James R. Murphy, who serves as our Chief Executive Officer. Upon a termination of Mr. Murphy’s employment by us without “cause” or for “good reason” (each as defined in Mr. Murphy’s employment agreement), within 12 months following a change in control, he will be entitled to a lump sum payment within 30 days of his termination equal to two times the sum of his then-current base salary and the average of his bonuses (if any) of the two prior years, and all of Mr. Murphy’s then-outstanding Bentley equity awards shall vest in full. The employment agreement also entitles Mr. Murphy and his dependents to continued medical benefits for two years (or until comparable benefits are provided by a subsequent employer). In addition, Mr. Murphy will be entitled to continue his life insurance coverage for up to two years at Bentley’s expense. The agreement also provides for one-year post-termination non-competition and non-solicitation covenants.

If Mr. Murphy’s employment is terminated following the merger under circumstances entitling him to benefits under his employment agreement, the approximate amount of the cash severance that would be paid under his agreement (not including any payments that may be made in respect of his outstanding equity awards or other non-cash benefits) is $1,890,340.

John A. Sedor

We entered into an employment agreement, effective as of August 27, 2005, with John A. Sedor, who serves as our President. Upon a termination of Mr. Sedor’s employment by us without “cause” or for “good reason” (each as defined in Mr. Sedor’s employment agreement) within 12 months following a change in control, he will be entitled a lump sum payment within 30 days of his termination equal to two times the average of his aggregate annual compensation paid in the preceding two calendar years (including base salary and bonus, if any) and all of Mr. Sedor’s then-outstanding Bentley equity awards shall vest in full. In addition, Mr. Sedor will be entitled to a cash amount equal to the product of (1) the difference between (x) the fair market value of Bentley common stock at the time of the consummation of the proposed transaction and (y) the exercise price of the equity award most recently granted to Mr. Sedor and (2) the number of equity awards not yet granted to Mr. Sedor under the terms of the agreement. The employment agreement also entitles Mr. Sedor and his dependents to continued medical benefits for two years (or until comparable benefits are provided by a subsequent employer). In addition, Mr. Sedor will be entitled to continue his life insurance coverage for up to two years at his own expense. The agreement also provides for one-year post-termination non-competition and non-solicitation covenants.

In anticipation of the proposed spin-off of CPEX, on April 11, 2008, CPEX entered into an agreement with Mr. Sedor under which he will become the President and CEO of CPEX. Upon completion of the spin-off, which is a condition to closing of the merger agreement, Mr. Sedor’s employment with Bentley will terminate and Bentley will have no further obligation to make cash payments or other benefits to Mr. Sedor under his employment agreement with Bentley, other than honoring his outstanding equity awards that will become fully vested at the closing of the merger.

If the spin-off of CPEX does not occur and if Mr. Sedor’s employment is terminated following the merger under circumstances entitling him to benefits under his employment agreement, the approximate amount of the cash severance that would be paid under his agreement (not including any payments that may be made in respect of his outstanding equity awards or other non-cash benefits) is $1,360,108.

Richard P. Lindsay

We entered into an employment agreement, effective as of September 11, 2006, with Richard P. Lindsay, who serves as our Chief Financial Officer, which was amended by a letter agreement dated March 17, 2008. Upon a termination of Mr. Lindsay’s employment by us without “cause” or for “good reason” (each as defined in Mr. Lindsay’s employment agreement) within 12 months following a change in control, he will be entitled to a lump sum payment within 30 days of his termination equal to two times the average of his aggregate annual compensation paid in the preceding two calendar years (including base salary and bonus, if any), which in the case of calendar year 2006 shall be the aggregate annualized amount of $217,053, and all of Mr. Lindsay’s then-outstanding Bentley equity awards shall vest in full. Mr. Lindsay’s agreement also provides for a cutback in respect of any payments and benefits received in connection with a change in control of Bentley that would otherwise exceed the limit under Section 280G of the Internal Revenue Code and result in an excise tax under Section 4999 of the Internal Revenue Code (i.e., if the total amount of these payments and benefits exceeds the maximum amount that could be paid to Mr. Lindsay without incurring these excise taxes, then his payments and benefits will be reduced to the maximum amount so that no excise tax is imposed). The employment agreement also entitles Mr. Lindsay and his dependents to continued medical benefits for two years (or until comparable benefits are provided by a subsequent employer). In addition, Mr. Lindsay will be entitled to continue his life insurance coverage for up to two years at his own expense. The agreement also provides for one-year post-termination non-competition and non-solicitation covenants.

If Mr. Lindsay’s employment is terminated following the merger under circumstances entitling him to benefits under his employment agreement, and assuming that Mr. Lindsay is not subject to a cutback, the approximate amount of the cash severance that would be paid under his agreement (not including any payments that may be made in respect of his outstanding equity awards or other non-cash benefits) is $630,053.

Adolfo Herrera

On December 13, 2007, Laboratorios Belmac S.A. (“Belmac”), our wholly owned subsidiary, entered into a letter agreement with Mr. Adolfo Herrera, its Director of European Operations, pursuant to which Mr. Herrera is entitled to a retention bonus, severance protection and equity vesting acceleration in the event that Belmac experiences a change in control prior to December 31, 2008. Pursuant to the terms of the letter agreement, provided he remains continuously employed by Belmac or its affiliate or successor through December 31, 2008, Mr. Herrera will be entitled to receive a payment equal to 150% of the sum of (i) his base annual salary then in effect, (ii) his actual bonus for the prior year, and (iii) the value of his then-leased car (the “Base Amount”), with such payment to be made as soon as practicable following December 31, 2008, but in no event later than January 31, 2009. If, upon a change in control occurring prior to December 31, 2008, Mr. Herrera’s employment is terminated without “cause” by Belmac, its affiliate or successor, or by Mr. Herrera for “good reason” (as each is defined in the letter agreement), or by means of a disciplinary or objective dismissal that is declared unjustified by the Spanish Labor Courts, or based on any negligent or material breach by Belmac, in each case after notification of the final decision of the Spanish Labor Courts, Mr. Herrera will be entitled to receive a payment equal to 150% of the Base Amount as soon as practicable, but in no event later than one month following such notification.

In the event that Mr. Herrera’s employment with Belmac is terminated without cause, by means of a disciplinary or objective dismissal that is declared unjustified by the Spanish Labor Courts, or by Mr. Herrera for good reason or based on any negligent or material breach by Belmac, Mr. Herrera will be entitled to statutory severance in an amount equal to 45 days of his annual compensation (as defined under Spanish Labor Law) for each of his years of service with Belmac, up to a maximum of 42 months’ pay, net of any related taxes. If such termination occurs prior to the second anniversary of a change in control, Mr. Herrera will also be entitled to receive a pro-rated amount of severance equal to up to two times the Base Amount. In addition, upon a change in control, subject to the approval of our board of directors, all outstanding stock options, restricted stock and other equity awards held by Mr. Herrera relating to the stock of Bentley shall become immediately vested and exercisable and/or all forfeiture restrictions on such awards shall immediately lapse, as applicable.

If Mr. Herrera’s employment is terminated at the time of the merger under circumstances entitling him to benefits under his employment agreement, the approximate maximum amount of the cash severance that would be paid under his agreement (not including any payments that may be made in respect of his outstanding equity awards or other non-cash benefits) is €3,112,514. Based on the exchange rate as of April 24, 2008 (€1 equals $1.56679), the dollar value of such cash severance payment is $4,876,656.

Equity Awards

Restricted Stock Units

Under the terms of the Amended and Restated 2005 Equity and Incentive Plan and the merger agreement, each restricted stock unit held by an executive officer or director that is outstanding as of the consummation of the merger will become fully vested, cancelled and converted into the right to receive a cash payment equal to the number of outstanding restricted stock units multiplied by the per share purchase price, as it may be adjusted as described herein, less any applicable withholding tax. No dividends have been credited on any restricted stock unit.

The following table identifies, for each of our directors and executive officers, the aggregate number of shares of our common stock subject to outstanding restricted stock units as of April 7, 2008 and the value of these restricted stock units, based on a $15.02 per share merger consideration, that will become fully vested in connection with the merger. The information in the table assumes that all these restricted stock units remain outstanding on the closing date of the merger.

	Number of
	Restricted Stock	Aggregate
Name	Units	Value(1)

John W. Spiegel	16,000	$240,320
Edward J. Robinson	8,000	120,160
Michael McGovern	8,000	120,160
F. Ross Johnson	8,000	120,160
Miguel Fernandez	16,000	240,320
James R. Murphy	38,250	574,515
John A. Sedor	20,900	313,918
Richard P. Lindsay	9,000	135,180
Adolfo Herrera	15,375	230,933

(1)	Prior to the effective time, the per share merger consideration may be reduced, causing the restricted stock units to be less “in-the-money.” Any such price reduction will be announced at least 14 days prior to the special meeting.

Stock Options

As of April 7, 2008, there were approximately 2,743,600 shares of our common stock issuable pursuant to stock options granted under our Amended and Restated 1991 Stock Option Plan, 2001 Employee Stock Option Plan, 2001 Directors’ Stock Option Plan and Amended and Restated 2005 Equity and Incentive Plan to our current executive officers and directors. Under the terms of the merger agreement, each outstanding option to purchase shares of our common stock held by an executive officer or director that is unexercised as of the effective time of the merger will become fully vested, cancelled and converted into the right to receive a cash payment equal to the number of shares of our common stock underlying the outstanding options multiplied by the amount (if any) by which the per share purchase price, as it may be adjusted as described herein, exceeds the option exercise price, less any applicable withholding taxes.

The following table identifies, as of April 7, 2008, for each of our directors and executive officers, (1) the aggregate number of shares of our common stock subject to outstanding options with an exercise price below $15.02, all of which shall be fully vested at the closing of the merger pursuant to the terms of the merger agreement, (2) the weighted average exercise price of these “in-the-money” options, (3) the aggregate value of these “in-the-money” options based on a $15.02 per share merger consideration and (4) the number of shares of our common stock underlying “underwater” options (where the exercise price equals or exceeds $15.02) to be cancelled upon the consummation of the merger. The information in the table assumes that all options remain outstanding on the closing date of the merger.

				Underwater Options
				to be Cancelled in
	In-the-Money Options(1)			Merger (2)
	Number of Shares	Weighted Avg.		Number of Shares
	Underlying Options	Exercise Price	Aggregate Value	Underlying Options

John W. Spiegel	90,000	$11.12	$351,400	—
Edward J. Robinson	40,000	11.64	135,100	—
Michael McGovern	619,200	9.51	3,414,209	—
F. Ross Johnson	40,000	11.64	135,100	—
Miguel Fernandez	162,100	8.85	1,767,000	—
James R. Murphy	837,000	9.60	4,535,115	—
John A. Sedor	425,000	11.54	1,481,125	—
Richard P. Lindsay	100,000	12.00	302,250	—
Adolfo Herrera	430,300	9.59	2,336,799	—

(1)	Exercise price of options is below the $15.02 per share merger consideration; prior to the effective time the per share merger consideration may be reduced, causing the options to be less “in-the-money.” Any such price reduction will be announced at least 14 days prior to the special meeting.

(2)	Exercise price of options is at or above the $15.02 per share merger consideration; prior to the effective time the per share merger consideration may be reduced, potentially causing more options to be underwater. Any such price reduction will be announced at least 14 days prior to the special meeting.

New Employment Arrangements

As of the date of this proxy statement, none of our executive officers who has plans or is expected to remain with the Surviving Corporation has entered into any agreement, arrangement or understanding with Teva or its affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation. Certain of our employees, however, are currently negotiating such arrangements with Teva or the Surviving Corporation.

Indemnification and Insurance

Teva and Acquisition Sub have agreed that all rights to indemnification existing in favor of the current or former directors, officers and employees of Bentley or any of its subsidiaries (other than CPEX) (the “Indemnitees”) as provided in ours and their respective articles of organization, bylaws or similar constituent documents, or agreements, as in effect as of the date of the merger agreement with respect to matters occurring prior to the effective time of the merger will survive the merger and continue in full force and effect for a period of not less than six years after the effective time of the merger, unless otherwise required by law.

Teva will indemnify and hold harmless each Indemnitee against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to any action or omission or alleged action or omission in such Indemnitee’s capacity as a director, officer or employee of Bentley or any of its subsidiaries or affiliates, or the merger, the merger agreement and any transactions contemplated thereby; and Teva will pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys’ fees) of any Indemnitee upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified.

The Surviving Corporation is required to maintain director and officer liability policies from a reputable carrier for a period of six years from the closing date of the merger with respect to claims arising from facts or events that existed or occurred prior to or at the effective time of the merger, and such policies must contain coverage that is at least as favorable to those who are covered by such existing policies. Teva or the Surviving Corporation may substitute a single premium tail policy with respect to such directors’ and officers’ liability insurance with terms and conditions that are at least as favorable as those of the existing policies. In no event will Teva be required to expend in excess of 300% of the current annual premium paid by us for our existing coverage for any annual premium (in the case Teva elects to maintain insurance) or any one time premium for a tail policy (in the case Teva elects to purchase a tail policy).

Voting Agreement

Mr. James Murphy, Bentley’s Chairman and Chief Executive Officer, Mr. Michael McGovern, Bentley’s Vice Chairman, and his wife, Mrs. Elizabeth McGovern, who currently hold an aggregate of approximately 13.8% of the outstanding Bentley shares of common stock, have executed an agreement with Teva and Acquisition Sub, pursuant to which they have agreed to vote all shares owned by them as of March 31, 2008, as well as any shares subsequently acquired by them, in favor of the merger agreement and the merger.

Material U.S. Federal Income Tax Consequences

The following summarizes the material U.S. federal income tax consequences to holders of shares of our common stock of the receipt of cash in exchange for such shares pursuant to the merger. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder and on judicial and administrative interpretations of the Code and the Treasury regulations, all as in effect on the date hereof and is subject to change, possibly with retroactive effect. This summary assumes that the merger will be consummated in accordance with the merger agreement and as described in this proxy statement. This summary is for general information only and does not purport to be a complete description of the consequences of the distribution nor does it address the effects of any estate, gift or other non-income federal tax laws or any state, local or foreign tax laws on the distribution. The tax treatment of a holder of our common stock may vary depending upon such holder’s particular situation, and certain stockholders (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, stockholders subject to the alternative minimum tax, partners in partnerships that hold our common stock, pass-through entities, traders in securities who elect to apply a mark-to-market method of accounting, stockholders who hold our common stock as part of a “hedge,” “straddle,” “conversion,” or “constructive sale transaction,” and holders that acquired shares of our common stock pursuant to the exercise of employee stock options or otherwise as compensation) may be subject to special rules not discussed below. The summary is limited to U.S. holders that hold shares of our common stock as a capital asset within the meaning of Section 1221 of the Code.

You are urged to consult your tax advisor as to the specific tax consequences of receipt of cash pursuant to the merger in light of your particular circumstances, including the effect of any federal, state, local or foreign tax laws and of changes in applicable tax laws.

For purposes of this summary, a “U.S. holder” means a beneficial owner of shares of our common stock that for U.S. federal income tax purposes is, (i) an individual citizen or resident of the United States, (ii) a corporation or other entity subject to tax as a corporation that is created or organized under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust (A) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (B) that has made a valid election to be treated as a U.S. person for such purposes. A “non-U.S. holder” is a beneficial owner (other than a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes)) of shares of our common stock who is not a U.S. holder. If a partnership (including any entity or arrangement treated as a partnership for such purposes) owns shares of our common stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that owns shares of our common stock should consult their tax advisers as to the particular tax consequences applicable to them.

U.S. Holders

Exchange of Shares of Common Stock for Cash Pursuant to the Merger Agreement

The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes (and also may be a taxable transaction under applicable state, local and foreign income and other tax laws). In general, for U.S. federal income tax purposes, a U.S. holder will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the holder’s adjusted tax basis in such shares (as such basis may be modified as a result of the distribution of the shares of CPEX in the spin-off). Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash pursuant to the merger. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the effective time of the merger the shares were held for more than one year. Long-term capital gains recognized by individual and certain other non-corporate U.S. holders are generally eligible for preferential rates of taxation. The deductibility of capital losses is subject to certain limitations.

Backup Withholding and Information Reporting

The receipt of cash in exchange for shares of our common stock pursuant to the merger by a U.S. holder may be subject to information reporting and backup withholding tax at the applicable rate (currently 28 percent), unless the U.S. holder (i) timely furnishes an accurate taxpayer identification number and otherwise complies with applicable U.S. information reporting or certification requirements (typically by completing and signing an Internal Revenue Service (“IRS”) Form W-9, or a Substitute Form W-9, a copy of which will be included as part of the letter of transmittal to be timely returned to the paying agent) or (ii) is a corporation or other exempt recipient and, when required, properly establishes such fact. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

Non-U.S. Holders

Exchange of Shares of Common Stock for Cash Pursuant to the Merger Agreement

The receipt of cash in exchange for shares of our common stock pursuant to the merger generally will be exempt from U.S. federal income tax, unless:

•	the non-U.S. holder is an individual who was present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met;

•	the gain, if any, is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to a permanent establishment or fixed base the non-U.S. holder maintains in the United States); or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period ending at the effective time of the merger or the period that the non-U.S. holder held our common stock. We do not believe that we have been, currently are, or will become, a United States real property holding corporation. If we were or were to become a United States real property holding corporation at any time during the applicable period, however, any gain recognized by a non-U.S. holder upon the receipt of cash in exchange for shares of our common stock pursuant to the merger by a non-U.S. holder that did not own (directly, indirectly or constructively) more than 5 percent of our common stock during the applicable period would not be subject to U.S. federal income tax, provided that our common stock is “regularly traded on an established securities market” (within the meaning of Section 897(c)(3) of the Code) in the calendar year of the merger.

Individual non-U.S. holders who are subject to U.S. federal income tax because the holders were present in the United States for 183 days or more during the year of the merger are taxed on their gains (including gains from the sale of shares of our common stock and net of applicable U.S. losses from sales or exchanges of other capital assets recognized during the year) at a flat rate of 30 percent or such lower rate as may be specified by an applicable income tax treaty. Other non-U.S. holders subject to U.S. federal income tax with respect to gain recognized on the receipt of cash in exchange for shares of our common stock pursuant to the merger generally will be taxed on any such gain in the same manner as if they were U.S. holders and, in the case of foreign corporations, such gain may be subject to an additional branch profits tax at a 30 percent rate (or such lower rate as may be specified by an applicable income tax treaty).

Backup Withholding and Information Reporting

In general, non-U.S. holders will not be subject to backup withholding and information reporting with respect to the receipt of cash in exchange for shares of our common stock pursuant to the merger if they provide the paying agent with an IRS Form W-8BEN (or an IRS Form W-8ECI if the gain is effectively connected with the conduct of a U.S. trade or business by such non-U.S. holders) and we or our paying agent do not have actual knowledge (or reason to know) that the holder is a U.S. holder. If shares of our common stock are held through a foreign partnership or other flow-through entity, certain documentation requirements may also apply to the partnership or other flow-through entity. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

Regulatory Approvals

The merger is subject to, and the parties’ obligations to complete the merger are conditioned on, approval by governmental authorities in Germany under the antitrust/competition laws of such jurisdiction. The competition filing required in Germany was made by Teva on April 24, 2008.

While there can be no assurance that the merger will not be challenged by a governmental authority or private party on antitrust grounds, Bentley, based on a review of information provided by Teva relating to the businesses in which it and its affiliates are engaged, believes that the merger can be effected in compliance with antitrust laws. The term “antitrust laws” means the foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

Delisting and Deregistration of Common Stock

If the merger is completed, our common stock will be delisted from the NYSE and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of our common stock.

Amendment to Bentley’s Rights Plan

On March 31, 2008, in connection with the execution of the merger agreement, the Company and American Stock Transfer and Trust Company (the “Rights Agent”) entered into Amendment No. 1 to the Renewed Rights Agreement between the Company and the Rights Agent dated December 21, 2004. The amendment permits the execution of the merger agreement and the performance and consummation of the transactions contemplated by the merger agreement, including the merger, without triggering the provisions of the Renewed Rights Agreement.

THE MERGER AGREEMENT

The summary of the material terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to carefully read the merger agreement in its entirety.

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about the Company. Such information can be found elsewhere in this proxy statement and in the other public filings the Company makes with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

The merger agreement contains representations and warranties the Company, Teva and Acquisition Sub made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between the Company, Teva and Acquisition Sub and may be subject to important qualifications and limitations agreed by the Company, Teva and Acquisition Sub in connection with negotiating its terms. The representations and warranties of the Company may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate, Moreover, certain representations and warranties may not be accurate or complete as of any specified date because they are subject to a contractual standard of materiality different from those generally applicable to stockholders or were used for the purpose of allocating risk among the Company, Teva and Acquisition Sub rather than establishing matters as facts. For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information.

The Merger

The merger agreement provides for the merger of Acquisition Sub with and into Bentley upon the terms, and subject to the conditions, of the merger agreement. As the Surviving Corporation, Bentley will continue to exist following the merger. Upon consummation of the merger, the directors and officers of Acquisition Sub will be the initial directors and officers of the Surviving Corporation.

We, Teva or Acquisition Sub may terminate the merger agreement prior to the consummation of the merger in certain circumstances, whether before or after the adoption and approval by our stockholders of the merger agreement. Additional details on termination of the merger agreement are described in “— Termination of the Merger Agreement” beginning on page 49.

Effective Time

The merger will be effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware. We expect to complete the merger as promptly as practicable after our stockholders adopt and approve the merger agreement.

Unless otherwise agreed by the parties to the merger agreement, the parties are required to close the merger no later than the second business day after the satisfaction or waiver of the conditions described under “— Conditions to the Merger” beginning on page 46.

Aggregate Purchase Price; Merger Consideration; Adjustments

The aggregate purchase price to be paid by Teva is $360 million, as may be adjusted pursuant to the terms of the merger agreement. Based on the exercise price and number of outstanding shares of common stock and options of Bentley as of the date of the merger agreement, and prior to any potential tax or options adjustments relating to the spin-off as provided in the merger agreement (which may reduce the per share purchase price as described below), the purchase price per share of Bentley common stock to be paid by Teva in the merger would be $15.02.

Each share of our common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive the merger consideration in cash, without interest and less certain applicable withholding taxes, other than the following shares:

•	shares owned by Teva, Acquisition Sub or any subsidiary of Teva, or held in the treasury of Bentley;

•	shares owned by any direct or indirect wholly owned subsidiary of Bentley; and

•	shares held by holders who have properly demanded and perfected their appraisal rights.

After the merger is effective, each holder of any shares of our common stock (other than the excepted shares described above) will no longer have any rights with respect to the shares, except for the right to receive the merger consideration. See “Dissenters’ Rights of Appraisal” beginning on page 54.

The aggregate purchase price is subject to reduction to the extent that the value of the CPEX stock distributed to Bentley’s stockholders in the spin-off exceeds certain thresholds. Immediately following the spin-off, the value of the CPEX stock distributed to Bentley’s stockholders in the spin-off will be calculated by multiplying the number of shares of CPEX common stock distributed to Bentley’s stockholders pursuant to the spin-off by the volume weighted average trading price of one share of CPEX common stock on the first day of trading of the CPEX common stock on the principal market on which such stock trades following the spin-off. The aggregate consideration to be paid by Teva for the Bentley common stock and to holders of options to purchase Bentley common stock will be reduced by:

•	the product of (i) the amount, if any, by which the value of the CPEX stock distributed to Bentley’s stockholders in the spin-off exceeds $34 million, multiplied by (ii) 8.5%; and

•	the product of (i) the amount, if any, by which the value of the CPEX stock distributed to Bentley’s stockholders in the spin-off exceeds the sum of (a) $65 million, plus (b) the amount calculated under the immediately preceding bullet point, multiplied by (ii) the applicable federal income tax rate (expected to be between 34% and 35%).

This reduction is designed to compensate Teva for tax liabilities Bentley may incur as a result of the spin-off and which Teva may indirectly assume as a result of the merger.

In addition, following the spin-off, the exercise price and number of outstanding options to purchase Bentley common stock, and the number of outstanding restricted stock units, will be equitably adjusted in an effort to maintain the intrinsic value such options and restricted stock units had prior to the spin-off. In order to account for this equitable adjustment to the exercise price and number of Bentley options and restricted stock units that will be made in connection with the spin-off, the per share purchase price will be recalculated prior to the special meeting in order to spread the aggregate purchase price across (i) all shares of Bentley common stock and restricted stock units then outstanding and (ii) all options to purchase Bentley common stock with an exercise price less than the price per share to be paid in the merger.

In order to determine the per share merger consideration following adjustments, if any, to the aggregate purchase price and equitable adjustments to the outstanding Bentley options and restricted stock units in connection with the spin-off, it will first be necessary to determine which Bentley options will be exercisable for profit at the time of the closing of the merger, or “in-the-money”. This will be determined on an iterative basis by initially dividing the aggregate purchase price, as adjusted if applicable, by the aggregate number of shares of outstanding Bentley common stock and restricted stock units exclusive of any Bentley options (the “basic per share consideration”), and then recalculating the basic per share consideration taking into account the tranche of Bentley options all having the same, and lowest, per share exercise price, and then repeating this process with each additional tranche of Bentley options in increasing order of per share exercise price until no additional tranches of Bentley options become “in-the-money” options as a result of such calculation. When the amount of “in-the-money” options has been determined, the per share merger consideration will be equal to the quotient obtained:

•	by dividing the sum of:

•	the aggregate purchase price, as adjusted if applicable, plus

•	the product of:

•	the weighted average exercise price for all “in-the-money” Bentley options immediately following the adjustments to the Bentley options and restricted stock units in connection with the spin-off (the “equity adjustment date”), multiplied by

•	the aggregate number of shares of Bentley common stock into which all “in-the-money” options are convertible as of the equity adjustment date,

•	by the result of subtracting:

•	the number of shares of Bentley common stock into which all Bentley options which are not “in-the-money” options would be convertible as of the equity adjustment date, from

•	the aggregate number of shares of Bentley common stock on a fully diluted basis (including all options and restricted stock units) as of the equity adjustment date.

We will announce the final per share merger consideration, reflecting these potential adjustments relating to the spin-off, at least 14 days prior to the special meeting.

Treatment of Options and Restricted Stock Units

Options.  At the effective time of the merger, all outstanding options to acquire our common stock will be fully vested, cancelled and converted into the right to receive a cash payment equal to the number of shares of our common stock underlying the options multiplied by the amount (if any) by which the merger consideration exceeds the exercise price, less any applicable withholding taxes.

Restricted Stock Units.  At the effective time of the merger, all outstanding restricted stock units will be cancelled and converted into the right to receive a cash payment equal to the number of restricted stock units multiplied by the merger consideration, less any applicable withholding taxes.

The effect of the merger upon our other employee benefit plans is more fully described under “— Employee Benefits” beginning on page 51.

Payment for the Shares of Common Stock

Teva has designated American Stock Transfer and Trust Company as paying agent to make payment of the merger consideration as described above. At or prior to the effective time of the merger, Teva will deposit or cause to be deposited in trust with the paying agent the funds necessary to pay the aggregate merger consideration.

At the effective time of the merger, we will close our stock ledger. After that time, there will be no further transfer of shares of our common stock.

As soon as reasonably practicable after the effective time of the merger, the Surviving Corporation will cause the paying agent to send you a letter of transmittal and instructions advising you how to surrender your shares of common stock in exchange for the merger consideration. The paying agent will pay you your merger consideration after you have provided to the paying agent your signed letter of transmittal and any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of the merger consideration. The Surviving Corporation will reduce the amount of any merger consideration paid to you by any applicable withholding taxes.

If any cash deposited with the paying agent is not claimed within one year following the effective time of the merger, such cash will be returned to Teva upon demand subject to any applicable unclaimed property laws. Any unclaimed amounts remaining immediately prior to when such amounts would escheat to or become property of any government entity will be returned to Teva free and clear of any prior claims or interest.

Representations and Warranties

In the merger agreement, Bentley, Teva and Acquisition Sub each made representations and warranties relating to, among other things:

•	corporate organization and existence;

•	subsidiaries;

•	corporate power and authority to enter into and consummate the transactions contemplated by, and enforceability of, the merger agreement;

•	the absence of conflicts with or defaults under organizational documents, other contracts and applicable laws;

•	compliance with applicable laws;

•	required regulatory filings and consents and approvals of governmental entities;

•	absence of litigation; and

•	brokers.

Bentley also made representations and warranties relating to:

•	organizational documents;

•	capital structure;

•	permits and licenses;

•	documents filed with the SEC;

•	absence of certain changes or events since December 31, 2007;

•	no undisclosed liabilities;

•	compensation, employee benefit and labor matters;

•	intellectual property matters;

•	tax matters;

•	sufficiency of assets;

•	environmental matters;

•	regulatory compliance;

•	material leases and title to properties;

•	material contracts;

•	insurance;

•	the receipt by the board of directors of a fairness opinion from Deutsche Bank;

•	the required vote of Bentley stockholders;

•	transactions with affiliates; and

•	state takeover statutes and our rights agreement.

In the merger agreement, Teva and Acquisition Sub also each made representations and warranties relating to:

•	the availability of the funds necessary to perform their obligations under the merger agreement; and

•	the ownership of Bentley common stock.

Many of Bentley’s representations and warranties are qualified by a Company Material Adverse Effect standard. For purposes of the merger agreement, “Company Material Adverse Effect” is defined to mean any change, effect, event or circumstance that is, or would reasonably be expected to be, materially adverse to the business, operations, results of operations or financial condition of Bentley and its subsidiaries taken as a whole, other than any change, effect or circumstance relating to or resulting from:

•	changes in general political or economic conditions;

•	changes in the general financial or securities markets condition;

•	any events, circumstances, changes or effects that affect the medical or pharmaceutical industries generally;

•	any changes in laws or interpretations thereof;

•	any changes in GAAP or other accounting principles or requirements;

•	any outbreak or escalation of hostilities or war or any act of terrorism;

•	the announcement of, or compliance with, the merger agreement and the transactions contemplated thereby;

•	any decline in the market price, or change in the trading value, of the Company, or any failure by the Company to meet any internal or public projections, forecasts or estimates of earnings or revenue (provided, however, that the underlying cause for such decline, change or failure may be considered in determining whether there may be a Company Material Adverse Effect); or

•	the assets and liabilities relating to the drug delivery business that are not part of the Company or its subsidiaries at the effective time and that do not otherwise adversely impact the Company except in each case where such changes, individually or in the aggregate, have a materially disproportionate effect on Bentley and its subsidiaries (taken as a whole), or would reasonably be expected to prevent or materially delay the consummation of the merger or the other transactions contemplated by the merger agreement.

Conduct of Business Prior to Closing

We have agreed in the merger agreement that, until the consummation of the merger, except as contemplated by the merger agreement, as required by the agreements effecting the spin-off, or any applicable law, or as otherwise disclosed in the Company disclosure schedule to the merger agreement, we will:

•	conduct, and cause our subsidiaries to conduct, our operations in the ordinary and usual course of business, in a manner consistent with past practice in all material respects and in compliance with all applicable laws in all material respects; and

•	use, and cause each of our subsidiaries to use its, commercially reasonable efforts to (i) preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates, (ii) maintain and keep material properties and assets in good repair and condition, subject to ordinary course wear and tear, and (iii) maintain in effect all material governmental permits necessary to the current operation of Bentley.

We have also agreed that, until the consummation of the merger, except as expressly contemplated by the merger agreement or consented to in writing by Teva (which consent will not be unreasonably withheld, conditioned or delayed), as required by the terms of the agreements effecting the spin-off, or applicable law, or as otherwise disclosed in the Company disclosure schedule to the merger agreement, we and our subsidiaries generally will not:

•	amend or otherwise change our organizational documents or the organizational documents of any of our subsidiaries;

•	issue, sell, pledge, dispose, encumber, grant or subject to any lien any shares of our or our subsidiaries’ capital stock, any other rights of any kind to acquire any shares of our or our subsidiaries’ capital stock, or any other equity-based awards, except pursuant to the exercise of equity awards, in each case, that are outstanding as of the date of the merger agreement, and except as required by certain employment agreements;

•	declare, authorize, make or pay any dividend or other distribution payable in cash, stock, property or otherwise, with respect to our or our subsidiaries’ capital stock;

•	split, combine or reclassify any of our capital stock or issue, authorize the issuance of any other securities in respect of, or in substitution for, shares of our capital stock or alter any term of any of our or any of our subsidiaries’ outstanding securities;

•	effect any recapitalization, reclassification or change in the capitalization of Bentley or any of our subsidiaries;

•	purchase, redeem or otherwise acquire any shares of our capital stock or any of our other securities or any rights, warrants or options to acquire any such shares or other securities, except as required under the terms of any plan existing on the date of the merger agreement;

•	except as required pursuant to existing written agreements executed prior to, or benefit plans in effect as of, the date of the merger agreement, or insofar as it creates no additional liability to Bentley or any subsidiary:

•	increase the compensation or other benefits payable or to become payable (including unusual or extraordinary bonuses) to directors or executive officers, or, except in the ordinary course of business consistent with past practice, to employees;

•	grant any severance or termination pay to (except pursuant to existing agreements, plans or policies), or enter into any severance agreement with any director or executive or, except in the ordinary course of business consistent with past practice, employees;

•	enter into any employment agreement;

•	establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except as would not result in a material cost increase to Bentley; or

•	establish, adopt, amend or terminate any benefit plan;

•	except as required under Bentley’s benefit plans or certain employment agreements, grant, confer or award options, convertible securities, restricted stock units or other rights to acquire capital stock, or take any action to cause to be exercisable any otherwise unexercisable option;

•	make any loans, advances or capital contributions to, any other person, other than (but only as permitted under applicable law), to employees and consultants in respect of expenses incurred in the ordinary course of business consistent with past practice, Bentley’s expense reimbursement policies or the applicable consulting arrangement as in effect as of the date of the merger agreement;

•	pay any management, consulting or similar fee to any affiliate or stockholder (other than employees or directors of Bentley in accordance with the ordinary course of business consistent with past practice);

•	acquire or agree to acquire any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets in connection with acquisitions or investments which is material to Bentley as a whole;

•	incur any long-term indebtedness for borrowed money or guarantee any such indebtedness for any person except for indebtedness (i) incurred under existing credit facilities or incurred to replace or renew any existing indebtedness, (ii) incurred in the ordinary course of business and in an amount that, in the aggregate, does not exceed $1 million, (iii) for which CPEX shall be the sole obligor, or (iv) incurred in order to satisfy any tax obligation related solely to the distribution of the shares of CPEX pursuant to the spin-off and that may come due prior to the effective time of the merger;

•	cancel any indebtedness payable to Bentley;

•	waive or assign any claims or rights of substantial value other than in the ordinary course of business;

•	make or commit to any new capital expenditure or expenditures which, in the aggregate, are in excess of $1 million, except for capital expenditures or expenditures made in the ordinary course of business consistent with past practice (including any capital expenditure set forth on any operating budget in effect at the time the merger agreement was executed);

•	make or change any material tax election, adopt or change any accounting method for tax purposes, file any material amended tax return, enter into any closing agreement with respect to, or otherwise settle, any material tax claim or assessment, surrender any right to claim a refund of material taxes, or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment;

•	modify, amend or terminate any material contract other than in the ordinary course of business consistent with past practice, unless such modification, amendment or termination would, individually or in the aggregate, reasonably be expected to (i) have a Company Material Adverse Effect, (ii) impair in any material respect the ability of Bentley to perform its obligations under the merger agreement or (iii) prevent or materially delay the consummation of the transactions contemplated by the merger agreement

•	modify or amend the agreements effecting the spin-off in a manner adverse to Bentley or Teva;

•	make any material change to our methods, principles or practices of accounting in effect at December 31, 2007 or revalue any material assets, except (i) as required by GAAP (or any interpretation thereof) or the Exchange Act, (ii) as required by a governmental authority, (iii) to permit the audit of Bentley’s financial statements in compliance with GAAP or (iv) as required by a change in applicable law;

•	other than in the ordinary course of business consistent with past practice, sell, lease, license, transfer, exchange or swap, sell and leaseback, mortgage or otherwise encumber any material portion of our properties or assets, except (i) for transactions among Bentley and its wholly-owned subsidiaries or among Bentley’s wholly-owned subsidiaries, (ii) pursuant to existing agreements in effect prior to the execution of the merger agreement, (iii) as may be required by applicable law in order to permit or facilitate the consummation of the transactions contemplated by the merger agreement, or (iv) properties or assets exclusively related to or used in the drug delivery business in accordance with the agreements effecting the spin-off;

•	enter into, modify, amend or terminate any material lease of real property;

•	other than in the ordinary course of business consistent with past practice, settle any action, suit, investigation or other proceeding which, in the aggregate, require an out-of-pocket expense in excess of $500,000;

•	other than in the ordinary course of business consistent with past practice, sell, transfer or license to any person or otherwise extend, amend or modify any material rights to our intellectual property, except pursuant to the agreements effecting the spin-off or between Bentley and its subsidiaries or among wholly-owned subsidiaries of Bentley; or

•	authorize or enter into any written agreement or otherwise make any commitment to do any of the foregoing.

The foregoing restrictions do not apply to CPEX or its subsidiaries, but only to the extent that any actions taken (in the case of the restrictions set forth above) or not taken (in the case of obligations set forth above) by CPEX and its subsidiaries would not have any adverse impact on Bentley after giving effect to the spin-off and would not reasonably be expected to prevent or materially delay the consummation of the merger.

Agreement to Take Further Action and to Use Reasonable Best Efforts

Subject to the terms and conditions set forth in the merger agreement, each of the parties to the merger agreement has agreed to use its reasonable best efforts to consummate the merger, including obtaining consents and approvals under any law, preventing the enactment of injunctions or orders that could adversely affect the ability of the parties to consummate the transactions contemplated by the merger agreement, defending against any actions related to the transactions contemplated by the merger agreement and filing and submitting information requested by any governmental authorities. The parties have also agreed to use their reasonable best efforts to make any required submissions under any applicable antitrust laws.

Teva and Acquisition Sub have agreed to use reasonable best efforts to obtain all consents under any antitrust, competition or pharmaceutical law that may be required, so as to enable the parties to close the transactions contemplated by the merger agreement as promptly as practicable. Teva has agreed, within commercially reasonable limits, to sell or divest any assets or businesses of either Teva or Bentley, as required to avoid the entry of, or to vacate, any order that would otherwise have the effect of preventing or materially delaying the consummation of the merger. However, none of Teva, Acquisition Sub, Bentley or their respective affiliates will be required to take any such action that would reasonably be expected to have a material adverse effect on the financial condition, business, assets or results of operations of Bentley and its subsidiaries taken as a whole, or an effect of similar magnitude on Teva and its subsidiaries.

The Spin-off

Bentley has agreed to use its reasonable best efforts to effect the spin-off as promptly as practicable.

Conditions to the Merger

Conditions to Each Party’s Obligations.  Each party’s obligation to complete the merger is subject to the satisfaction or waiver, at or prior to the effective time of the merger, of the following conditions:

•	the merger agreement must have been adopted by the affirmative vote of the holders of a majority of the outstanding shares of our common stock;

•	all consents required under any antitrust law shall have been obtained and any applicable waiting period thereunder shall have expired or been terminated;

•	no governmental entity shall have enacted any order, injunction, decree or other legal restraint or prohibition prohibiting the consummation of the merger; and

•	Bentley must have completed the spin-off.

Conditions to Teva’s and Acquisition Sub’s Obligations.  The obligation of Teva and Acquisition Sub to complete the merger is subject to the satisfaction or waiver, at or prior to the effective time of the merger, of the following additional conditions:

•	our representations and warranties with respect to our capitalization must be true and correct in all respects, subject to the allowance for de minimis deviations;

•	all other representations and warranties made by us in the merger agreement must be true and correct as of the date of the merger agreement and as of the closing date as if made at and as of such time (without giving effect to any “materiality” qualifications or “Company Material Adverse Effect” set forth in such representations and warranties), except where the failure to be so true and correct would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided that any representations made by us as of a specific date need only be so true and correct as of the date made;

•	we must have performed or complied in all material respects with all obligations required to be performed under the merger agreement at or prior to the closing date;

•	since the date of the merger agreement, there must not have been any event that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and

•	we must deliver to Teva at closing a certificate with respect to the satisfaction of the foregoing conditions.

Conditions to Bentley’s Obligations.  Our obligation to complete the merger is subject to the satisfaction or waiver, at or prior to the effective time of the merger, of the following further conditions:

•	the representations and warranties made by Teva and Acquisition Sub in the merger agreement that are qualified by materiality must be true and correct, and the representations and warranties made by Teva and Acquisition Sub in the merger agreement that are not so qualified must be true and correct, except where the failure of such representations and warranties to be so true and correct as would not prevent or materially delay the consummation of the transactions contemplated by the merger agreement, in each case as of the date of the merger agreement and as of the closing date as if made as of such time; provided that any representations made by Teva and Acquisition Sub as of a specific date need only be true and correct as of the date made;

•	Teva and Acquisition Sub must have performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the closing date; and

•	Teva’s delivery to us at closing of a certificate with respect to the satisfaction of the foregoing conditions.

If a failure to satisfy one of these conditions to the merger is not considered by our board of directors to be material to our stockholders, the board of directors may waive compliance with that condition. Our board of directors is not aware of any condition to the merger that cannot be satisfied. Under Delaware law, after the merger agreement has been adopted by our stockholders, the merger consideration cannot be changed and the merger agreement cannot be altered in a manner adverse to our stockholders without re-submitting the revisions to our stockholders for their approval.

Solicitation of Other Offers

Bentley has agreed it shall not, and shall not authorize or knowingly permit its officers, directors, employees, accountants, consultants, legal counsel, agents or other representatives (collectively, “representatives”), subsidiaries, affiliates or any of their respective representatives to, directly or indirectly:

•	solicit, initiate or knowingly facilitate or encourage (including by way of providing material nonpublic information), or agree to, approve or endorse any competing proposal;

•	enter into, continue or otherwise participate in any negotiations or discussions regarding, or furnish to any person any material nonpublic information with respect to, any competing proposal;

•	approve or recommend any competing proposal;

•	enter into any letter of intent or similar document or agreement or commitment to (i) facilitate or consummate any competing proposal, (ii) approve or endorse any competing proposal, or (iii) in connection with any competing proposal, require us to abandon, terminate or fail to consummate the merger;

•	amend or grant any waiver or release or approve any transaction or redeem any rights under our stockholder rights plan; or

•	resolve, propose or agree to take any of the foregoing actions.

Bentley is permitted to terminate, amend, modify, waive or fail to enforce any provision of any “standstill” or similar obligation of any person if Bentley’s board of directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law. In addition, under the merger agreement, Bentley has agreed to, and to cause its representatives, its subsidiaries and affiliates and their respective representatives, to, immediately cease and cause to be terminated all discussions or negotiations existing as of March 31, 2008 with any person with respect to any competing proposal and request the prompt return or destruction of all confidential information previously furnished in connection therewith.

For purposes of the merger agreement, “competing proposal” means any proposal or offer from any person (other than Teva or any of its subsidiaries or affiliates) relating to, or any inquiry that could reasonably be expected to lead to:

•	a merger, consolidation, recapitalization, liquidation, dissolution, joint venture, binding share exchange, business combination or similar transaction involving Bentley or any of its significant subsidiaries pursuant to which any person or the stockholders of any person would own 25% or more of any class of equity securities of Bentley or any of its significant subsidiaries or of any resulting parent company of Bentley; or

•	any direct or indirect acquisition or purchase by any person that would constitute 25% or more of the revenues, net income or assets of Bentley and its subsidiaries, taken as a whole (but exclusive of CPEX), or 25% or more of any class of equity securities of Bentley or any of its significant subsidiaries;

in each case, other than the merger.

The merger agreement provides further that, notwithstanding the restrictions described above, if Bentley’s board of directors determines in good faith (after consultation with its outside legal and financial advisors) that (i) such competing proposal constitutes or could reasonably be expected to result in a superior proposal, as described below, and (ii) the failure to take such action would be inconsistent with its fiduciary duties under applicable law, then Bentley and its representatives may:

•	furnish information with respect to Bentley and its subsidiaries to the person making the competing proposal pursuant to a customary confidentiality agreement not less favorable in the aggregate to that person than the provisions of the confidentiality agreement between Bentley and Teva, provided that all of the information to be furnished has previously been provided or made available to Teva or its representatives or is provided or made available to Teva or its representatives prior to or substantially concurrent with the time it is provided to such person; and

•	participate in discussions or negotiations with the person making the competing proposal regarding the competing proposal.

The merger agreement provides that the term “superior proposal” means any competing proposal that if consummated would be reasonably likely to result in the ownership of, directly or indirectly, at least a majority of the shares of Bentley common stock then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the assets of Bentley and its subsidiaries (exclusive of CPEX), which Bentley’s board of directors determines in good faith (after consultation with its outside legal and financial advisors) considering such factors as Bentley’s board of directors considers to be appropriate (including the conditionality and timing, the likelihood of consummation of such proposal and the financing thereof) to be more favorable to Bentley and its stockholders than the transactions contemplated by the merger agreement, taking into account any proposed alteration of the terms of the merger agreement agreed to by Teva after Teva receives notice of the competing proposal.

Notwithstanding the restrictions described below regarding the ability of Bentley’s board of directors to make a change in recommendation, at any time prior to the time Bentley stockholders have adopted the merger agreement, (i) Bentley’s board of directors may change, qualify, withhold or withdraw its recommendation to stockholders to adopt the merger agreement, or approve or recommend, or propose to approve recommend any competing proposal, if Bentley’s board of directors determines in good faith, after consultation with its outside legal and financial advisors, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, and (ii) in response to an unsolicited bona fide written competing proposal that Bentley’s board of directors determines in good faith (after consultation with outside legal and financial advisors) constitutes a superior proposal, Bentley may terminate the merger agreement and, concurrently with such termination, may enter into a definitive agreement with respect to such superior proposal, provided, that:

•	Bentley has provided to Teva three business days’ prior written notice advising Teva that Bentley’s board of directors intends to take such action;

•	if such change in recommendation by Bentley’s board of directors or termination of the merger agreement by Bentley is being made as a result of a superior proposal, the notice delivered to Teva described above must specify the material terms and conditions of any superior proposal and the identity of the person making the proposal (any material amendment to the amount or form of consideration of the superior proposal) will require a new notice and a new three business day period) and during such three-day period, Bentley must have engaged in good faith negotiations with Teva regarding any amendment to the merger agreement proposed by Teva, and Bentley’s board of directors must consider in good faith such proposed changes (in consultation with its outside legal and financial advisors); and

•	in the case of a termination of the merger agreement by Bentley as a result of a superior proposal, Bentley must pay the termination fee payable to Teva prior to or concurrently with such termination as described below under “— Termination Fee”.

The merger agreement provides that Bentley must as promptly as practicable (and in any event within 24 hours after receipt) notify Teva of any competing proposal, the material terms and conditions of any such competing proposal (including any material changes thereto) and the identity of the person making the competing proposal.

If Bentley materially breaches any of the obligations of the no solicitation provisions of the merger agreement, Teva will be entitled to terminate the merger agreement and Bentley will become obligated to pay a $13 million termination fee to Teva.

The merger agreement provides that the no-solicitation provisions described above or the obligations regarding the duty to recommend the adoption of the merger agreement to its stockholders described below do not prohibit Bentley’s board of directors from (i) disclosing to Bentley’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if Bentley’s board of directors has reasonably determined in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with any applicable law. The foregoing disclosures shall not be a basis, in themselves, for Teva to terminate the merger agreement so long as any such disclosure rejects any competing proposal and reaffirms the board of directors’ recommendation to Bentley stockholders to adopt the merger agreement.

Recommendation Withdrawal

The merger agreement requires Bentley to duly call, give notice of, convene and hold the special meeting of its stockholders for the purpose of voting on the adoption of the merger agreement; provided, that Bentley is permitted to delay or postpone convening the Bentley stockholder meeting to a date that is 14 days following the completion of the spin-off. Subject to the exceptions described above, Bentley’s board of directors has agreed to recommend that Bentley’s stockholders vote in favor of adoption of the merger agreement and that it will not (i) change, qualify, withhold or withdraw the recommendation by Bentley’s board of directors that Bentley’s stockholders vote in favor of the adoption of the merger, or (ii) approve or recommend, or propose to approve or recommend, any competing proposal (clauses (i) and (ii) constituting a “change of recommendation by Bentley’s board of directors”).

Upon any change of recommendation by Bentley’s board of directors, Teva will be entitled to terminate the merger agreement and Bentley will become obligated to pay a $13 million termination fee to Teva.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time prior to the consummation of the merger, whether before or after stockholder approval has been obtained:

•	by mutual written consent of Bentley and Teva;

•	by either Bentley or Teva if:

•	the merger is not completed on or before October 1, 2008, so long as the failure of the merger to be completed by such date is not due to the failure of the party seeking to terminate the merger agreement to perform or comply in all material respects with the covenants and agreements of such party set forth in the merger agreement;

•	if any governmental authority shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement, and such order or other action shall have become final and non-appealable; but only to the extent the party seeking to terminate will have used its reasonable best efforts to remove such order or action in accordance with the reasonable best efforts provision of the merger agreement; or

•	the requisite stockholder vote with respect to the adoption of the merger agreement will not have been obtained at the special meeting or any adjournment or postponement thereof.

•	by Bentley, if:

•	Teva or Acquisition Sub has breached any of its representations, warranties, covenants or agreements under the merger agreement in a manner which would result in the failure of certain conditions to closing, and where that breach is not cured before October 1, 2008 and within 30 days following written notice to the party committing such breach; or

•	the termination is effected prior to receipt of the requisite stockholder approval in accordance with and subject to the terms and conditions of the competing proposal termination right of the solicitation provision of the merger agreement; provided that we pay the termination fee in advance of or concurrently with such termination.

•	by Teva, if:

•	we have breached any of our representations, warranties, covenants or agreements under the merger agreement in a manner which would result in a failure of certain conditions to closing, and where that breach is not cured before October 1, 2008 and within 30 days following written notice to us;

•	a change of the recommendation of our board of directors has occurred;

•	we fail to reaffirm the recommendation of our board of directors that our stockholders adopt the merger agreement within five business days of a request to do so by Teva;

•	we fail to use reasonable best efforts to effect the spin-off; or

•	we have materially breached any of our obligations under the solicitation provision of the merger agreement.

Termination Fees and Expenses

Termination Fees

If we terminate the merger agreement or the merger agreement is terminated by Teva or Acquisition Sub under the conditions described in further detail below, we must pay a termination fee to Teva. The termination fee is $13 million.

We must pay a termination fee at the direction of Teva if:

•	we terminate the merger agreement in compliance with the terms and conditions of the competing proposal termination provision as described above, before the receipt of the requisite stockholder approval;

•	Teva terminates the merger agreement because:

•	a change of the recommendation of our board of directors has occurred;

•	we fail to reaffirm the recommendation of our board of directors that our stockholders adopt the merger agreement within five business days of a request to do so by Teva; or

•	we fail to use reasonable best efforts to effect the spin-off;

•	we or Teva terminate the merger agreement because the merger is not completed on or before October 1, 2008, so long as the failure of the merger to be completed by such date is not due to the failure of the party seeking to terminate the merger agreement to perform or comply in all material respects with the covenants and agreements of such party set forth in the merger agreement, and,

•	at any time after the date of the merger agreement and prior to the termination of the merger agreement, and prior to obtaining the requisite stockholder approval, a competing proposal had been publicly proposed or publicly disclosed; and

•	within twelve months after such termination we enter into an agreement with respect to, or consummate, any competing proposal;

•	we or Teva terminate the merger agreement because the merger is not completed on or before October 1, 2008, so long as the failure of the merger to be completed by such date is not due to the failure of the party seeking to terminate the merger agreement to perform or comply in all material respects with the covenants and agreements of such party set forth in the merger agreement, and,

•	we have failed to effect the spin-off; and

•	the SEC has previously indicated that it has no additional comments to the Registration Statement on Form 10 last filed by CPEX; and

•	Duff & Phelps LLC is prepared to deliver an opinion that Bentley has sufficient surplus under Delaware law to make the distribution of CPEX common stock and that each of Bentley and CPEX will be solvent and adequately capitalized after giving effect to such distribution.

Expense Reimbursement

We have agreed to reimburse Teva’s and Acquisition Sub’s costs and expenses incurred in connection with the merger agreement, in an amount of $2 million, if the merger agreement is terminated under the following circumstances:

•	failure to obtain Company stockholder approval at the special meeting or any adjournment thereof at which the merger agreement was voted; or

•	we or Teva terminate the merger agreement because the merger is not completed on or before October 1, 2008, so long as the failure of the merger to be completed by such date is not due to the failure of the party seeking to terminate the merger agreement to perform or comply in all material respects with the covenants and agreements of such party set forth in the merger agreement, and, at any time after the date of the merger agreement and prior to the termination of the merger agreement, and prior to obtaining the requisite stockholder approval, a competing proposal had been publicly proposed or publicly disclosed; or

•	we have failed to effect the spin-off in circumstances where either (i) the SEC will not clear for effectiveness the Registration Statement on Form 10 last filed by CPEX, or (ii) Duff & Phelps LLC will not deliver its opinion that Bentley has sufficient surplus under Delaware law to make the distribution of CPEX common stock and that each of Bentley and CPEX will be solvent and adequately capitalized after giving effect to such distribution.

Any expense reimbursement payment shall be made within two business days after the termination of the merger agreement, and in no event will Bentley be required to make such payment in circumstances where the termination fee is payable. In the event the termination fee becomes due and payable, such fee shall be reduced by any amounts paid as expense reimbursement.

Indemnification and Insurance

Teva and Acquisition Sub have agreed that all rights to indemnification existing in favor of the current or former directors, officers and employees of Bentley or any of its subsidiaries (other than CPEX) (the “Indemnitees”) as provided in our and their respective articles of organization, bylaws or similar constituent documents, or agreements, as in effect as of the date of the merger agreement with respect to matters occurring prior to the effective time of the merger will survive the merger and continue in full force and effect for a period of not less than 6 years after the effective time of the merger, unless otherwise required by law.

Teva will indemnify and hold harmless each Indemnitee against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to any action or omission or alleged action or omission in such Indemnitee’s capacity as a director, officer or employee of Bentley or any of its subsidiaries or affiliates, or the merger, the merger agreement and any transactions contemplated thereby; and Teva will pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys’ fees) of any Indemnitee upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified.

The Surviving Corporation is required to maintain director and officer liability policies from a reputable carrier for a period of six years from the closing date of the merger with respect to claims arising from facts or events that existed or occurred prior to or at the effective time of the merger, and such policies must contain coverage that is at least as favorable to those who are covered by such existing policies. Teva or the Surviving Corporation may substitute a single premium tail policy with respect to such directors’ and officers’ liability insurance with terms and conditions that are at least as favorable as those of the existing policies. In no event will Teva be required to expend in excess of 300% of the current annual premium paid by us for our existing coverage for any annual premium (in the case Teva elects to maintain insurance) or any one time premium (in the case Teva elects to purchase a tail policy).

Employee Benefits

Until the first anniversary of the effective time Teva shall provide or shall cause the Surviving Corporation to provide to each current employee, officer, director or consultant of Bentley and any of its subsidiaries at closing (giving effect to the spin-off) compensation no less favorable than the compensation being provided to such employees immediately prior to the effective time (including equity-based compensation, as valued by Teva in good faith), and benefits under employee benefit plans that are the same or substantially comparable in the aggregate to either those currently provided by Bentley to such employees under Bentley’s employee benefit plans (excluding equity-based plans), or those provided by Teva to comparably situated employees. In addition, service rendered by these employees prior to the consummation of the merger will be taken into account for vesting, eligibility and accrual purposes under employee benefit plans of the Surviving Corporation and its subsidiaries, to the same extent as it was taken into account under our or our subsidiaries’ corresponding benefit plans for those purposes. The Surviving Corporation will waive any pre-existing condition limitation under its or its subsidiaries’ health plans for any condition for which these employees would have been entitled to coverage under our or our subsidiaries corresponding health plans and will credit these employees for co-payments made and deductibles satisfied prior to the effective time.

Teva has agreed to honor in accordance with their terms all employment, change in control, severance and other compensation agreements and arrangements existing prior to the execution of the merger agreement which are between Bentley or any subsidiary and certain employees as provided in the Company disclosure schedule to the merger agreement; subject, in each case, to any amendment or termination thereof that may be permitted by the terms of such agreements or arrangements.

Following the effective time, Teva will cause the Surviving Corporation and its subsidiaries to honor any collective bargaining agreements, and to preserve the status and functions of any union representative of the current employees of Bentley, or any current employee serving as a liaison between Bentley’s employees and applicable unions, on the same terms and subject to the same conditions as existed prior to the effective time.

Amendment, Extension and Waiver

To the extent permitted by applicable law, the parties may amend the merger agreement at any time, except that after our stockholders have adopted the merger agreement, there will be no amendment that by law or in accordance with the rules of any stock exchange requires further approval of our stockholders. The merger agreement may not be amended except by a written instrument signed by all of the parties to the merger agreement.

At any time before the consummation of the merger, each of the parties to the merger agreement may, by written instrument:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	waive compliance with any of the agreements or conditions contained in the merger agreement.

MARKET PRICE OF COMMON STOCK

Our common stock is listed for trading on the NYSE under the symbol “BNT”. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share as reported on the NYSE composite tape. Bentley has never declared any dividends on its common stock.

	High	Low

Year Ended December 31, 2007
First Quarter	$10.34	$7.51
Second Quarter	$13.54	$8.10
Third Quarter	$13.00	$9.05
Fourth Quarter	$15.70	$11.99
Year Ended December 31, 2008
First Quarter	$16.30	$12.39
Second Quarter (through April 24, 2008)	$16.10	$15.27

The closing sale price of the our common stock on the NYSE on October 22, 2007, the last trading day prior to the preliminary announcement of the spin-off plan and exploration of strategic alternatives with respect to the generic drug division, was $12.63. The closing sale price of our common stock on the NYSE on March 28, 2008, the last trading day prior to the public announcement of the merger, was $13.74 per share. On          , 2008, the most recent practicable date before this proxy statement was printed, the closing price for our common stock on the NYSE was $      per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares.

Note that the sale prices above reflect the consolidated operations of Bentley, including the drug delivery business being spun-off to Bentley’s stockholders pursuant to the spin-off. Bentley’s stockholders will receive for their Bentley shares the merger consideration being paid pursuant to the merger agreement and, if they are record holders at the time of the spin-off, CPEX shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of April 7, 2008 as to (i) each person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) who we know to be the beneficial owner of more than five percent of our common stock, (ii) all of the executive officers, and (iii) each director.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all securities beneficially owned by them. Beneficial ownership exists when a person either has the power to vote or sell common stock. A person is deemed to be the beneficial owner of securities that he or she can acquire within 60 days from the applicable date, whether upon the exercise of options or otherwise. Except as otherwise indicated, the address of each beneficial holder is c/o Bentley Pharmaceuticals, Inc., Bentley Park, 2 Holland Way, Exeter, New Hampshire 03833.

	Number of Shares of		Percentage of
	Common Stock		Common Stock
Name and Address of Beneficial Owner	Beneficially Owned		Outstanding

5% stockholders:
ClearBridge Advisors, LLC	2,647,995	(1)	11.8%
399 Park Avenue New York, NY 10022
Balyasny Asset Management, LLC	1,949,700	(2)	8.7%
181 West Madison, Suite 3600 Chicago, IL 60602
Luther King Capital Management Corporation	1,777,050	(3)	7.9%
301 Commerce Street, Suite 1600 Fort Worth, TX 76102
Visium Asset Management, LP	1, 151,300	(4)	5.1%
950 Third Avenue, 29th Floor New York, NY 10022
Executive Officers:
James R. Murphy	1,165,699	(5)	5.0%
Chairman of the Board and Chief Executive Officer
John A. Sedor	279,193	(6)	1.2%
President
Richard P. Lindsay	38,124	(7)	*
Vice President, Chief Financial Officer, Secretary and Treasurer
Adolfo Herrera	406,532	(8)	1.8%
Managing Director of European Subsidiaries
Non-Employee Directors:
Michael McGovern	3,294,428	(9)	14.3%
Miguel Fernandez	191,068	(10)	*
John W. Spiegel	121,000	(11)	*
F. Ross Johnson	68,500	(12)	*
Edward J. Robinson	64,000	(13)	*
All executive officers and directors as a group (9 persons)	5,628,544	(14)	22.6%

*	Less than one percent

(1)	The number of shares is based on information contained in a Schedule 13G filed on February 14, 2008. ClearBridge Advisors, LLC filed the Schedule 13G with Smith Barney Fund Management LLC, as a group, indicating shared voting and dispositive power over certain of the securities held.

(2)	The number of shares is based on information contained in a Schedule 13G filed by the stockholder on February 11, 2008.

(3)	The number of shares is based on information contained in a Schedule 13G filed by the stockholder on January 18, 2008.

(4)	The number of shares is based on information contained in a Schedule 13G filed by the stockholder on March 20, 2008.

(5)	Includes 100 shares of common stock owned by Mr. Murphy’s son, as to which Mr. Murphy disclaims beneficial ownership, and 12,030 shares of common stock held in Mr. Murphy’s 401(k) Retirement Plan account. Also includes 645,666 shares of common stock issuable upon exercise of vested stock options, 79,000 shares of common stock issuable upon exercise of stock options that become exercisable within 60 days of April 7, 2008 and 11,250 restricted stock units that vest within 60 days of April 7, 2008.

(6)	Includes 3,563 shares of common stock held in Mr. Sedor’s 401(k) Retirement Plan account. Also includes 196,666 shares of common stock issuable upon exercise of vested stock options, 71,667 shares of common stock issuable upon exercise of stock options that become exercisable within 60 days of April 7, 2008 and 5,800 restricted stock units that vest within 60 days of April 7, 2008.

(7)	Includes 2,542 shares of common stock held in Mr. Lindsay’s 401(k) Retirement Plan account. Also includes 16,666 shares of common stock issuable upon exercise of vested stock options, 16,666 shares of common stock issuable upon exercise of stock options that become exercisable within 60 days of April 7, 2008 and 2,250 restricted stock units that vest within 60 days of April 7, 2008.

(8)	Includes 351,433 shares of common stock issuable upon exercise of vested stock options, 31,099 shares of common stock issuable upon exercise of stock options that become exercisable within 60 days of April 7, 2008 and 4,375 restricted stock units that vest within 60 days of April 7, 2008.

(9)	Includes 100,000 shares owned by Mr. McGovern’s spouse. Also includes 619,200 shares of common stock issuable upon exercise of vested stock options, 6,000 vested and unissued restricted stock units and 2,000 restricted stock units that vest within 60 days of April 7, 2008.

(10)	Includes 162,100 shares of common stock issuable upon exercise of vested stock options, 14,000 vested and unissued restricted stock units and 2,000 restricted stock units that vest within 60 days of April 7, 2008.

(11)	Includes 90,000 shares of common stock issuable upon exercise of vested stock options, 14,000 vested and unissued restricted stock units and 2,000 restricted stock units that vest within 60 days of April 7, 2008.

(12)	Includes 40,000 shares of common stock issuable upon exercise of vested stock options, 6,000 vested and unissued restricted stock units and 2,000 restricted stock units that vest within 60 days of April 7, 2008.

(13)	Includes 40,000 shares of common stock issuable upon exercise of vested stock options, 6,000 vested and unissued restricted stock units and 2,000 restricted stock units that vest within 60 days of April 7, 2008.

(14)	Includes 100 shares of common stock owned by Mr. Murphy’s son, as to which beneficial ownership is disclaimed. See Note 5 above. Also includes 2,161,731 shares of common stock issuable upon exercise of vested stock options, 46,000 vested and unissued restricted stock units, 198,432 shares of common stock issuable upon exercise of stock options that become exercisable within 60 days of April 7, 2008 and 33,675 restricted stock units that vest within 60 days of April 7, 2008. Also includes 18,135 shares of common stock held in 401(k) Retirement Plan accounts of our executive officers.

DISSENTERS’ RIGHTS OF APPRAISAL

Under the General Corporation Law of the State of Delaware (the “DGCL”), you have the right to dissent from the merger and to receive payment in cash for the fair value of your common stock as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. The Company’s stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. The Company will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights.

This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the stockholders’ meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to the Company a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption and approval of the merger agreement. Voting against or failing to vote for the adoption and approval of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•	You must not vote in favor of the adoption and approval of the merger agreement. A vote in favor of the adoption and approval of the merger agreement, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of common stock.

All demands for appraisal should be addressed to Bentley Pharmaceuticals, Inc., Bentley Park, 2 Holland Way, Exeter, New Hampshire 03833, Attention: Secretary, and must be delivered before the vote on the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of our common stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of our common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to the Company. The beneficial holder must, in such cases, have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the merger, the Surviving Corporation must give written notice that the merger has become effective to each Company stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of common stock. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 shall, upon written request to the Surviving Corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the Surviving Corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time, either the Surviving Corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the Surviving Corporation. The Surviving Corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the Surviving Corporation, the Surviving Corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the Surviving Corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby.

After determination of the stockholders entitled to appraisal of their shares of our common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of those shares.

In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon the Surviving Corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time of the merger; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the Surviving Corporation and must, to be effective, be made within 120 days after the effective time.

In view of the complexity of Section 262, the Company’s stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

Pursuant to the merger agreement, Bentley has agreed to provide Teva the opportunity to participate in all negotiations and proceedings with respect to demands made pursuant to Section 262, and Bentley may not (i) make any payment with respect to any such demand, (ii) offer to settle, settle or approve any withdrawal or other treatment of, any such demand or (iii) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with Section 262, except in each case with the prior written consent of Teva, which consent may not be unreasonably withheld, delayed or conditioned; provided that no such consent will be required if such actions are required by Section 262 or court order.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed or if we are otherwise required to do so under applicable law, we would hold a 2008 annual meeting of stockholders. We had previously set the deadline for submitting proposals for the 2008 annual meeting to be December 13, 2007, and the deadline for submission of stockholder proposals to be presented at the 2008 annual meeting of stockholders, but not to be included in the proxy statements and form of proxy relating to such meeting, as March 9, 2008. However, if the merger agreement is not approved at the special meeting and the 2008 annual meeting is to be held, then under the Securities and Exchange Commission’s proxy rules, the deadline for submission of proposals that are to be included in the proxy materials for the 2008 annual meeting is a reasonable time before we begin to print and mail our proxy statement for the annual meeting, which we have determined to be          , 2008, assuming the merger agreement is not approved at the special meeting and there is no adjournment or postponement thereof. Accordingly, in order for a stockholder proposal to be considered for inclusion in our proxy materials for the 2008 annual meeting, any such stockholder proposal must be received by our Corporate Secretary on or before          , 2008 and comply with the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as well as the advance notice provisions of our amended and restated bylaws. Stockholders interested in submitting a proposal for consideration at our 2008 annual meeting must do so by sending such proposal to our Secretary at Bentley Pharmaceuticals, Inc., Bentley Park, 2 Holland Way, Exeter, New Hampshire 03833. Any stockholder proposal received after          , 2008 will not be considered for inclusion in the proxy materials. Under our by laws, in order for a stockholder proposal submitted outside of Rule 14a-8, and therefore not included in our proxy materials, to be considered timely, such proposal must be received by our Corporate Secretary not later than the 10th business day following the date on which notice of the date of the 2008 annual meeting is mailed to stockholders or we otherwise make public disclosure of the date of such annual meeting, whichever occurs first.

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of this notice and proxy statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you contact us at the following: Secretary, Bentley Pharmaceuticals, Inc., Bentley Park, 2 Holland Way, Exeter, New Hampshire 03833, telephone (603) 658-6100 or by visiting our website, www.bentleypharm.com. If you want to receive separate copies of the proxy statement or other reports to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or telephone number.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at

http://www.sec.gov. You also may obtain free copies of the documents Bentley files with the SEC by going to the “Investors Relations” section of our website at www.bentleypharm.com/investor. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Reports, proxy statements or other information concerning us may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference,” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008; and

•	Current Reports on Form 8-K filed on February 13, 2008 and April 1, 2008.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this proxy statement.

In addition, the Current Report on Form 8-K to be filed by Bentley with the SEC at least 10 days prior to the special meeting containing Bentley pro forma financial information giving effect to the spin-off of Bentley’s drug delivery business will be incorporated by reference in this proxy statement when so filed.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to Secretary, Bentley Pharmaceuticals, Inc., Bentley Park, 2 Holland Way, Exeter, New Hampshire 03833, telephone (603) 658-6100 or by visiting our website, www.bentleypharm.com or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED          , 2008. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
By and Among
TEVA PHARMACEUTICAL INDUSTRIES LIMITED,
BERYLLIUM MERGER CORPORATION
and
BENTLEY PHARMACEUTICALS, INC.
Dated as of March 31, 2008

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER, dated as of March 31, 2008 (this “Agreement”), by and among Teva Pharmaceutical Industries Limited, an Israeli corporation (“Buyer”), Beryllium Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Buyer (“Acquisition Sub”), and Bentley Pharmaceuticals, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H

WHEREAS, in furtherance of the acquisition of the Company by Buyer, the respective boards of directors of the Company and Acquisition Sub each have approved and deemed advisable, and the board of directors of Buyer, as the sole stockholder of Acquisition Sub, has approved this Agreement and the merger of the Acquisition Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions and limitations set forth herein and in accordance with the General Corporation Law of the State of Delaware (“Delaware Law”), and in compliance with laws, rules, regulations, orders, judgments or decrees promulgated by any Governmental Authority of the countries where the Company and its subsidiaries are located; and

WHEREAS, the respective boards of directors of the Company, Buyer and Acquisition Sub deem it advisable and in the best interests of their respective stockholders that the parties consummate the transactions contemplated hereby, upon the terms and subject to the conditions provided for herein;

WHEREAS, the board of directors of the Company has resolved to recommend to its stockholders the approval and adoption of this Agreement and the transactions contemplated hereby (including the Merger), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Company is contemplating distributing to its existing stockholders prior to the Effective Time all of the shares of common stock of CPEX (together with the related transactions, actions, agreements and undertakings in connection therewith, in each case required pursuant to the Spin-Off Agreements, the “Spin-Off”);

WHEREAS, as a condition to Buyer entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Buyer is entering into a Voting Agreement with certain stockholders of the Company (the “Voting Agreement”) pursuant to which, among other things, each of such stockholders has agreed, subject to the terms thereof, to vote all shares of common stock of the Company owned by each of them in favor of the Merger and the transactions contemplated hereby; and

WHEREAS, Buyer, Acquisition Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated hereby and also to prescribe various conditions to the Merger and the other transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements and subject to the conditions herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1  Definitions.  Defined terms used in this Agreement have the meanings ascribed to them by definition in this Agreement or in Appendix A.

ARTICLE II

THE MERGER

Section 2.1  The Merger.  Upon the terms and subject to the conditions of this Agreement, and in accordance with Delaware Law, at the Effective Time, Acquisition Sub shall be merged with and into the Company, whereupon the separate existence of Acquisition Sub shall cease, and the Company shall continue under the name “Teva Spanish Holdco, Inc.” as the surviving corporation (the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware.

Section 2.2  Closing.  Subject to the satisfaction or, if permissible, waiver of the conditions set forth in Article VII hereof, the closing of the Merger (the “Closing”) will take place at 9:00 a.m., New York time, on a date to be specified by the parties hereto, but no later than the second business day after the satisfaction or waiver of the conditions set forth in Section 7.1, Section 7.2 and Section 7.3 hereof at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York, unless another time, date or place is agreed to in writing by the parties hereto (such date being the “Closing Date”).

Section 2.3  Effective Time.

(a) Concurrently with the Closing, the Company, Buyer and Acquisition Sub shall cause a certificate of merger (the “Certificate of Merger”) with respect to the Merger to be executed and filed with the Secretary of State of the State of Delaware (the “Secretary of State”) as provided under Delaware Law. The Merger shall become effective on the date and time at which the Certificate of Merger has been duly filed with the Secretary of State or at such other date and time as is agreed between the parties and specified in the Certificate of Merger, and such date and time is hereinafter referred to as the “Effective Time.”

(b) From and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Acquisition Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Acquisition Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 2.4  Certificate of Incorporation and By-laws.

(a) At the Effective Time, the Restated Certificate of Incorporation of the Company, as amended (the “Company Certificate”), shall be amended so as to read in its entirety as the Certificate of Incorporation of Acquisition Sub (except that the name of the Surviving Corporation shall be Teva Spanish Holdco, Inc.) and, as so amended, such Company Certificate shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein and by applicable Law, subject to Section 6.7.

(b) At the Effective Time, and without any further action on the part of the Company and Acquisition Sub, the Amended and Restated By-laws of the Company (the “Company By-laws”) shall be amended so as to read in their entirety as the By-laws of Acquisition Sub (except that the name of the Surviving Corporation shall be Teva Spanish Holdco, Inc.) and, as so amended, shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law, subject to Section 6.7.

Section 2.5  Board of Directors.  Subject to applicable Law, the board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of Acquisition Sub immediately prior to the Effective Time.

Section 2.6  Officers.   The officers of the Surviving Corporation effective as of, and immediately following, the Effective Time shall be the officers of Acquisition Sub immediately prior to the Effective Time.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 3.1  Effect on Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Acquisition Sub or the holders of any securities of the Company or Acquisition Sub:

(a) Cancellation of Treasury Stock and Buyer-Owned Stock.  Each share of common stock of the Company, par value $0.02 per share, including the associated Company Rights (as defined herein) (the “Company Common Stock”), owned by the Company or any of its wholly-owned subsidiaries or held by Buyer or any of its wholly-owned subsidiaries immediately prior to the Effective Time shall automatically be cancelled, retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(b) Conversion of Company Securities.

(i) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled pursuant to Section 3.1(a) hereof and Dissenting Shares)

shall be converted into the right to receive the Merger Consideration, in cash, without interest. As of the date hereof, prior to any adjustments pursuant to Section 3.1(c), and without giving effect to (i) any change in the number of outstanding Company Common Stock, Restricted Stock Units or Company Options, and (ii) the equitable adjustment to the exercise prices of the Company Options or the number of outstanding Company Options and Restricted Stock Units, in each case that will be effected in connection with the Spin-Off pursuant to Article V of the Employee Matters Agreement (the “Equity Adjustment”), the Merger Consideration would be equal to $15.02 per share of Company Common Stock. “Merger Consideration” shall mean the quotient obtained by dividing (a) the sum of (i) the Aggregate Purchase Price and (ii) product of (1) the weighted average exercise price for all In-the-Money Options immediately following the Equity Adjustment (the “Equity Adjustment Date”), multiplied by (2) the aggregate number of shares of Company Common Stock into which all In-the-Money Options are convertible as of the Equity Adjustment Date, by (b) the result of subtracting (i) the number of shares of Company Common Stock into which all Out-of-the-Money Options would be convertible as of the Equity Adjustment Date from (ii) the aggregate number of shares of Company Common Stock on a fully diluted basis (including all Company Options and Restricted Stock Units) as of the Equity Adjustment Date. “Aggregate Purchase Price” shall mean $360,000,000 (three hundred and sixty million dollars), as may be adjusted by application of Section 3.1(c).

(ii) Each share of Company Common Stock to be converted into the right to receive the applicable Merger Consideration pursuant to Section 3.1(b)(i) shall be automatically cancelled and shall cease to exist and the holders of certificates (the “Certificates”) or book-entry shares (“Book-Entry Shares”) that immediately prior to the Effective Time represented such Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 3.2 of this Agreement, the Merger Consideration, without interest thereon.

(c) Merger Consideration Adjustment.  The Aggregate Purchase Price shall be adjusted in the following manner:

(i) As soon as practicable prior to the Effective Time, but in any event at least 14 days prior to the Stockholders’ Meeting, the Company shall provide Buyer with a schedule setting forth the determination of the CPEX Value, which determination shall be final and binding on the Company and Buyer for purposes of this Agreement.

(ii) The Aggregate Purchase Price shall be reduced by the sum of (A) the product of (i) the excess, if any, of (x) the CPEX Value over (y) the sum of (1) $65,000,000 and (2) the amount determined under clause (B) below, and (ii) the applicable Tax rate(s) as would be imposed by Section 11(b)(1) of the Code assuming no taxable income other than the excess determined under clause (A)(i) above, and (B) the product of (i) the excess, if any, of (x) the CPEX Value over (y) $34,000,000 and (ii) 8.5%.

(d) Conversion of Acquisition Sub Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value of $0.01 per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid share of common stock, par value $0.01 per share, of the Surviving Corporation and constitute the only outstanding shares of capital stock of the Surviving Corporation.

(e) Adjustments.  Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Company Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, in each case, other than pursuant to the Spin-Off, the applicable Merger Consideration as provided in Section 3.1(b) shall be equitably adjusted to reflect such change.

Section 3.2  Exchange of Company Common Stock.

(a) Designation of Paying Agent; Deposit of Exchange Fund.  Prior to the Effective Time, Buyer shall designate a paying agent (the “Paying Agent”) reasonably acceptable to the Company for the payment of the applicable Merger Consideration as provided in Section 3.1(b)(i). At or prior to the Effective Time, Buyer shall deposit, or cause to be deposited with the Paying Agent for the benefit of holders of shares of Company Common Stock, cash constituting an amount equal to the Merger Consideration (such Merger Consideration as deposited with the Paying Agent, the “Exchange Fund”). The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement.

(b) As promptly as practicable following Effective Time, the Surviving Corporation shall cause the Paying Agent to mail (and to make available for collection by hand) to each holder of record of a Certificate or Book-Entry Share, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (x) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and which shall be in the form and have such other provisions as Buyer and the Company may reasonably specify and (y) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the applicable Merger Consideration into which the number of shares of Company Common Stock previously represented by such Certificate or Book-Entry Shares shall have been converted pursuant to this Agreement (which instructions shall provide that at the election of the surrendering holder, Certificates or Book-Entry Shares may be surrendered, and the applicable Merger Consideration in exchange therefor collected, by hand delivery).

(c) After the Effective Time, upon surrender of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the applicable Merger Consideration for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Share, to be mailed (or made available for collection by hand if so elected by the surrendering holder) as soon as reasonably practicable, after which the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith cancelled. The Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the applicable Merger Consideration (or the cash pursuant to Section 3.2(d)) payable upon the surrender of the Certificates or Book-Entry Shares.

(d) Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates or Book-Entry Shares for twelve (12) months after the Effective Time shall be delivered to Buyer (or its designee), upon demand, and any such holders prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to Buyer (subject to abandoned property, escheat or other similar laws), as general creditors thereof for payment of their claim for cash, without interest, to which such holders may be entitled.

(e) No Liability.  None of Buyer, Acquisition Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash held in the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Book-Entry Shares shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which any cash in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Authority), any such cash in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of Buyer, free and clear of all claims or interest of any person previously entitled thereto.

(f) Investment of Exchange Fund.  The Paying Agent shall invest the cash included in the Exchange Fund as directed by Buyer or, after the Effective Time, the Surviving Corporation in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of

America is pledged to provide for payment of all principal and interest, or (iii) commercial paper obligations receiving the highest rating from either Moody’s Investor Services, Inc. or Standard & Poor’s, a division of The McGraw Hill Companies, or a combination thereof. Any interest and other income resulting from such investments shall be paid to and be income of Buyer. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder, Buyer shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

Section 3.3  Stock Options and Restricted Stock Units.

(a) Treatment of Options.  Each Company Option outstanding immediately prior to the Effective Time, whether vested or unvested, shall, by virtue of the Merger and without any action on the part of any holder of any Company Option, become fully vested and be cancelled and converted into the right to receive at the Effective Time, as promptly as reasonably practicable following the Effective Time, a cash payment with respect thereto equal to the product of (a) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option multiplied by (b) the number of shares of Company Common Stock issuable upon exercise of such Company Option (the “Option Cash Payment”), less any applicable withholding taxes. If the applicable exercise price of any Company Option equals or exceeds the Merger Consideration, such Company Option shall be cancelled at the Effective Time without payment of consideration, and all rights with respect to such Company Option shall terminate as of the Effective Time. As of the Effective Time, all Company Options shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company Option shall cease to have any rights with respect thereto, except the right to receive the Option Cash Payment, if any.

(b) Treatment of Restricted Stock Units.  As of the Effective Time, each Restricted Stock Unit that is issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of any holder of any Restricted Stock Unit, become fully vested and be cancelled and converted into the right to receive at the Effective Time, as promptly as reasonably practicable following the Effective Time, a cash payment with respect thereto equal to the Merger Consideration (the “Restricted Stock Unit Payment”), less any applicable withholding taxes. As of the Effective Time, all Restricted Stock Units shall no longer be outstanding and shall automatically cease to exist, and each holder of a Restricted Stock Unit shall cease to have any rights with respect thereto, except the right to receive the Restricted Stock Unit Payment.

(c) Necessary Action.  Prior to the Effective Time, the Company shall take any and all actions necessary to effectuate the provisions of this Section 3.3, including, without limitation, providing holders of Company Options and Restricted Stock Units with notice of their rights with respect to any such Company Options and Restricted Stock Units as provided herein.

Section 3.4  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration to which the holder thereof is entitled pursuant to this Article III.

Section 3.5  Dissenting Shares.  Notwithstanding Section 3.1(b) hereof, to the extent that holders thereof are entitled to appraisal rights under Section 262 of Delaware Law, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his or her demand for appraisal rights under Section 262 of Delaware Law (the “Dissenting Shares”) shall not be converted into the right to receive the applicable Merger Consideration, but, instead, the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of Delaware Law; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his or her right to appraisal and payment under Delaware Law, such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the applicable Merger Consideration, without any interest thereon, and such shares shall not be deemed to be Dissenting Shares. The Company shall give Buyer

(i) prompt notice of any demands for appraisal filed pursuant to Section 262 of Delaware Law received by the Company, withdrawals of such demands and any other instruments served or delivered in connection with such demands pursuant to Delaware Law and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands made pursuant to Section 262 of Delaware Law. The Company shall not (x) make any payment with respect to any such demand, (y) offer to settle, settle or approve any withdrawal or other treatment of, any such demand or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with Delaware Law, except in each case with the prior written consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned; provided that no such consent shall be required if such actions are required by Delaware Law or court order. Any payments required to be made with respect to the Dissenting Shares shall be made by Buyer (and not the Company or Acquisition Sub) and the Merger Consideration shall be reduced, on a dollar for dollar basis, as if the holder of such Dissenting Shares had not been a stockholder on the Closing Date.

Section 3.6  Transfers; No Further Ownership Rights.  After the Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If Certificates are presented to the Surviving Corporation for transfer following the Effective Time, they shall be cancelled against delivery of the applicable Merger Consideration, for each share of Company Common Stock formerly represented by such Certificates.

Section 3.7  Withholding Rights.  Buyer, the Surviving Corporation or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, Company Options or Restricted Stock Units, as applicable, such amounts as Buyer, the Surviving Corporation or the Paying Agent, as the case may be, is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and timely paid over to the appropriate taxing authority by Buyer, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock, Company Options or Restricted Stock Units, as applicable.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as expressly stated, no representations and warranties are being made in this Agreement by the Company with respect to CPEX or the Drug Delivery Business, including by referencing the Company’s subsidiaries, but solely to the extent that the matters relating to CPEX and the Drug Delivery Business that would otherwise be disclosed pursuant to such representations and warranties would not have any adverse impact on the Company after giving effect to the Spin-Off and would not reasonably be expected to prevent or materially delay the consummation of the transactions hereunder. Except as set forth in the disclosure schedule delivered by the Company to Buyer immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates, provided, that the information in any section or paragraph of the Company Disclosure Schedule shall qualify the other Sections and subsections of this Agreement to the extent that the relevance of such information to such other Sections and subsections is reasonably apparent from a reading of such information), the Company represents and warrants to Buyer and Acquisition Sub as follows:

Section 4.1  Organization and Qualification; Subsidiaries.

(a) Each of the Company and its subsidiaries is a corporation or legal entity duly organized or formed, validly existing and in good standing, under the laws of its jurisdiction of organization or formation, and is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its subsidiaries has the requisite corporate, partnership or limited liability company power and authority, as applicable, except where the failure to have such power and authority has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Section 4.1(b) of the Company Disclosure Schedule lists each of the Company’s subsidiaries (excluding CPEX) and, for each such subsidiary, the jurisdiction of incorporation or formation, as the case may be. All of the issued and outstanding shares of capital stock of, or other equity interests in, each such subsidiary of the Company have been validly issued and are fully paid and non-assessable and are owned directly or indirectly by the Company free and clear of all pledges, liens, charges, encumbrances or security interests of any kind or nature whatsoever, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests.

Section 4.2  Company Certificate and Company By-laws.  The Company has made available to Buyer a complete and correct copy of the Certificate of Incorporation and the By-laws (or equivalent organizational documents) of the Company and each of its subsidiaries, each as amended to date. The Company Certificate and the Company By-laws (or equivalent organizational documents) of the Company and each of its subsidiaries are in full force and effect. None of the Company or any of its subsidiaries is in violation of any provision of the Company Certificate or the Company By-laws (or equivalent organizational documents).

Section 4.3  Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 2,000,000 shares of the Company’s preferred stock, par value $1.00 per share (the “Company Preferred Stock”). As of the close of business on March 29, 2008 (the “Measurement Date”), (i) 22,495,814 shares of Company Common Stock were outstanding, of which 22,449,814 were issued and 46,000 were contingently issuable; (ii) no shares of Preferred Stock were issued and outstanding; and (iii) 492,452 shares of Company Common Stock were held in treasury. As of the Measurement Date, there were 323,263 shares of Company Common Stock authorized and reserved for future issuance under Company Equity Plans and outstanding Company Options to purchase 3,796,177 shares of Company Common Stock with a weighted average exercise price equal to $9.962 per share and outstanding Restricted Stock Unit awards to issue 233,194 shares of Company Common Stock, including 46,000 which are vested and are contingently issuable. As of the Measurement Date, there were 54,167 shares of Company Common Stock authorized and reserved for future issuance as matching contributions to the Company 401(k) Plan in lieu of cash contributions. Except as set forth above, as of the Measurement Date, no shares of capital stock of, or other equity or voting interests in, the Company, or options, restricted stock units, warrants or other rights to acquire any such stock or securities were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Company Option Plans or the Company 401(k) Plan will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights (either statutory or pursuant to contracts or agreements to which the Company or any of its subsidiaries is a party).

(b) Section 4.3(b) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of each person in which the Company owns, directly or indirectly, any equity, membership, partnership, limited liability, voting or similar interest, and the percentage ownership of such person.

(c) Except as set forth in the preceding paragraph, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements, commitments or contracts of any kind to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or contract. Section 4.3(c) of the Company Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list of all outstanding Company Options, the number of shares of Company Common Stock subject thereto, the grant dates, expiration dates, and exercise or base prices (if applicable).

(d) With respect to Company Options and Restricted Stock Units, as applicable, (i) each grant of a Company Option or Restricted Stock Unit was duly authorized no later than the date on which the grant of such Company Option or Restricted Stock Unit was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the board of directors of the Company, or a committee thereof, or a duly authorized delegate thereof, and any required approval by the stockholders of the Company by the necessary number of votes or written consents, and the award agreement governing such grant, if any, was duly executed and delivered by each party thereto within a reasonable time following the Grant Date, (ii) each such grant was made in accordance with the terms of the applicable Company Option Plan, the Securities Act, the Exchange Act and all other applicable Law, including the rules of the NYSE, (iii) the per share exercise price of each Company Option was not less than the fair market value of a share of Company Common Stock on the applicable Grant Date, (iv) each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company SEC Documents prior to the date hereof, in accordance with the Exchange Act and all other applicable Laws, and (v) no material modifications have been made to any such grants after the Grant Date.

Section 4.4  Authority Relative to Agreement.  The Company has all necessary corporate power and authority to (i) execute and deliver this Agreement, (ii) to perform its obligations hereunder, and (iii) subject to receipt of the Requisite Stockholder Approval, to consummate the Merger and the other transactions contemplated hereby. Prior to the completion of the Spin-Off, the Company will have all necessary corporate power and authority to (i) execute and deliver each of the Spin-Off Agreements, as applicable, and each other agreement, document, or instrument or certificate contemplated by the Spin-Off Agreements, (ii) to perform its obligations under the Spin-Off Agreements and (iii) to consummate the Spin-Off and the other transactions contemplated thereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement, or to consummate the Merger and the other transactions contemplated hereby (other than, with respect to the Merger, the receipt of the Requisite Stockholder Approval, as well as the filing of the Certificate of Merger with the Secretary of State). Prior to the completion of the Spin-Off, the execution and delivery of the Spin-Off Agreements and the consummation by the Company of the Spin-Off and the other transactions contemplated by the Spin-Off will have been duly and validly authorized by all necessary corporate action. True and complete copies of each of the Spin-Off Agreements have been provided to Buyer prior to the date of this Agreement; provided, however, that the Company reserves the right to amend the Spin-Off Agreements after the date hereof to the extent permitted by this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Buyer and Acquisition Sub, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles). The board of directors of the Company, at a meeting duly called and held, has unanimously adopted resolutions (x) approving and declaring advisable and fair to, and in the best interests of, the Company’s stockholders, this Agreement, the Merger and the other transactions contemplated by this Agreement, and (y) recommending that the stockholders of the Company adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement.

Section 4.5  No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and the Spin-Off Agreements by the Company, as applicable, does not, and the consummation of the Merger, the Spin-Off and the other transactions contemplated by this Agreement and the Spin-Off Agreements and compliance with the provisions of this Agreement and the Spin-Off Agreements by the Company, as applicable, will not, conflict with, or result in any violation or breach of, or default under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien (other than Permitted Liens) in or upon any of the properties or other assets of the Company or any of its subsidiaries under (i) the Company Certificate or Company By-laws (or equivalent organizational documents) of the

Company or any of its subsidiaries, (ii) assuming the consents, approvals and authorizations specified in Section 4.5(b) have been received and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization or waiver has been satisfied, any Law applicable to the Company or its subsidiaries or by which any property or asset of the Company or its subsidiaries is bound or affected, (iii) any Material Contract (as defined below) to which the Company or any of its subsidiaries is a party or any of their respective properties or other assets is subject; (iv) any Company Permit, (v) the Spin-Off Agreements, or (vi) any order, writ, injunction, decree, judgment, ruling, stipulation, or assessment by a Governmental Authority, or any arbitration award, which in each case is applicable by its terms to the Company or any of its subsidiaries, or their respective properties or other assets, other than, in the case of clauses (iii), (iv) and (v), any such violation, conflict, default, breach, right, loss, termination, cancellation, acceleration or Lien that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement will not, require any consent, approval, authorization, order, registration, waiver or permit of, or filing or declaration with or notification to, any Governmental Authority, including the filing of a pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”), except for applicable requirements of: (i) the Exchange Act, (ii) any applicable competition, antitrust or investment Laws other than the HSR Act (collectively, “Antitrust Laws”), and (iii) filing and recordation of the appropriate merger documents as required by Delaware Law and the rules of the NYSE, except where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not reasonably be expected to prevent or materially delay the consummation of the transactions hereunder.

Section 4.6  Permits and Licenses; Compliance with Laws.

(a) Each of the Company and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of all Governmental Authorities necessary for the Company or its subsidiaries to own, operate, lease and otherwise hold their respective assets and to conduct their respective businesses as currently conducted (the “Company Permits”), all such Company Permits are in full force and effect, and no suspension or cancellation of any Company Permit is pending or, to the knowledge of the Company, threatened except where the failure to have, or the suspension or cancellation of, any of the Company Permits has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company or its subsidiaries is in conflict with, or in default or violation of, (i) any Laws applicable to the Company or its subsidiaries or by which any property or asset of the Company or its subsidiaries is bound or affected, (ii) any of the Company Permits or (iii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or its subsidiaries is a party or by which the Company or its subsidiaries or any property or asset of the Company or its subsidiaries is bound or affected except for any such conflicts, defaults of violations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Buyer true and complete copies of all material Company Permits.

(b) To the knowledge of the Company, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of the Company or any of its subsidiaries under, any Company Permit (in each case, with or without notice or lapse of time or both), and no such suspension, cancellation, violation, breach, default, loss of a benefit, or acceleration of an obligation will result from the transactions contemplated by this Agreement (in each case, with or without notice or lapse of time or both).

(c) To the knowledge of the Company, neither the Company nor any of its subsidiaries, nor any director, officer, agent or employee of the Company or any of its subsidiaries, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, or (iii) violated any applicable export control, money laundering or anti-terrorism law or regulation, nor have any of them otherwise taken any action which would cause the Company or any of its subsidiaries to be in violation of the Foreign Corrupt Practices Act of 1977.

Section 4.7  Company SEC Documents; Financial Statements.

(a) The Company has filed with, or furnished to, the SEC all forms, documents, schedules, statements and reports (including exhibits and other information incorporated therein and including the Proxy Statement when filed) required to be filed or furnished by it with the SEC since December 31, 2005 (such documents, together with any documents filed or furnished by the Company with the SEC on a voluntary basis on Current Reports on Form 8-K, the “Company SEC Documents”). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time they were filed or furnished contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made not misleading.

(b) Each of the consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents fairly presented in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as at the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto).

(c) Management of the Company has (x) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the chief executive officer and chief financial officer of the Company by others within those entities, and (y) disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Company’s board of directors (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since December 31, 2005, any material change in internal control over financial reporting or failure or inadequacy of disclosure controls required to be disclosed in any Company SEC Document has been so disclosed.

(d) Since December 31, 2005, to the knowledge of the Company, (x) none of the Company or any of its subsidiaries, or any director, officer, employee, auditor, accountant or Representative of the Company or any of its subsidiaries, has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its subsidiaries or their respective internal accounting controls relating to periods after December 31, 2005, including any material complaint, allegation, assertion or claim that the Company or any of its subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing that have been resolved without any material impact and except for any of the foregoing after the date of this Agreement which have no reasonable basis) and (y) no attorney representing the Company or any of its subsidiaries has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after December 31, 2005, by the Company or any of its officers, directors, employees or agents to the Company’s board of directors or any committee thereof or, to the knowledge of the Company, to any director or officer of the Company.

Section 4.8  Absence of Certain Changes or Events.  From December 31, 2007, through the date of this Agreement, except as otherwise contemplated or permitted by this Agreement, the businesses of the Company and its subsidiaries have been conducted in the ordinary course of business consistent with past practice, and there has not been (i) any event, development or state of circumstances, or combination of the foregoing, that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material

Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company; (iii) any change by the Company in accounting principles, practices or methods except as required by applicable Law or GAAP; (iv) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by the Company or any of its subsidiaries, whether or not covered by insurance, which has had or would reasonably be expected to have a Company Material Adverse Effect; (v) any amendment of any of the Company Benefit Plans other than in the ordinary course of business consistent with past practice; (vi) any granting by the Company or any of its subsidiaries to any employee of the Company or any of its subsidiaries of any increase in compensation, except for increases in the ordinary course of business consistent with past practice; (vii) any granting by the Company or any of its subsidiaries to any employee any increase in severance or termination pay; (viii) any Lien (other than a Permitted Lien) placed upon any assets of the Company or any of its subsidiaries, except for such liens, if any, that, do not, individually or in the aggregate, materially interfere with the continued use and operation of the assets to which they relate; or (ix) any termination of any Material Contract, or any written notice provided to the Company or any of its subsidiaries of the intent of the counterparty to any such Material Contract to terminate or amend such contract, other than in the ordinary course of business.

Section 4.9  No Undisclosed Liabilities.  Except (a) as reflected or reserved against in the Company’s consolidated balance sheet as of December 31, 2007 included in the Form 10-K (or the notes thereto), or (b) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of such balance sheets, as of the date hereof, neither the Company nor any of its subsidiaries has incurred any material liabilities or obligations of any nature, whether or not absolute, accrued, contingent, known, unknown or otherwise, that would be required to be disclosed on a balance sheet prepared in accordance with GAAP.

Section 4.10  Absence of Litigation.  There is no civil, criminal, administrative suit, claim, action, hearing, proceeding or, to the knowledge of the Company, investigation, pending or, to the knowledge of the Company, threatened against the Company or its subsidiaries, or any of their respective properties or assets at law or in equity, and there are no Orders, before any arbitrator or Governmental Authority, in each case as would have or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.11  Employee Matters.

(a) Section 4.11(a) of the Company Disclosure Schedule contains a correct and complete list of each Company Benefit Plan.

(b) The Company has made available to Buyer or its counsel with respect to the Company Benefit Plans a true and complete copy of all material plan documents, if any, including related trust agreements, funding arrangements, and insurance contracts and all amendments thereto; and, to the extent applicable, (i) the most recent determination letter, if any, received by the Company or any of its subsidiaries from the IRS regarding the tax-qualified status of such Company Benefit Plan; (ii) the most recent financial statements for such Company Benefit Plan, if any; (iii) the most recent actuarial valuation report, if any; (iv) the current summary plan description and any summaries of material modifications; and (v) Form 5500 Annual Returns/Reports, including all schedules and attachments and the certified audit opinions for the most recent plan year.

(c) Each Company Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable Law, including but not limited to ERISA and the Code. There are no pending or, to the knowledge of the Company, threatened investigations by any Governmental Authority, termination proceedings or other claims (except routine claims for benefits payable under the Company Benefit Plans) against or involving any Company Benefit Plan or asserting any rights to or claims for benefits under any Company Benefit Plan. All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued prior to the Closing Date.

(d) No Company Benefit Plan is a Multiemployer Plan nor is any Company Benefit Plan subject to Section 302 or Title IV of ERISA or Section 412 or 4971 of the Code. No liability under Title IV or

Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability.

(e) Each Company Benefit Plan which is intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such determination letter that would reasonably be expected to result in the loss of such qualification or tax-exempt status.

(f) Except as set forth in Section 4.11(f) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company and its subsidiaries or with respect to any Company Benefit Plan; (ii) increase any benefits otherwise payable under any Company Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; (iv) result in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or section 4975 of the Code; or (v) result in the payment of any amount that would, individually or in combination with any other such payment, not be deductible as a result of Section 280G of the Code.

(g) Except as has not resulted, and would not reasonably be expected to result, in any material liability to the Company or any subsidiary, all Company Benefit Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements; (ii) if they are intended to qualify for special tax treatment, meet all requirements for such treatment; and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

Section 4.12  Labor Matters.

(a) There is no material unfair labor practice charge or complaint pending against the Company or any of its subsidiaries. There is no material labor strike, material slowdown or material work stoppage or lockout pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries, and neither the Company nor any of its subsidiaries has experienced any material strike, material slowdown or material work stoppage, lockout or other material labor dispute by or with respect to its employees within the last three (3) years. There are no material charges with respect to or relating to the Company or any of its subsidiaries pending before any Governmental Authority responsible for the prevention of unlawful employment practices. The Company and each of its subsidiaries are and at all times have been in compliance in all material respects with all applicable Laws relating to employment of labor including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees, and the collection and payment of withholding and/or social security Taxes. As of the date of this Agreement, neither the Company nor any of its subsidiaries has received written notice from any Governmental Authority responsible for the enforcement of labor or employment Laws of an intention to conduct an investigation of the Company or any of its subsidiaries and, to the knowledge of the Company, no such investigation is in progress.

(b) The Company and each of its subsidiaries are in material compliance with all collective bargaining agreements that apply to any of their respective employees.

(c) As of the date hereof, the Company and its subsidiaries are not delinquent in payments owed to any present or former officer or employee of the Company or any of its subsidiaries other than remuneration accrued (but not yet due for payment) in respect of the thirty (30) day period prior to the date on which this Agreement is executed.

Section 4.13  Intellectual Property.

(a) Except as has had not, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its subsidiaries own, or possess necessary or required licenses or other necessary or required rights to use in the manner currently used, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, domain names, service marks, service mark rights, trade secrets, applications to register, and registrations for, any of the foregoing know-how and other proprietary rights and information (the “Intellectual Property Rights”) used in connection with the business of the Company and its subsidiaries as currently conducted (the “Company Intellectual Property Rights”), and (ii) the foregoing registrations are in effect and subsisting.

(b) Except as set forth on Schedule 4.13, and except as has had not, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the conduct of the business of the Company and its subsidiaries does not infringe, misappropriate, or otherwise violate any Intellectual Property Rights of any other person; (ii) as of the date hereof, neither the Company nor any of its subsidiaries has received in the past three (3) years any written charge, complaint, claim, demand or notice of any claims against the Company or any of its subsidiaries alleging that the conduct of the Company or any of its subsidiaries infringes or violates (or in the past infringed or violated) the rights of others in or to any Intellectual Property Rights or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Intellectual Property Rights of any person or entity, that has not been settled or otherwise fully resolved; and (iii) to the Company’s knowledge, no person has infringed, misappropriated, or otherwise violated any Intellectual Property Rights owned by the Company or any of its subsidiaries.

(c) Part 1 of Section 4.13 of the Company Disclosure Schedule lists all of the material patents, registered copyrights, registered and material unregistered trademark rights, and patents, copyrights and trademarks for which applications for registration have been filed or owned by the Company or any of its subsidiaries as of the date hereof, setting forth in each case the jurisdictions in which patents have been issued, patent applications have been filed, copyrights or trademarks have been registered, and copyright or trademark applications have been filed.

(d) Part 2 of Section 4.13 of the Company Disclosure Schedule lists all material written contracts, agreements and licenses in effect as of the date hereof under which any third party has licensed, granted, or conveyed to the Company or any of its subsidiaries any right, title or interest in or to any Company Intellectual Property Rights (other than commercial, off-the-shelf software).

(e) Part 3 of Section 4.13 of the Company Disclosure Schedule lists all material written contracts, agreements and licenses in effect as of the date hereof under which the Company or any of its subsidiaries has licensed, granted, or conveyed to any third party any right, title, or interest in or to any Intellectual Property Rights owned by the Company or any of its subsidiaries.

(f) Except as set forth in Part 4 of Section 4.13 of the Company Disclosure Schedule, and other than commercial, off-the-shelf software, (i) to the Company’s knowledge, the Company and its subsidiaries have the right to use all Company Intellectual Property Rights free and clear of all Liens, other than Permitted Liens; (ii) to the Company’s knowledge, no party is challenging the right, title, or interest of the Company and its subsidiaries in, to, or under any Intellectual Property Rights owned by the Company or any of its subsidiaries, nor, to the Company’s knowledge, is there any material basis for any such challenge; and (iii) no Company or subsidiary patents or patent rights have been or are now involved in any interference, reissue, re-examination, or opposition proceeding.

(g) The Company and its subsidiaries have taken reasonable security measures to protect in all material respects the know-how and trade secrets owned by the Company or any of its subsidiaries. All current and former officers and employees of, and consultants and independent contractors to, the Company and its subsidiaries who have contributed in a material manner to the creation or development of any Company Intellectual Property Right have executed and delivered to the Company or its subsidiaries an agreement regarding the protection of proprietary information and the assignment or license to the Company or its subsidiaries of any Intellectual Property Rights arising from services performed for the Company or its subsidiaries by such persons. To the knowledge of the Company, no current or former officers and employees of, or consultants or independent contractors to, the Company or its subsidiaries have breached any material term of any such agreements.

(h) Except as set forth in the named agreements listed on Part 5 of Section 4.13 of the Company Disclosure Schedule and except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and its subsidiaries have not entered into any agreement to indemnify any other person against any claim of infringement or misappropriation of any Intellectual Property Rights; and (ii) there are no settlements, covenants not to sue, consents or judgments by the Company or its subsidiaries regarding Intellectual Property Rights.

(i) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated by this Agreement will contravene, conflict with, or result in any limitation on the Company’s or any of its subsidiaries’ right, title, or interest in or to any Company Intellectual Property Rights.

Section 4.14  Taxes.  Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its subsidiaries have prepared (or caused to be prepared) and timely filed (or caused to be timely filed) (taking into account any extension of time within which to file without surcharge or penalty) all Tax Returns required to be filed by any of them and all such filed Tax Returns (taking into account all amendments thereto) are complete and accurate; (ii) the Company and each of its subsidiaries have timely paid all Taxes that are shown on such Tax Returns to be payable by them and all other Taxes required to be paid; (iii) as of the date of this Agreement, there are not pending or, to the knowledge of the Company, threatened in writing any audits, examinations, investigations or other proceedings in respect of Taxes; (iv) there are no Liens for Taxes on any of the assets of the Company or any of its subsidiaries other than Liens for Taxes not yet due and payable, or for which adequate accruals or reserves have been established; (v) during the two-year period ending on the date hereof, neither the Company nor any of its subsidiaries was a distributing corporation or a controlled corporation (within the meaning of Section 355(a)(1)(A) of the Code) in a transaction intended to be governed by Section 355 of the Code; (vi) neither the Company nor any of its subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1); (vii) since January 1, 2005, no claim has been made by any Tax authority in a jurisdiction where the Company or any of its subsidiaries has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction; (viii) neither the Company nor any of its subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency; and (ix) the Company and its subsidiaries have withheld and timely paid over to the proper Governmental Authorities all Taxes required to have been withheld and paid over, and complied in all respects with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid to any shareholder, employee, independent contractor, creditor, or other third party. As of the Closing Date, the Company and its subsidiaries shall have available to reduce the Tax liability to be incurred by them as a result of the formation of CPEX and the Spin-Off, as set forth in the Spin-Off Agreements, Tax attributes equal at least to: (A) with respect to U.S. federal income Tax, the dollar amount set forth in Section 3.1(c)(ii)(A)(i)(y)(1), and (B) with respect to New Hampshire business profits Tax, the dollar amount set forth in Section 3.1(c)(ii)(B)(i)(y). None of the Company and its subsidiaries (A) has an excess loss account within the meaning of Treasury Regulations Section 1.1502-19 with respect to the stock of any of the Company’s subsidiaries, and (B) other than with respect to the formation of CPEX and the Spin-Off, as set forth in the Spin-Off Agreements, has any deferred intercompany gain or loss arising as a result of a deferred intercompany transaction within the meaning of Treasury Regulations Section 1.1502-13, that would be triggered by the Spin-Off.

Section 4.15  Sufficiency of Assets.  The Company and its subsidiaries own or lease, and at the Closing will own, lease or will contractually obtain pursuant to a Transition Services Agreement, to be entered into by and between the Company and CPEX in connection with the Spin-Off (the “Transition Services Agreement”), all buildings, machinery, equipment, properties and other assets (tangible and intangible) necessary for the Company and its subsidiaries to conduct their business in the manner currently conducted and in which it has been conducted during the 12 months prior to the date of this Agreement (the “Necessary Assets”), except where failure to so own, lease or contractually obtain the Necessary Assets has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.16  Opinion of Financial Advisors.  The board of directors of the Company has received the opinion of Deutsche Bank Securities Inc. on or prior to the date of this Agreement, to the effect that, as of the date of such opinion, the applicable Merger Consideration as provided in Section 3.1(b) payable to each holder of outstanding Company Common Stock is fair to the stockholders of the Company from a financial point of view.

Section 4.17  Anti-takeover Statutes; Company Rights Agreement.

(a) The Company has taken all action necessary to exempt the Merger, this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby from the provisions of (i) Section 203 of the Delaware Law, and (ii) Article XIII of the Company Certificate, and such action is effective as of the date hereof. No other “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company Certificate or the Company By-laws (or other organizational documents of the Company) is, or at the Effective Time will be, applicable to the Company, the Company Common Stock, the Merger or the other transactions contemplated by this Agreement.

(b) The Company has taken all actions necessary to (i) render the Renewed Rights Agreement dated as of December 21, 2004 between the Company and American Stock Transfer & Trust Company (including all Exhibits thereto) (the “Company Rights Agreement”) inapplicable to this Agreement, the Merger and compliance with the terms of this Agreement, and (ii) provide that the “Expiration Date” (as defined in the Company Rights Agreement) will occur immediately prior to the Effective Time.

Section 4.18  Vote Required.  The affirmative vote of the holders of outstanding Company Common Stock, voting together as a single class, representing at least a majority of all the votes entitled to be cast thereupon by holders of Company Common Stock (the “Requisite Stockholder Approval”) is the only vote of holders of securities of the Company that is necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger. There are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of its subsidiaries is a party with respect to the voting of any shares of capital stock of the Company or any of its subsidiaries, other than the Voting Agreement. There are no bonds, debentures, notes or other instruments of indebtedness of the Company or any of its subsidiaries that have the right to vote, or that are convertible or exchangeable into or exercisable for securities or other rights having the right to vote, on any matters on which stockholders of the Company may vote.

Section 4.19  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company other than as provided in the letter of engagement by and between the Company and Deutsche Bank Securities, Inc., which letter has been provided to Buyer prior to the date of this Agreement.

Section 4.20  Regulatory Compliance

(a) All biological, drug and other products that were and are being manufactured or developed by the Company or any of its subsidiaries (“Company Products”) that are subject to the jurisdiction of the Agencia Española del Medicamento y Productos Sanitarios (“AEMPS”), the U.S. Food and Drug Administration (“FDA”) or other Governmental Authorities are being manufactured, marketed, labeled, stored and tested, in compliance in all material respects with all applicable rules and regulations of the AEMPS, the FDA and all other requirements of applicable Governmental Authorities, including, without limitation, the Ley 29/2006 of 26 July and the related rules and regulations (“Ley 29/2006”). Within the last five (5) years, neither the Company nor any of its subsidiaries has received any written notice from the AEMPS, the FDA or any other Governmental Authority or third party regarding the compliance with such laws of its manufacturing, labeling, storing, testing, distributing or marketing practices or threatening to revoke, suspend, cancel, withdraw, curtail, or seek damages related to any certification, license, or approval issued by such Governmental Authority.

(b) All human clinical trials conducted by or on behalf of the Company or its subsidiaries have been, and are being, conducted in compliance in all material respects with applicable Law (including the applicable requirements of Ley 29/2006 and Royal Decree 223/2004 (Spain)).

(c) All manufacturing operations conducted by, or, to the Company’s knowledge, for the benefit of, the Company and/or any of its subsidiaries with respect to Company Products being used in human clinical trials have been and are being conducted in accordance, in all material respects, with the applicable prevailing mandatory manufacturing practices and good manufacturing practices. In addition, the Company and its subsidiaries are in compliance in all material respects with all applicable registration and listing requirements set forth in applicable Laws (including Ley 29/2006 and Royal Decree 223/2004 (Spain)).

(d) Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any of the Representatives, agents or subcontractors of the Company or its subsidiaries, have been convicted of any crime or engaged in any conduct which could result in debarment or disqualification by any Governmental Authority, or that reasonably would be expected to result in criminal liability or debarment or disqualification by any Governmental Authority.

(e) Neither the Company nor any of its subsidiaries, nor to the knowledge of Company, any of its Representatives or licensees or assignees of Company Intellectual Property Rights, has received any written notice that any Governmental Authority has initiated, or threatened to initiate, any action to suspend any clinical trial, suspend or terminate any Investigational New Drug Application sponsored by the Company or any of its subsidiaries or otherwise restrict the preclinical research on or clinical study of any Company Product or any biological or drug product being developed by the Company or any of its subsidiaries or any licensee or assignee of the Material Company IP Rights based on such intellectual property, or to recall, suspend or otherwise restrict the manufacture of any Company Product with the exception of Mio-Relax and Relaxibis.

(f) In relation to the Autorización Ambiental Integrada being applied for by Bentley A.P.I. S.L. (“Bentley API”), to the Company’s knowledge, there is no reason to believe the Autorización Ambiental Integrada will not be granted so as to permit Bentley API to continue its activities as currently carried on and allow the new facility to operate as currently planned.

Section 4.21  Environmental Matters.

(a) The following terms shall be defined as follows:

(i) “Environmental Laws” shall mean any applicable, federal, state or local or foreign governmental laws, statutes or regulations, or applicable common law, governing human health or the protection of the environment, or that regulate the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission or disposal of Hazardous Materials, including but not limited to the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended (“CERCLA”), the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended (“RCRA”) and Law 26/2007 of 23 October 2007 on Environmental Liability (Spain) and the related final rules and regulations.

(ii) “Hazardous Materials” shall mean any material that is regulated under or subject to Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “infectious waste,” “medical waste,” “biomedical waste,” “pollutant,” “toxic pollutant,” “radioactive” or “contaminant.” The term “Hazardous Materials” shall include any “hazardous substances” as regulated under CERCLA, any “hazardous wastes” or “solid wastes” as regulated under RCRA, any asbestos or asbestos containing materials, any polychlorinated biphenyls, and any petroleum or petroleum by-product.

(iii) “Environmental Permits” shall mean all permits, consents, licenses and approvals required by Environmental Laws for the current operation of the business of the Company and its subsidiaries or the condition or use of any properties currently used and occupied by the Company or any of its subsidiaries.

(b) To the knowledge of the Company, except as would not reasonably be expected to have a material adverse impact on the Company’s assets or business: (i) the Company and its subsidiaries are in compliance with all Environmental Laws applicable to the operations of the Company and its subsidiaries; (ii) neither the Company nor any of its subsidiaries, has discharged emitted, released, leaked or spilled Hazardous Materials in violation of Environmental Law or in quantities reportable under applicable Environmental Law at any of the facilities operated by the Company or its subsidiaries (the “Company’s Facilities”); (iii) as of the date hereof, no civil, criminal or administrative action, or any formal investigation, is pending against the Company or any of its subsidiaries for violation of Environmental Laws; (iv) none of the Company’s Facilities (a) contains or includes any asbestos, polychlorinated biphenyls, or any underground storage tanks in violation of applicable Environmental Law, or (b) is included or proposed in writing for inclusion on the National Priorities List or equivalent applicable state or foreign jurisdiction list; and (v) the Company and its subsidiaries have all Environmental Permits required for its current operations. The Company has made available to Buyer copies of all material environmental reports, site assessments, and permits pertaining to the Company’s and its subsidiaries’ properties that is within its possession.

Section 4.22  Real Property.

(a) Section 4.22(a) of the Company Disclosure Schedule contains a true and complete description of all real property owned by the Company and its subsidiaries (the “Owned Real Property”) as of the date hereof. The Company and its subsidiaries have good and valid title to all of the Owned Real Property free and clear of Liens (other than Permitted Liens). None of the Owned Real Property is subject to any option, lease, license, sublease or other occupancy agreement granting to any third party a right to use, occupy or enjoy any portion of the Owned Real Property or to obtain title to the Owned Real Property.

(b) Section 4.22(b) of the Company Disclosure Schedule contains a true and complete list of all leases, licenses, subleases and occupancy agreements, together with any amendments thereto (the “Leases”), with respect to all real property leased, licensed, subleased or otherwise used or occupied by the Company and its subsidiaries as lessee or sublessee (the “Leased Real Property” and, together with the Owned Real Property, the “Company Real Property”). True, complete and accurate copies of the Leases have been made available to Buyer and Acquisition Sub prior to the date hereof.

(c) To the knowledge of the Company, the Owned Real Property and the Company’s current operation thereof is in compliance in all material respects with all applicable zoning, building, setback requirements and other applicable regulations of any Governmental Authority and all certificates of occupancy required to operate the Owned Real Property in its current manner have been issued by the applicable Governmental Authority and remain in full force and effect.

(d) To the knowledge of the Company, no condemnation, requisition or taking by any public authority has been threatened or contemplated, and the Company has not received any notice of such condemnation, requisition or taking by a Governmental Authority with respect to the Owned Real Property.

(e) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect: (i) each of the Leases constitutes the valid and legally binding obligation of the Company or one of its subsidiaries, as applicable, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles, and (ii) each of the Leases is in full force and effect.

(f) To the knowledge of the Company, there is no violation or default (nor does there exist any condition, which with the passage of time or the giving of notice or both, would cause such a violation or default) by the Company or any of its subsidiaries, under any of the Leases except for such violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.23  Material Contracts.

(a) The Company has made available to Buyer or its advisors complete and accurate copies of the Material Contracts and all amendments or modifications thereto that exist as of the date of this Agreement.

(b) With respect to each Material Contract: (i) such Material Contract is in full force and effect and constitutes a legal, valid and binding agreement of the Company or its subsidiaries and, to the knowledge of the Company, the other parties thereto, subject to the effect, if any, of (A) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors or (B) general principles of equity, regardless of whether asserted in a proceeding in equity or at law; (ii) neither the Company nor any of its subsidiaries is, and to the Company’s knowledge, no third party to such Material Contract is, in breach in any material respect or default of such Material Contract; and (iii) to the knowledge of the Company no event has occurred that with notice or lapse of time would constitute a breach in any material respect or default thereunder by the Company or any of its subsidiaries or would permit the modification or premature termination of such Material Contract by any other party thereto.

(c) “Material Contract” means any oral or written legally binding, contract, agreement or commitment to which the Company or any of its subsidiaries is a party (i) that is a commercial agreement (and not a confidentiality or non-disclosure agreement) to which any of the customers or suppliers listed in Section 4.23(c) of the Company Disclosure Schedule is a party; (ii) that is disclosed in Part 2 or Part 3 of Section 4.13 of the Company Disclosure Schedule; (iii) evidencing indebtedness for borrowed or loaned money or lines of credit (including security and pledge agreements) of $250,000 or more, including guarantees of such indebtedness by the Company or any of its subsidiaries; (iv) creating or relating to any partnership or joint venture by the Company or any of its subsidiaries with any third party; (v) which provides for the sale or acquisition of any other person or the business or any other material assets, whether by merger, consolidation or otherwise outside of the ordinary course of the Company’s business; (vi) requiring aggregate capital expenditures by the Company or any of its subsidiaries in excess of $500,000 other than expenditures set forth on the operating budget provided to Buyer prior to the date hereof; (vii) which provides for a loan or advance to any person (other than to officers, directors and employees in the ordinary course of business and in compliance with applicable Law); (viii) relating to the export of products from Spain and that contain covenants not to (or otherwise restricting or limiting Company’s or any of its affiliates’ ability to) compete in any line of business or geographical area, including any covenant not to compete with respect to the manufacture, marketing, distribution or sale of any product or product line; or (ix) relating to the issuance, ownership, disposition or voting of any equity securities, or securities convertible into or exchangeable for equity securities, of the Company or any of its subsidiaries or the granting of registration rights with respect thereto.

Section 4.24  Insurance.  The Company and its subsidiaries maintain policies of fire and casualty, general liability, directors’ and officers’ and errors and omissions in such amounts, with such deductibles and against such risks and losses as are reasonable for the business and assets of the Company and its subsidiaries, and, to the knowledge of the Company, in accordance with industry standards and consistent with past practice. All such policies are in full force and effect, and all premiums due and payable thereon have been paid. True and complete copies of the Company’s insurance policies have been delivered or made available to Buyer and Acquisition Sub prior to the date hereof.

Section 4.25  Transactions with Affiliates.  There are no transactions, agreements, arrangements or understandings, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act, between the Company or any of its subsidiaries, on the one hand, and, on the other hand, any (i) present or former director or executive officer of the Company or any of its subsidiaries, or any of such director’s or executive officer’s family members, (ii) record or beneficial owner of more than 5% of the Shares, or (iii) affiliate of such officer, director or beneficial owner, that are in existence or have been terminated since January 1, 2006 (other than employment contracts entered into in the ordinary course of business consistent with past practice and filed as an exhibit to a Company SEC Document prior to the date hereof).

Section 4.26  No Other Representations or Warranties.  Except for the representations and warranties contained in this Agreement, neither the Company nor any other person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Buyer or Acquisition Sub in connection with the transactions contemplated hereby. Neither the Company nor any other person will have or be subject to any liability to Buyer, Acquisition Sub or any other person resulting from the distribution to Buyer or Acquisition Sub, or Buyer’s or Acquisition Sub’s use of, any such information, including any information, documents, projections, forecasts of other material made available to Buyer or Acquisition Sub in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article IV.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER AND ACQUISITION SUB

The following representations and warranties are made jointly and severally by Buyer and Acquisition Sub:

Section 5.1  Organization and Qualification; Subsidiaries.  Each of Buyer and Acquisition Sub is a corporation or legal entity duly organized or formed, validly existing and in good standing, under the laws of its jurisdiction of organization or formation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not prevent or materially delay the consummation of the transactions contemplated hereby.

Section 5.2  Authority Relative to Agreement.   Each of Buyer and Acquisition Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and Acquisition Sub and the consummation by Buyer and Acquisition Sub of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of Buyer and Acquisition Sub (and, with respect to Acquisition Sub, by its sole stockholder), and no other corporate proceedings on the part of Buyer or Acquisition Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than, with respect to the Merger, the filing of the Certificate of Merger with the Secretary of State). This Agreement has been duly and validly executed and delivered by Buyer and Acquisition Sub and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes a legal, valid and binding obligation of Buyer and Acquisition Sub, enforceable against Buyer and Acquisition Sub in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 5.3  No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Buyer and Acquisition Sub does not, and the performance of this Agreement by Buyer and Acquisition Sub will not, (i) conflict with or violate the certificate of incorporation or by-laws (or equivalent organizational documents) of (A) Buyer or (B) Acquisition Sub, (ii) assuming the consents, approvals and authorizations specified in Section 5.3(b) have been received and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver by Buyer has been satisfied, conflict with or violate any Law applicable to Buyer or Acquisition Sub or by which any property or asset of Buyer or Acquisition Sub is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Buyer or Acquisition Sub pursuant to, any note, bond, mortgage, indenture or credit agreement, or any other contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Buyer or Acquisition Sub is a party or by which Buyer or Acquisition Sub or any property or asset of Buyer or Acquisition Sub is bound or affected, other than, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences of the type referred to above which would not prevent or materially delay the consummation of the transactions contemplated hereby.

(b) The execution and delivery of this Agreement by Buyer and Acquisition Sub does not, and the consummation by Buyer and Acquisition Sub of the Merger and the other transactions contemplated by this Agreement, will not, require any consent, approval, authorization, order, registration, waiver or permit of, or filing or declaration with or notification to, any Governmental Authority, including the filing of a pre-merger notification report under the HSR Act, except for applicable requirements of the Exchange Act, the Antitrust Laws, and the filing and recordation of appropriate merger documents as required by Delaware Law and the rules of the NYSE, and except where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay the consummation of the transactions contemplated hereby.

Section 5.4  Compliance with Law.  Neither Buyer nor Acquisition Sub is in conflict with, or in default or violation of, any Law applicable to Buyer or Acquisition Sub or by which any property or asset of Buyer or Acquisition Sub is bound or affected that would prevent or materially delay the consummation of the transactions contemplated hereby.

Section 5.5  Absence of Litigation.  There is no claim, action, proceeding, or investigation pending or, to the knowledge of Buyer, threatened against any of Buyer or Acquisition Sub or any of their respective properties or assets at law or in equity, and there are no Orders before any arbitrator or Governmental Authority, in each case, that would prevent or materially delay the consummation of the transactions contemplated hereby.

Section 5.6  Available Funds.  Buyer has as of the date of this Agreement, and shall have on the Closing Date, sufficient funds to enable Buyer to pay the Merger Consideration, and to consummate all of the transactions contemplated hereby. Buyer’s and Acquisition Sub’s obligations under this Agreement are not subject to any conditions regarding, Buyer, its Affiliates’, Acquisition Sub, or any other person’s ability to obtain financing for the consummation of the transaction contemplated hereby.

Section 5.7  Ownership of Company Common Stock.  Neither Buyer nor Acquisition Sub are or were, within the last three (3) years, an “interested stockholder” with respect to the Company Common Stock within the meaning of Section 203 of the DGCL.

Section 5.8  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Buyer.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1  Conduct of Business by the Company Pending the Merger.  The Company covenants and agrees that, between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (i) as may be required by Law, (ii) as may be agreed to in writing by Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly permitted by this Agreement, (iv) except as may be required pursuant to the Spin-Off Agreements or (v) as set forth in Section 6.1 of the Company Disclosure Schedule, the business of the Company and its subsidiaries, other than CPEX (which shall not be restricted by this Section 6.1, but solely to the extent that an action set forth below taken (in the case of negative covenants) or not taken (in the case of affirmative covenants) by CPEX would not have any adverse impact on the Company after giving effect to the Spin-Off and would not reasonably be expected to prevent or materially delay the consummation of the transactions hereunder), shall be conducted only in, and such entities shall not take any action except in, the ordinary and usual course of business, in a manner consistent with past practice in all material respects and in compliance with all applicable Laws in all material respects and, to the extent consistent therewith, each of the Company and its subsidiaries shall use their respective commercially reasonable efforts to (x) subject to prudent management of workforce needs and ongoing programs currently in force, preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates, (y) maintain and keep material properties and assets in good repair and condition, subject to ordinary course wear and tear, and (z) maintain in effect all material governmental permits necessary to the current operation of the business the Company or any of its subsidiaries. The Company agrees with Buyer that, except as set forth in clauses (i) through (iv) above, the Company shall not (and, as applicable, shall cause its subsidiaries not to):

(a) amend or otherwise change the Company Certificate, the Company By-laws, or such equivalent organizational documents of any of its subsidiaries;

(b) issue, deliver, sell, pledge, dispose, encumber, grant or subject to any Lien any shares of its or its subsidiaries’ capital stock, any other voting securities, any options, warrants, convertible securities or other rights of any kind to acquire any shares of its or its subsidiaries’ capital stock, or any “phantom” stock, “phantom” stock rights, stock appreciation rights, stock based performance units, or other equity-based awards, including pursuant to contracts as in effect on the date hereof; provided, however, that (i) the Company may issue shares upon exercise of any Company Option or payment of any Restricted Stock Unit outstanding as of the date hereof, and (ii) the Company may issue shares as required by the Equity-Providing Employment Agreements, provided that any such shares to be issued under the Equity-Providing Employment Agreements shall be issued prior to the Equity Adjustment Date, or if issued thereafter shall be taken into account for purposes of Section 3.1(b) as though issued prior to the Equity Adjustment Date;

(c) (i) declare, authorize, make or pay any dividend or other distribution payable in cash, stock, property or otherwise, with respect to the Company’s or any of its subsidiaries’ capital stock, other than dividends paid by any subsidiary of the Company to the Company or any wholly-owned subsidiary of the Company, (ii) split, combine or reclassify any of its capital stock or issue, authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or alter any term of any of the Company’s or any of its subsidiaries’ outstanding securities, (iii) effect any recapitalization, reclassification or like change in the capitalization of the Company or any of its subsidiaries or (iv) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for issuances, purchases, redemptions or other acquisitions of capital stock or other securities required under the terms of any plans (including Company Benefit Plans) existing on the date hereof between the Company or any of its subsidiaries, on the one hand, and any director or employee of the Company or any of its subsidiaries, on the other hand; provided, however, that dividends, issuances or distributions may be made in connection with the Spin-Off, but only to the extent made in accordance with Spin-Off Agreements;

(d) except (i) as required pursuant to existing written agreements executed prior to, or Company Benefit Plans in effect as of, the date hereof, or (ii) insofar as it creates no additional liability to the Company or any subsidiary, (A) increase the compensation or other benefits payable or to become payable (including unusual or extraordinary bonuses) to (x) directors or executive officers of the Company or any of its subsidiaries or (y) employees of the Company or any of its subsidiaries except, in the case of this clause (y), in the ordinary course of business consistent with past practice (including, for this purpose, the normal salary and bonus review process conducted each year), (B) grant any severance or termination pay to (except pursuant to existing agreements, plans or policies), or enter into any severance agreement with any (x) director or executive of the Company or any of its subsidiaries or (y) employee of the Company or any of its subsidiaries except, in the case of this clause (y), in the ordinary course of business consistent with past practice, (C) enter into any employment agreement with any employee of the Company, (D) establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except as would not result in a material increase to the Company in the cost of maintaining such collective bargaining agreement, plan, trust, fund, policy or arrangement, or (E) establish, adopt, amend or terminate any Company Benefit Plan, or any other plan, policy or arrangement that would have been a Company Benefit Plan had it existed as of the date hereof.

(e) except as may be required under the Company Benefit Plans or the Equity-Providing Employment Agreements, grant, confer or award options, convertible securities, restricted stock units or other rights to acquire any of its or its subsidiaries’ capital stock or take any action to cause to be exercisable any otherwise unexercisable option under any Company Option Plan; provided that any equity based grants to be made under the Equity-Providing Employment Agreements shall be made prior to the Equity Adjustment Date, or if made thereafter shall be taken into account for purposes of Section 3.1(b) as though made prior to the Equity Adjustment Date;

(f) (i) other than between the Company and any of its subsidiaries, or among wholly owned subsidiaries, make any loans, advances or capital contributions to, any other person, other than (but only as permitted under applicable Law), to employees and consultants in respect of expenses incurred in the ordinary course of business consistent with past practice, the Company’s expense reimbursement policies or the applicable consulting arrangement as in effect on the date hereof; or (ii) pay any management, consulting or similar fee to any affiliate or stockholder (other than employees or directors of the Company in accordance with the ordinary course of business consistent with past practice);

(g) acquire or agree to acquire (including by merger, consolidation, or acquisition of equity or debt securities or assets) any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets in connection with acquisitions or investments which is material to the Company and its subsidiaries, taken as a whole;

(h) incur any long-term indebtedness for borrowed money or guarantee any such indebtedness for any person except for indebtedness (i) incurred under the Company’s existing credit facilities or incurred to replace or renew any existing indebtedness, (ii) incurred in the ordinary course of business and in an amount that, in the aggregate, does not exceed $1,000,000, (iii) for which CPEX shall be the sole obligor (and for which the Company and its subsidiaries other than CPEX shall not be obligated, including pursuant to any guarantee thereof) following the Spin-Off, or (iv) incurred in order to satisfy any Tax obligation related solely to the distribution of the shares of CPEX pursuant to the Spin-Off (including any gain under Treasury Regulation Section 1.1502-13 with respect to the CPEX Sub Preferred Stock (as defined in the Spin-Off Agreements) which is taken into account at the time of the Spin-Off) that may come due prior to the Effective Time (provided, that such indebtedness may be prepaid at any time without penalty);

(i) (i) cancel any indebtedness payable to the Company, or (ii) waive or assign any claims or rights of substantial value other than in the ordinary course of business;

(j) make any new, or enter into any commitment for, capital expenditure or expenditures which, in the aggregate, are in excess of $1,000,000, except for capital expenditures or expenditures made in the ordinary course of business consistent with past practice (including any capital expenditure set forth on any operating budget in effect at the time this Agreement is executed) and disclosed to Buyer prior to the date hereof;

(k) make or change any material Tax election, adopt or change any accounting method for Tax purposes, file any material amended Tax Return, enter into any closing agreement with respect to, or otherwise settle, any material Tax claim or assessment relating to the Company or any of its subsidiaries, surrender any right to claim a refund of material Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its subsidiaries;

(l) (i) modify, amend or terminate any Material Contract other (A) than in the ordinary course of business consistent with past practice, or (B) if so modified, amended or terminated would, individually or in the aggregate, reasonably be expected to (x) have a Company Material Adverse Effect, (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement or (ii) modify or amend the Spin-Off Agreements in a manner adverse to the Company or Buyer;

(m) make any material change to its methods, principles or practices of accounting in effect at December 31, 2007 or revalue any material assets of the Company or any of its subsidiaries, except (i) as required by GAAP (or any interpretation thereof) or Regulation S-X of the Exchange Act, or as required by a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization), (ii) to permit the audit of the Company’s financial statements in compliance with GAAP, or (iii) as required by a change in applicable Law;

(n) other than in the ordinary course of business consistent with past practice, (i) sell, lease, license, transfer, exchange or swap, sell and leaseback, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any material portion of its properties or assets, except (A) for transactions among the Company and its wholly-owned subsidiaries or among the Company’s wholly-owned subsidiaries, (B) pursuant to existing agreements in effect prior to the execution of this Agreement, (C) as may be required by applicable Law or any Governmental Authority in order to permit or facilitate the consummation of the transactions contemplated hereby, or

(D) properties or assets exclusively related to or used in the Drug Delivery Business in accordance with the Spin-Off Agreements; or (ii) enter into, modify, amend or terminate any material Lease;

(o) other than in the ordinary course of business consistent with past practice, settle any action, suit, investigation or other proceeding which, in the aggregate, require an out-of-pocket expense in excess of $500,000;

(p) sell, transfer or license to any person or otherwise extend, amend or modify any material rights to the Company Intellectual Property Rights other than (i) in the ordinary course of business consistent with past practice, (ii) pursuant to the Spin-Off Agreements, or (iii) as between the Company and its subsidiaries, or among wholly-owned subsidiaries of the Company; or

(q) authorize or enter into any written agreement or otherwise make any commitment to do any of the foregoing.

Section 6.2  Proxy Statement.

(a) Covenants of the Company with Respect to the Proxy Statement.  The Company shall prepare and shall cause to be filed with the SEC as promptly as practicable following the date of this Agreement a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”) relating to the meeting of the Company’s stockholders to be held to consider the adoption and approval of this Agreement and the Merger. The Company shall include in the Proxy Statement the text of this Agreement and the Company Recommendation (unless the board of directors of the Company has changed, qualified, withheld or withdrawn, or publicly proposed to change, qualify, withhold or withdraw the Company Recommendation, to the extent permitted under Section 6.6(d)) and shall use all commercially reasonable efforts to respond as promptly as practicable to any comments by the SEC staff in respect of the Proxy Statement. None of the information included in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is hereby made by the Company with respect to any of the Buyer Information. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

(b) Covenants of Buyer with Respect to the Proxy Statement.  Buyer agrees and covenants that none of the information with respect to Buyer or its subsidiaries (the “Buyer Information”) supplied or to be supplied by Buyer for inclusion in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) Cooperation.  The Company, Buyer and Acquisition Sub shall cooperate and consult with each other in preparation of the Proxy Statement. The Company shall promptly (but in no event later than two (2) business days after receipt) notify Buyer or its counsel upon the receipt of any comments from the SEC or the staff of the SEC (whether oral or written) or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement and shall provide Buyer with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and the staff of the SEC, on the other hand. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company shall provide Buyer a reasonable opportunity to review and comment on such document or response; provided that Buyer shall use commercially reasonable efforts to provide or cause to be provided its comments to the Company as promptly as reasonably practicable after such document or response is transmitted to Buyer for its review. Without limiting the generality of the foregoing, each of Buyer and Acquisition Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement.

(d) Mailing of Proxy Statement; Amendments.  As promptly as reasonably practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the holders of Company Common Stock as of the record date established for the Stockholders’ Meeting. If at any time prior to the Effective Time any event or circumstance relating to the Company or Buyer or any of either the Company or Buyer’s subsidiaries, or their respective officers or directors, should be discovered by the Company or Buyer, respectively, which, pursuant to the Securities Act or Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, such party shall promptly inform the other. Each of Buyer, Acquisition Sub and the Company agree to correct any material information provided by it for use in the Proxy Statement which shall have become false or misleading. All documents (including the Proxy Statement) that each of the Company and Buyer is responsible for filing with the SEC in connection with the Merger will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 6.3  Stockholders’ Meetings.  Subject to Section 6.6 hereof, the Company shall, as promptly as reasonably practicable following the date of this Agreement establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders, for the purpose of voting upon the adoption of this Agreement and approval of the Merger (the “Stockholders’ Meeting”), and the Company shall hold the Stockholders’ Meeting; provided, however, that if the Spin-Off has not been completed prior to the date of the Stockholders’ Meeting, the Company shall be permitted to delay or postpone convening the Stockholders’ Meeting to a date that is 14 days following the completion of the Spin-Off. At such Stockholders’ Meeting, the Company shall, subject to Section 6.6(d) hereof, recommend to its stockholders the adoption of this Agreement and the other transactions contemplated by this Agreement and approval of the Merger (the “Company Recommendation”) and, subject to Section 6.6(d), the Company shall also (i) use all reasonable efforts to solicit or cause to be solicited from its stockholders proxies in favor of adoption of this Agreement and consummation of the Merger and (ii) take all other reasonable action necessary to secure the Requisite Stockholder Approval; provided, however, that the Company shall not be obligated to recommend to its Stockholders the adoption of this Agreement or approval of the Merger at its Stockholders’ Meeting to the extent that the board of directors of the Company makes a Change of Recommendation in accordance with Section 6.6(d).

Section 6.4  Appropriate Action; Consents; Filings; Spin-Off.

(a) The parties hereto will use their respective reasonable best efforts to consummate and make effective the transactions contemplated hereby and to cause the conditions to the Merger set forth in Article VII to be satisfied including (i) the obtaining of all necessary actions or nonactions, consents and approvals from Governmental Authorities or other persons necessary in connection with the consummation of the transactions contemplated by this Agreement and the making of all necessary registrations and filings (including filings with Governmental Authorities if any) and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid an action or proceeding by, any Governmental Authority or other persons necessary in connection with the consummation of the transactions contemplated by this Agreement, (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions performed or consummated by such party in accordance with the terms of this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and other transactions to be performed or consummated by such party in accordance with the terms of this Agreement and to fully carry out the purposes of this Agreement. Each of the parties hereto shall, as promptly as practicable, make its respective filings, and thereafter make any other required submissions under the Antitrust Laws with respect to the transactions contemplated hereby.

(b) Buyer and Acquisition Sub agree to use reasonable best efforts to obtain all consents under any antitrust, competition or pharmaceutical Law that may be required by any foreign or U.S. federal, state or local antitrust or competition Governmental Authority, or by the FDA or similar Governmental Authority, in each case with competent jurisdiction, so as to enable the parties to close the transactions contemplated by this Agreement as promptly as practicable, including committing to or effecting, by consent decree, hold separate orders, trust, or otherwise, as is commercially reasonable, the sale or disposition of such assets or businesses as are required to be divested (the “Divestiture”) to avoid the entry of, or to effect the dissolution of or vacate or lift, any Order, that would otherwise have the effect of preventing or materially delaying the consummation of the Merger and the other transactions contemplated by this Agreement. Buyer shall have the sole and exclusive right, to propose, negotiate, offer to commit and effect, by consent decree, hold separate order or otherwise, the Divestiture of such assets of Buyer, the Company, or their respective subsidiaries or otherwise offer to take or offer to commit (and if such offer is accepted, commit to and effect) to take any action as may be required to avoid the entry of, dissolve, vacate or lift any such Order. Further, and for the avoidance of doubt, Buyer will take any and all commercially reasonable actions necessary in order to ensure that (x) no requirement for any non-action, a consent or approval of any State Attorney General or other Governmental Authority, (y) no decree, judgment, injunction, temporary restraining order or any other order in any suit or proceeding, and (z) no other matter relating to any antitrust or competition Law which would preclude consummation of the Merger by the Termination Date. Notwithstanding the foregoing, in no event shall any of Buyer, Acquisition Sub, the Company or their respective affiliates be required to take or agree to take any such action, that, individually or together with any other such actions, would reasonably be expected to have a material adverse effect on the financial condition, business, assets or results of operations of the Company and its subsidiaries taken as a whole, or an effect of similar magnitude on Buyer and its subsidiaries.

(c) Each of Buyer and the Company shall give (or shall cause its respective subsidiaries to give) any notices to third parties, and Buyer and the Company shall use, and cause each of its subsidiaries to use, its reasonable best efforts to obtain any third party consents not covered by paragraphs (a) and (b) above, necessary, proper or advisable to consummate the Merger. Each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding promptly to any inquiry from a Governmental Authority, including promptly informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority (considering in good faith the views of the other party in any such presentation or submission), supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority with respect to this Agreement.

(d) The Company shall use its reasonable best efforts to complete the Spin-Off as promptly as practicable; provided that nothing in this Section 6.4(d) shall require the board of directors of the Company to take any action that would be inconsistent with its fiduciary duties under applicable Law.

(e) Each of Buyer and Acquisition Sub, on the one hand, and the Company on the other hand, covenants and agrees that between the date hereof and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, each of Buyer, Acquisition Sub and the Company shall not, and shall not permit any of their respective subsidiaries to, take or agree to take any action that would prevent or materially delay the consummation of the transactions contemplated hereby.

Section 6.5  Access to Information; Confidentiality.

(a) From the date hereof to the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, to the extent permitted by applicable Law, the Company will provide to Buyer (and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access during normal business hours to the Company’s and its subsidiaries’ properties, books, contracts and records, personnel and other information as Buyer may reasonably request regarding the business, assets, liabilities, employees and other aspects of the Company; provided, however, that the Company shall not be required to provide access to any information or documents which would, in the reasonable judgment of the Company, (i) breach any agreement with any third-party, (ii) constitute a waiver of the attorney-client or other privilege held by the Company, or (iii) otherwise violate any applicable Laws. For the avoidance of doubt, and notwithstanding the foregoing, the Company has not provided, shall not be required to provide, and following the Spin-Off the Company shall not have access to, the properties, books, contracts and records and other information as it relates to the business, assets, liabilities, employees and other aspects of the Drug Delivery Business, and neither the Company nor CPEX shall have any obligation at any time to grant such access to Buyer; provided, however, that the Company shall reasonably cooperate to provide requested information and access with respect to CPEX to the extent reasonably related to the transactions contemplated by this Agreement. The Company shall cause the officers, employees, consultants, agents, accountants, attorneys and other Representatives of the Company and its subsidiaries to reasonably cooperate with Buyer and Buyer’s Representatives in connection with such investigation and examination, and Buyer and its Representatives shall cooperate with the Company and its Representatives and shall use their reasonable efforts to minimize any disruption to the business.

(b) The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement.

Section 6.6  No Solicitation of Competing Proposal.

(a) From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, and except as otherwise provided for in this Agreement (including the other subsections of this Section 6.6), the Company agrees that it shall not, nor shall it authorize or knowingly permit any of its Representatives, or any of its subsidiaries, affiliates or any of their respective Representatives to, directly or indirectly: (i) solicit, initiate or knowingly facilitate or encourage (including by way of providing material nonpublic information), or agree to, approve or endorse, any Competing Proposal, (ii) enter into, continue or otherwise participate in any negotiations regarding, or furnish to any person any material nonpublic information with respect to, any Competing Proposal, (iii) enter into, continue or otherwise engage in discussions with any person with respect to, any Competing Proposal, (iv) approve or recommend any Competing Proposal, (v) enter into any letter of intent or similar document or any agreement or commitment to (x) facilitate or consummate any Competing Proposal, (y) approve or endorse any Competing Proposal, (z) in connection with any Competing Proposal, require it to abandon, terminate or fail to consummate the Merger, (vi) amend or grant any waiver or release or approve any transaction or redeem any Company Rights under the Company Rights Agreement, except in connection with the transactions contemplated by this Agreement, or (vii) resolve, propose or agree to take any of the actions prohibited by clauses (i) through (vi) of this sentence. The Company shall, and shall cause its Representatives, subsidiaries, affiliates and their respective Representatives to, immediately cease and cause to be terminated all existing solicitations, discussions or negotiations with respect to any person conducted heretofore by the Company, any of its subsidiaries or affiliates or their respective Representatives with respect to any Competing Proposal, and shall demand the return or destruction of any information previously provided with respect to such activities, discussions or negotiations, subject to the restrictions set forth in any applicable confidentiality agreements. Notwithstanding anything to the contrary contained herein, the Company shall be permitted to terminate, amend, modify, waive or fail to enforce any provision of any “standstill” or similar obligation of any person in order that such person may submit a Competing Proposal if the board of directors of the Company determines in good faith after consultation with the Company’s outside legal and financial advisors that failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties to the Company’s stockholders under applicable Law.

(b) Notwithstanding the limitations set forth in Section 6.6(a), if the Company receives a bona fide written Competing Proposal that the board of directors of the Company determines in good faith after consultation with the Company’s outside legal and financial advisors (i) constitutes a Superior Proposal or (ii) could reasonably be expected to result in a Superior Proposal, the Company may, if its board of directors determines in good faith after consultation with the Company’s outside legal and financial advisors that failure to take such action would be inconsistent with its fiduciary duties under applicable Law, and subject to compliance with Section 6.6(e), take the following actions: (x) furnish nonpublic information with respect to the Company and its subsidiaries to the third party making such Competing Proposal and (y) engage in discussions or negotiations with the third party with respect to the Competing Proposal, in each case if, and only if, (A) all such information has previously been provided to Buyer or is provided to Buyer prior to or substantially concurrent with the time it is provided to such third party and (B) prior thereto, the Company and such third party enter into a confidentiality and standstill with such person that contains confidentiality and standstill provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”).

(c) Except as set forth in Section 6.6(d), neither the board of directors of the Company nor any committee thereof shall (i)(A) change, qualify, withhold or withdraw, or publicly propose to change, qualify, withhold or withdraw the Company Recommendation or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Competing Proposal (any action described in this clause (i) being referred to as a “Change of Recommendation”) or (ii) approve or recommend, or propose to approve or recommend, or allow the Company or any of its affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, any Competing Proposal (other than an Acceptable Confidentiality Agreement referred to in Section 6.6(b)) (each of the documents referred to in this clause (ii) shall be an “Acquisition Agreement”).

(d) Notwithstanding the provisions of Section 6.6(c), if at any time prior to obtaining the Requisite Stockholder Approval, the board of directors of the Company has concluded in good faith (after consultation with the Company’s outside legal and financial advisors and after complying with and giving effect to all proposed adjustments to this Agreement offered by Buyer pursuant to this Section 6.6(d)) (i)(x) in response to a bona fide written Competing Proposal that was unsolicited, that such proposal is a Superior Proposal, and (y) that the failure of the board of directors of the Company to change, qualify, withhold or withdraw the Company Recommendation would be inconsistent with the directors’ exercise of their fiduciary duties to the Company’s stockholders under applicable Law, or (ii) in the absence of a Competing Proposal, the failure of the board of directors of the Company to take such action would be inconsistent with the directors’ exercise of their fiduciary duties to the Company’s stockholders under applicable Law, the board of directors of the Company may, subject to complying with Section 8.2(a), (1) change, qualify, withhold or withdraw the Company Recommendation and/or (2) in the case of clause (i) of this sentence, terminate this Agreement to enter into a binding written agreement with respect to such Superior Proposal in accordance with Section 8.1(g); provided, that the Company shall not terminate this Agreement pursuant to the foregoing clause (2) and any purported termination pursuant to the foregoing clause (2) shall be void and of no force or effect unless, in advance of or concurrently with such termination, the Company (X) pays the Company Termination Fee, as required by Section 8.2, and (Y) simultaneously with such termination enters into an Acquisition Agreement with respect to a Competing Proposal and terminates this Agreement pursuant to Section 8.1(g); provided, further that prior to taking any of the actions described in clauses (i) and (ii) of this sentence, the Company shall have given Buyer at least three (3) business days’ written notice (it being understood and agreed that any material amendment to the amount or form of consideration of the Superior Proposal shall require a new notice and a new three (3) business day period) of the material terms of the Superior Proposal and the Company’s intention to accept such Superior Proposal, and the Company shall, during such three (3) business day period, negotiate in good faith with Buyer to make such adjustments to the Merger Consideration and other terms and conditions of this Agreement such that such Competing Proposal would no longer constitute a Superior Proposal. The board of directors of the Company shall promptly consider in good faith (in consultation with its outside legal counsel and financial advisors) any proposed alteration of the terms of this Agreement or the Merger proposed by Buyer in response to any Competing Proposal.

(e) In addition to the obligations of the Company set forth in Section 6.6(a), (b) and (c), the Company shall promptly (but in any event within 24 hours of receipt) notify Buyer of any (i) Competing Proposal, (ii) the material terms and conditions of any such Competing Proposal (including any material changes thereto), and (iii) the identity of the person making any such Competing Proposal. The Company shall promptly provide to Buyer any non-public information concerning the Company provided to any other person in connection with any Competing Proposal that was not previously provided to Buyer and any such non-public information shall be held by Buyer subject to the terms of the Confidentiality Agreement.

(f) Nothing contained in this Section 6.6 shall prohibit the Company or the board of directors of the Company from (i) disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the board of directors of the Company has reasonably determined in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with any applicable Law. The disclosures under this Section 6.6(f) shall not be a basis, in themselves, for Buyer to terminate this Agreement pursuant to Section 8.1(f) so long as any such disclosure rejects any Competing Proposal and reaffirms the Company Recommendation.

(g) As used in this Agreement, “Competing Proposal” shall mean any proposal or offer from any third party (other than a proposal or offer by Buyer or any of its subsidiaries) relating to, or any inquiry that would reasonably be expected to lead to (i) a merger, consolidation, recapitalization, liquidation, dissolution, joint venture, binding share exchange, business combination or similar transaction involving the Company or any of its significant subsidiaries pursuant to which any person or the stockholders of any person would own twenty-five percent (25%) or more of any class of equity securities of the Company or any of its significant subsidiaries or of any resulting parent company of the Company; or (ii) any direct or indirect acquisition or purchase by any person, in one transaction or a series of transactions, that would constitute twenty-five percent (25%) or more of the revenues, net income or assets of the Company and its subsidiaries, taken as a whole (but exclusive of CPEX), or twenty-five percent (25%) or more of any class of equity securities of the Company or any of its significant subsidiaries.

(h) As used in this Agreement, “Superior Proposal” shall mean a Competing Proposal for or in respect of, or that if consummated would be reasonably likely to result in the ownership of, at least a majority of, the outstanding Company Common Stock (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the Company’s and its subsidiaries’, taken as a whole (but exclusive of CPEX), assets, made by any person on terms that the board of directors of the Company determines in good faith, after consultation with the Company’s financial and legal advisors, and considering such factors as the board of directors of the Company in good faith considers to be appropriate (including the conditionality and the timing, the likelihood of consummation of such proposal and the financing thereof), to be more favorable to the Company and its stockholders than the transactions contemplated by this Agreement and the Merger. Reference to “this Agreement” and “the Merger” in this Section 6.6(h) shall be deemed to include any proposed alteration of the terms of this Agreement or the Merger that is agreed to by Buyer after it receives written notice from the Company pursuant to Section 6.6(e) of the existence of, the identity of the person making and the material terms and conditions of, any Competing Proposal.

Section 6.7  Directors’ and Officers’ Indemnification and Insurance.

(a) Buyer and Acquisition Sub agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its subsidiaries (other than CPEX) as provided in their respective articles of association, certificates of incorporation or bylaws (or comparable organization documents) or agreements shall survive the Merger and shall continue in full force and effect. The Surviving Corporation shall (and Buyer shall cause the Surviving Corporation to) indemnify, defend and hold harmless, and advance expenses to Indemnitees with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent required by: (i) the Company Certificate or Company By-Laws and the organizational documents of the Company’s subsidiaries (other than CPEX), each as in effect on the date of this Agreement; and (ii) any indemnification agreements of the Company or its subsidiaries (other than CPEX) as in effect on the date of this Agreement, copies of which have been made available to Buyer. For the avoidance of doubt, nothing in this Section 6.7(a) shall affect the rights of any employee of CPEX existing pursuant to (i) the Company Certificate or Company By-Laws and the organizational documents of the Company’s subsidiaries (other than CPEX), each as in effect on the date of this Agreement; and (ii) any indemnification agreements of the Company or its subsidiaries (other than CPEX) as in effect on the date of this Agreement.

(b) Without limiting the provisions of Section 6.7(a), during the period beginning as of the Effective Time and ending on the sixth anniversary of the Effective Time, Buyer will: (i) indemnify and hold harmless each Indemnitee against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any action or omission or alleged action or omission in such Indemnitee’s capacity as a director, officer or employee of the Company or any of its subsidiaries or affiliates; or (B) the Merger, the Merger Agreement and any transactions contemplated hereby; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys’ fees) of any Indemnitee upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified; provided, however, that the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned) and will not be obligated to pay the fees and expenses of more than one counsel for all Indemnitees in any jurisdiction with respect to any single such claim, action, suit, proceeding or investigation; provided that in the event any Indemnitee’s interests conflict with those of another Indemnitee with respect to any single such claim, action, suit, proceeding or investigation, the Surviving Corporation will be obligated to pay fees and expenses of one separate counsel for each such Indemnitee. Notwithstanding anything to the contrary contained in this Section 6.7(b) or elsewhere in this Agreement, the Surviving Corporation shall not (and Buyer shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation for which indemnification may be sought under this Section 6.7(b) unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnitees from all liability arising out of such claim, action, suit, proceeding or investigation.

(c) For six (6) years after the Effective Time, (i) Buyer shall maintain, or shall cause the Surviving Corporation to maintain, in effect the Company’s current directors’ and officers’ liability insurance, as disclosed or made available to Buyer prior to the date hereof (or such other insurance that is no less favorable to the Indemnitees than the Company’s current directors’ and officers’ liability insurance), in respect of acts or omissions occurring at or prior to the Effective Time, covering each Indemnitee currently covered by the Company’s directors’ and officers’ liability insurance policy, on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date hereof; or (ii) Buyer or the Surviving Corporation may substitute therefor a single premium tail policy with respect to such directors’ and officers’ liability insurance, as disclosed to Buyer prior to the date hereof, from an insurance carrier with the same or better AM Best rating as the Company’s current insurance carrier for such insurance policy, with a claims period of six (6) years from the Effective Time, and policy limits, terms and conditions (including deductibles and exclusions) at least as favorable to the directors and officers covered under such insurance policy as the limits, terms and conditions in the existing policies of the Company; provided, that in connection with this Section 6.7(c), neither the Surviving Corporation nor Buyer shall be obligated to pay annual premiums (in connection with any directors’ and officers’ liability insurance policy described in clause (c)(i) above) in excess of the annual premiums set forth in Section 6.7(c)(i) of the Company Disclosure Schedule, or pay a one-time premium (in connection with a single premium tail policy described in clause (c)(ii) above) in excess of the amount set forth in Section 6.7(c)(ii) of the Company Disclosure Schedule. It is understood and agreed that in the event such coverage cannot be obtained for such amount or less, then the Surviving Corporation shall obtain the maximum amount of coverage as may be obtained for such amount.

(d) Notwithstanding anything contained in Section 9.1 or Section 9.6 hereof to the contrary, this Section 6.7 shall survive the consummation of the Merger and shall be binding, jointly and severally, on all successors and assigns of Buyer, the Surviving Corporation and its subsidiaries, and shall be enforceable by the Indemnitees and their successors, heirs or representatives. In the event that the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in this Section 6.7.

Section 6.8  Notification of Certain Matters.  The Company shall give prompt notice to Buyer, and Buyer shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the this Agreement, the Merger or the transactions contemplated hereby, or from any person alleging that the consent of such person is or may be required in connection with the Merger or the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Buyer and (ii) any inaccuracy of any representation or warranty made by such party that would reasonably be expected to cause the condition set forth in Section 7.2(a) or 7.3(a), respectively, not to be satisfied. The Company shall give prompt notice to Buyer of, and cooperate with Buyer in connection with, (i) any actions, suits, claims, investigations or proceedings commenced, pending, relating to, involving or, to the Company’s knowledge, threatened against or otherwise affecting the Company, any of its subsidiaries or their respective officers, directors or employees, which relate to this Agreement, the Merger or the transactions contemplated hereby and (ii) any stockholder litigation or claims against the Company, any of its subsidiaries or their respective officers, directors or employees relating to this Agreement, the Merger or the transactions contemplated hereby. No settlement in connection with any claim, suit, hearing, proceeding or litigation referred to in clause (i) or (ii) above shall be agreed to without Buyer’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 6.9  Public Announcements.  Buyer and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement without the prior consent of the other (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or any stock exchange listing agreement to which Buyer or the Company is a party. Notwithstanding the foregoing, the Company shall be permitted to make such announcements and disclosures as it reasonably deems necessary or advisable to the extent such statements relate solely to the Spin-Off or the Drug Delivery Business. The parties agree that all formal Company employee communication programs or announcements with respect to the transactions contemplated by this Agreement, including the Merger, shall be in the forms mutually agreed to by the parties (such agreement not to be unreasonably withheld, delayed or conditioned). The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

Section 6.10  Employee Matters.

(a) As of the Effective Time, all rights and obligations arising from any employment contract or employment relationship existing in the Company or in any of its subsidiaries, shall be transferred to the Surviving Corporation.

(b) During the twelve (12) month period commencing on the Effective Time, Buyer shall provide or shall cause the Surviving Corporation to provide to (after giving effect to the Spin-Off) each current employee, officer, director or consultant of the Company and any of its subsidiaries at Closing (each, a “Company Employee” and collectively, the “Company Employees”) (i) compensation no less favorable than the compensation being provided to Company Employees immediately prior to the Effective Time (including equity-based compensation, as valued by Buyer in good faith), and (ii) benefits under employee benefit plans that are the same or substantially comparable in the aggregate to, in the sole discretion of Buyer, either (A) those currently provided by the Company and its Subsidiaries to such employees under the Company Benefit Plans as of the Closing Date (excluding equity-based plans) or (B) those provided by Buyer and its Subsidiaries to comparably situated employees from time to time during such twelve (12) month period.

(c) For purposes of eligibility, vesting, determination of the level of benefits and benefit accrual under the Employee Benefit Plans of Buyer, the Company, the Company’s subsidiaries and their respective affiliates providing benefits to any Company Employees after the Closing (the “New Plans”), and for purposes of accrual of vacation and other paid time off and severance benefits under New Plans, each Company Employee shall be credited with his or her years of service with the Company, the Company subsidiaries and their respective affiliates (and any additional service with any predecessor employer) before the Closing, to the same extent as such Company Employee was entitled, before the Closing, to credit for such service under any similar Company Benefit Plan. In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Benefit Plan in which such Company Employee participated immediately before the replacement; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Buyer shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and Buyer shall cause any eligible expenses incurred by such employee and his or her covered dependents under any Company Benefit Plan during the portion of the plan year of the New Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d) Without limiting the generality of the foregoing, as of the Effective Time, Buyer shall cause the Surviving Corporation to honor in accordance with their terms all employment, change in control, severance and other compensation agreements and arrangements existing prior to the execution of this Agreement which are between the Company and any subsidiary and any Company Employee and set forth in Section 6.10(d) of the Company Disclosure Schedule (each, a “Company Executive Agreement”); subject, in each case, to any amendment or termination thereof that may be permitted by the terms of such agreements or arrangements; provided, that no such amendment or termination shall be effected by Buyer or the Surviving Corporation if it would adversely affect an employee’s (or former employee’s) rights resulting from the or relating to the Merger, this Agreement or the other transactions contemplated hereby. The Company and Buyer hereby agree that the occurrence of the Closing shall constitute a “Change in Control” for purposes of any Company Executive Agreement set forth in Section 6.10(d) of the Company Disclosure Schedule.

(e) Following the Effective Time, Buyer shall cause the Surviving Corporation and its subsidiaries to honor any Company collective bargaining agreements, and to preserve the status and functions of any union representative of the current Company Employees, or any current Company Employee serving as a liaison between the Company Employees and applicable unions, on the same terms and subject to the same conditions as existed prior to the Effective Time.

(f) If requested by Buyer at least five (5) business days prior to the Closing Date, the Company shall take (or cause to be taken) all actions reasonably necessary or appropriate to terminate, effective no later than the Effective Time, any Company Benefit Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”). If the Company is required to terminate any Company 401(k) Plan, then the Company shall provide to Buyer prior to the Closing Date written evidence of the adoption by the Board of Directors of the Company of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which resolutions shall be subject to the prior review and approval of Buyer, which approval shall not be unreasonably withheld or delayed).

(g) This Section 6.10 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.10, expressed or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Section 6.10. Without limiting the foregoing, no provision of this Section 6.10 will create any third party beneficiary rights in any current or former employee, director or consultant of the Company or its subsidiaries in respect of continued employment (or resumed employment) or any other matter. Nothing in this Section 6.10 is intended to amend any Company Benefit Plan, or interfere with Buyer’s or the Surviving Corporation’s right from and after the Effective Time to amend or terminate any Company Benefit Plan or the employment or provision of services by any director, employee, independent contractor or consultant.

(h) For the avoidance of doubt, this Section 6.10 shall not apply to any current or former employees, officers, directors or consultants of CPEX.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1  Conditions to the Obligations of Each Party.  The obligations of the Company and Buyer to consummate the Merger are subject to the satisfaction or waiver by the Company and Buyer of the following conditions:

(a) the Requisite Stockholder Approval shall have been obtained in accordance with Delaware Law and the rules and regulations of the NYSE;

(b) all consents required under any Antitrust Law shall have been obtained and any applicable waiting period thereunder shall have expired or been terminated;

(c) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger; and

(d) the Company shall have completed the Spin-Off.

Section 7.2  Conditions to the Obligations of Buyer and Acquisition Sub.  The obligations of Buyer and Acquisition Sub to consummate the Merger are subject to the satisfaction or waiver by Buyer of the following further conditions:

(a) (i) each of the representations and warranties of the Company contained in Section 4.3(a) shall be true and correct (other than de minimis deviations therefrom) as of the date of set forth in Section 4.3(a) and (ii) each of the representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though made as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), except for such failures to be true and correct as have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, that for purposes of determining whether the condition in clause (ii) is satisfied, references to “Company Material Adverse Effect” and “material” or “materiality” qualification contained in such representations and warranties shall be ignored;

(b) the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time;

(c) from the date of hereof to the Closing Date, there shall not have occurred an event that, individually or in the aggregate, has had, or would reasonably be expected to have a Company Material Adverse Effect; and

(d) the Company shall have delivered to Buyer a certificate, dated the Effective Time and signed by its chief executive officer and chief financial officer on behalf of the Company, certifying to the effect that the conditions set forth in Sections 7.2(a), (b) and (c) have been satisfied.

Section 7.3  Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction, or waiver by the Company, of the following further conditions:

(a) each of the representations and warranties of Buyer and Acquisition Sub contained in this Agreement that is qualified as to materiality shall be true and correct, and each of the representations and warranties of Buyer and Acquisition Sub contained in this Agreement that are not so qualified shall be true and correct except for such failures to be true and correct as would not prevent or materially delay the consummation of the transactions contemplated hereby, in each case, as of the date of this Agreement and as of the Effective Time with the same effect as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date);

(b) Buyer and Acquisition Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time; and

(c) Buyer shall have delivered to the Company a certificate, dated the Effective Time and signed by its chief executive officer or another senior officer on behalf of Buyer, certifying to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1  Termination.  Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company, as follows:

(a) by mutual written consent of each of Buyer and the Company;

(b) by either Buyer or the Company, if (i) the Effective Time shall not have occurred on or before October 1, 2008 (the “Termination Date”) and (ii) the party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before such date.

(c) by either Buyer or the Company, if any Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have used its reasonable best efforts to remove such Order or other action; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to a party if the issuance of such final, non-appealable Order was primarily due to the failure of such party to perform any of its obligations under this Agreement, including, without limitation, the obligation of Buyer and Acquisition Sub to take any and all commercially reasonable steps in accordance with Section 6.4(b) of this Agreement so as to allow the parties to close the transactions contemplated by this Agreement as promptly as practicable;

(d) by Buyer or the Company if the Requisite Stockholder Approval shall not have been obtained by reason of the failure to obtain such Requisite Stockholder Approval at a duly held Stockholders’ Meeting or at any adjournment or postponement thereof;

(e) by the Company, if Buyer shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (1) would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (2) cannot be cured on or before the Termination Date, provided that the Company shall have given Buyer written notice, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination;

(f) by Buyer, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (1) would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (2) cannot be cured on or before the Termination Date, provided that Buyer shall have given the Company written notice, delivered at least thirty (30) days prior to such termination, stating Buyer’s intention to terminate this Agreement pursuant to this Section 8.1(f) and the basis for such termination;

(g) by the Company, at any time prior to obtaining the Requisite Stockholder Approval, if the Company or any of its affiliates shall enter into any Acquisition Agreement, pursuant to Section 6.6; provided, however, that the Company shall not terminate this Agreement pursuant to this paragraph, and any purported termination pursuant to this paragraph shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company pays the Company Termination Fee as provided in Section 8.2; or

(h) by Buyer, if (i) the Company shall have made a Change of Recommendation, pursuant to Section 6.6; (ii) the board of directors of the Company fails to expressly reaffirm the Company Recommendation within five (5) business days after a written request by Buyer to do so, (iii) the Company fails to use its reasonable best efforts to effect the Spin-Off; or (iv) the Company materially breaches its obligations under Section 6.6.

In the event of termination of this Agreement pursuant to this Section 8.1, this Agreement shall terminate without any liability or obligation on the part of Buyer, Acquisition Sub or the Company under this Agreement, other than (a) with respect to a willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, in which case such party shall be fully liable for any losses, liabilities, claims, damages or expenses, including reasonable legal fees and expenses, incurred or suffered by the other party or parties as a result of such failure or breach, (b) with respect to the Confidentiality Agreement (which shall terminate in accordance with its terms), and (c) the provisions of Section 8.2 (including with respect to any Company Termination Fee that may be payable pursuant thereto), Section 8.5 and Article IX.

Section 8.2  Termination Fees.

(a) If,

(i) (x) prior to the termination of this Agreement, any Competing Proposal is made to the Company or is publicly proposed or publicly disclosed prior to, obtaining the Requisite Stockholders’ Approval, (y) this Agreement is terminated by the Company or Buyer pursuant to Section 8.1(b) (but only if at such time Buyer would not be prohibited from terminating this Agreement by application of Section 8.1(b)(ii)) or (d) and (z) within twelve (12) months after such termination, (1) the Company enters into any definitive agreement providing for the consummation of a Competing Proposal (whether or not such agreement shall have been entered into with the person who made the Competing Proposal referred to in the foregoing clause (x)) or (2) the transactions contemplated by any such Competing Proposal (whether or not such Competing Proposal was the Competing Proposal referred to in the foregoing clause (x)) are otherwise consummated;

(ii) this Agreement is terminated by the Company pursuant to Section 8.1(g);

(iii) this Agreement is terminated by Buyer pursuant to Section 8.1(h); or

(iv) this Agreement is terminated by the Company or Buyer pursuant to Section 8.1(b) (but only if at such time the terminating party would not be prohibited from terminating this Agreement by application of Section 8.1(b)(ii)) and at the time of such termination, (i) the Company has failed to effect the Spin-Off and (ii) (x) the SEC has previously indicated that it has no additional comments to the Registration Statement on Form 10 last filed by CPEX, and (y) Duff & Phelps LLC is prepared to deliver its opinion that the Company has sufficient surplus under Delaware Law to make the distribution of CPEX common stock and that each of the Company and CPEX will be solvent and adequately capitalized after giving effect to the distribution; then in any such event the Company shall pay to Buyer a fee of U.S.$13,000,000 (thirteen million dollars) in cash (the “Company Termination Fee”) and the Company shall have no further liability with respect to this Agreement or the transactions contemplated hereby to Buyer (provided that nothing herein shall release any party from liability for intentional breach or fraud), such payment to be made in the case of (x) termination pursuant to Section 8.2(a)(i), no later than the date of the first to occur of the events referred to in Section 8.2(a)(i)(z), (y) termination pursuant to Section 8.2(a)(ii), in advance or concurrent with such termination, or (z) termination pursuant to Section 8.2(a)(iii), or (iv), within two (2) business days after the termination of this Agreement; it being understood that in no event shall the Company be required to pay the fee referred to in this Section 8.2(a) on more than one occasion. Any such payment shall be reduced by any amounts as may be required to be deducted or withheld therefrom under applicable Tax Law.

Section 8.3  Amendment.  This Agreement may be amended by mutual agreement of the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after the adoption and approval of this Agreement and the Merger by stockholders of the Company, there shall not be any amendment that by Law or in accordance with the rules of any stock exchange requires further approval by the stockholders of the Company without such further approval of such stockholders nor any amendment or change not permitted under applicable Law. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.4  Waiver.  At any time prior to the Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto or (c) subject to the proviso of Section 8.3, waive compliance with any agreement or condition contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Notwithstanding the foregoing, no failure or delay by the Company, Buyer or Acquisition Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.5  Expenses.  All Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses; provided, however, that (i) if this Agreement is terminated by Buyer or the Company pursuant to Section 8.1(b) (but only if at such time the terminating party would not be prohibited from terminating this Agreement by application of Section 8.1(b)(ii)), and at the time of such termination (A) all conditions to this Agreement shall have been satisfied or waived (other than those that are satisfied by action taken at the Closing) other than the condition set forth in Section 7.1(d), and (B) the Company has failed to effect the Spin-Off due the failure of one or more of the conditions set forth in Section 8.2(a)(iv)(ii)(x) or (y); and (ii) in the event that this Agreement is terminated (A) under the provisions referred to in clause (y) of Section 8.2(a)(i) (or could have been terminated under such section) and the circumstances referred to in clause (x) of Section 8.2(a)(i) shall have occurred prior to such termination but the Company Termination Fee has not been paid and is not payable because the circumstances referred to in clause (z) of Section 8.2(a)(i) shall not have occurred, or (B) pursuant to Section 8.1(d), then in either of cases (i) or (ii), the Company shall pay a fee in the amount of $2.0 million to reimburse Buyer for expenses and other costs incurred in connection with this Agreement and the transactions contemplated hereby (which expenses and costs need not be documented). Such payment shall be made within two (2) business days after the termination of this Agreement; it being understood that in no event shall the Company be required to make such payment in circumstances where the Company Termination Fee is payable; it being further understood that in the event the Company Termination Fee becomes due and payable, such fee shall be reduced by any amounts paid pursuant to this Section 8.5.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1  Non-Survival of Representations, Warranties and Agreements.  The representations, warranties and agreements in this Agreement and any certificate delivered pursuant hereto by any person shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that this Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or after termination of this Agreement, including, without limitation, those contained in Section 6.7 and Section 6.10.

Section 9.2  Notices.  Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

if to Buyer or Acquisition Sub:

Teva Pharmaceutical Industries Limited
5 Basel Street
Petach Tikva 49131
Attention:  General Counsel and Secretary
Facsimile:  011 972 3 924 6026

with copies to (which shall not constitute notice):

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019

Attention:	Peter H. Jakes, Esq.
Jeffrey S. Hochman, Esq.
Facsimile:       (212) 728-8111

if to the Company:

Bentley Pharmaceuticals, Inc.
Bentley Park
2 Holland Way
Exeter, NH 03833
Attention:  Chief Executive Officer
Facsimile:  (603) 658-6101

with copies to:

Skadden, Arps, Slate, Meagner & Flom LLP
Four Times Square
New York, New York 10036-6522

Attention:	Eileen T. Nugent, Esq.
Marie L. Gibson, Esq.
Facsimile:       (212) 735-2000

Section 9.3  Interpretation; Certain Definitions .  When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement, unless otherwise indicated. The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. References to a person are also to its permitted successors and assigns.

Section 9.4  Specific Performance.  The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity, without any requirement to the securing or posting of any bond in connection with such remedy.

Section 9.5  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

Section 9.6  Assignment.  Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto, except that Buyer or Acquisition Sub upon written notice to the Company, may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any direct or indirect wholly- owned subsidiary or affiliate of Buyer, but no such assignment shall relieve Buyer or Acquisition Sub, as applicable, of any of its obligations hereunder.

Section 9.7  Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the exhibits and schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof, and except for: (a) the rights of the Company’s stockholders to receive the Merger Consideration at the Effective Time pursuant to Section 3.1, (b) the right of the Company, on behalf of its stockholders, to pursue damages in the event of Buyer’s or Acquisition Sub’s breach of this Agreement or fraud, which right is hereby acknowledged and agreed by Buyer and Acquisition Sub, (c) the provisions of Section 6.7 hereof, and (d) the right of the holders of Company Options and Restricted Stock Units to receive payment at the applicable time, pursuant to Section 3.3 hereof, is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 9.8  Governing Law.  This Agreement shall be governed by, and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York, except that the Merger shall be governed by Delaware Law.

Section 9.9  Consent to Jurisdiction; Enforcement.

(a) Each of the parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in a state or federal court located in New York. In addition, each of Buyer, Acquisition Sub and the Company hereby irrevocably submits to the exclusive jurisdiction of the courts of the Southern District of New York and of the United States of America located in the Southern District of New York, not to bring any claim regarding such a dispute in any other court, and to waive unconditionally any objection to the laying of venue in such forum, including any claim of inconvenient forum. You further agree that service of any process, summons, notice or document by U.S. registered mail to your address set forth above shall be effective service of process for any action, suit or proceeding brought against you in any such court. The parties agree that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suits on the judgment or in any other manner provided by Law.

(b) Each of Buyer, Acquisition Sub and the Company irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party. Nothing in this Section 9.9 shall affect the right of any party to serve legal process in any other manner permitted by Law.

Section 9.10  Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.11  No Strict Construction.  The parties hereto acknowledge that this Agreement has been prepared jointly by them and shall not be strictly construed against any party hereto.

Section 9.12  WAIVER OF JURY TRIAL.  EACH OF BUYER, ACQUISITION SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF BUYER OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Buyer, Acquisition Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

By:	/s/ Itzhak Krinsky, Ph.D.
Name:     Itzhak Krinsky, Ph.D.

Title:	Corporate Vice President — Business Development

By:	/s/ Dr. Gerard Van Odijk
Name:     Dr. Gerard Van Odijk

Title:	Group Vice President — Europe

BERYLLIUM MERGER CORPORATION

By:	/s/ Richard Egosi
Name:     Richard Egosi

Title:	President and Chief Executive Officer

BENTLEY PHARMACEUTICALS, INC.

By:	/s/ James R. Murphy
Name:     James R. Murphy

Title:	Chairman and Chief Executive Officer

Appendix A

As used in the Agreement, the following terms shall have the following meanings:

“Acceptable Confidentiality Agreement” shall have the meaning set forth in Section 6.6(b).

“Acquisition Agreement” shall have the meaning set forth in Section 6.6(c).

“Acquisition Sub” shall have the meaning set forth in the Recitals.

“AEMPS” shall have the meaning set forth in Section 4.20(a).

“affiliate” of a specified person, means a person who, directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with, such specified person.

“Aggregate Purchase Price” shall have the meaning set forth in Section 3.1(b).

“Agreement” shall have the meaning set forth in the Recitals.

“Antitrust Laws” shall have the meaning set forth in Section 4.5(b).

“Arnage A.P.I.  ” shall have the meaning set forth in Section 4.20(f).

“Book-Entry Shares” shall have the meaning set forth in Section 3.1(b)(ii).

“business day” shall mean any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York or the City of Tel Aviv.

“Buyer” shall have the meaning set forth in the Recitals.

“Buyer Information” shall have the meaning set forth in Section 6.2(b).

“CERCLA” shall have the meaning set forth in Section 4.21(a)(i).

“Certificate of Merger” shall have the meaning set forth in Section 2.3(a).

“Certificates” shall have the meaning set forth in Section 3.1(b)(ii).

“Change in Control” shall have the meaning set forth in Section 6.10(d).

“Change of Recommendation” shall have the meaning set forth in Section 6.6(c).

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Recitals.

“Company 401(k) Plan” means the Arnage, Inc. 401(k) Plan.

“Company Benefit Plans” means all employee benefit plans, programs or arrangements including all “employee benefit plans” within the meaning of Section 3(3) of ERISA, adopted, maintained, contributed to or required to be contributed to the Company or its ERISA Affiliates with or for the benefit of the Company Employees or with respect to which the Company or its ERISA Affiliates will or may have any material liability.

“Company By-laws” shall have the meaning set forth in Section 2.4(b).

“Company Certificate” shall have the meaning set forth in Section 2.4(a).

“Company Common Stock” shall have the meaning set forth in Section 3.1(a).

“Company Disclosure Schedule” shall have the meaning set forth in Article IV.

“Company Employee” shall have the meaning set forth in Section 6.10(b).

“Company Employees” shall have the meaning set forth in Section 6.10(b).

“Company Executive Agreement” shall have the meaning set forth in Section 6.10(d).

“Company Intellectual Property Rights” shall have the meaning set forth in Section 4.13(a).

“Company Material Adverse Effect” means any change, effect, event or circumstance that is, or would reasonably be expected to be, materially adverse to the business, operations, results of operations or financial condition of the Company and its subsidiaries taken as a whole, other than any change, effect or circumstance relating to or resulting from (i) changes in general political or economic conditions; (ii) changes in the general financial or securities markets condition; (iii) any events, circumstances, changes or effects that affect the medical or pharmaceutical industries generally; (iv) any changes in Laws or interpretations thereof; (v) any changes in GAAP or other accounting principles or requirements; (vi) any outbreak or escalation of hostilities or war or any act of terrorism; (vii) the announcement of, or compliance with, this Agreement and the transactions contemplated hereby; (viii) any decline in the market price, or change in the trading value, of the Company; (ix) any failure by the Company to meet any internal or public projections, forecasts or estimates of earnings or revenue (provided, however, that, in the case of clauses (viii) and (ix), the underlying cause for such decline, change or failure may be considered in determining whether there may be a Company Material Adverse Effect); or (ix) the assets and liabilities relating to the Drug Delivery Business that are not part of the Company or its subsidiaries at Closing and that do not otherwise adversely impact the Company; (but in each of cases (i) through ((ix)), only if (x) such changes, individually or in the aggregate, do not have a materially disproportionate effect on the Company and its subsidiaries (taken as a whole), or (y) would not reasonably be expected to prevent or materially delay the consummation by the Company of the Merger or the other transactions contemplated by this Agreement).

“Company Option” shall mean each outstanding option to purchase shares of Company Common Stock under any of the Company Option Plans.

“Company Option Plans” shall mean the Company’s Amended and Restated 1991 Stock Option Plan, 2001 Employee Stock Option Plan, as amended, 2001 Directors’ Stock Option Plan, as amended, and Amended and Restated 2005 Equity and Incentive Plan.

“Company Permits” shall have the meaning set forth in Section 4.6.

“Company Preferred Stock” shall have the meaning set forth in Section 4.3(a).

“Company Products” shall have the meaning set forth in Section 4.20(a).

“Company Real Property” shall have the meaning set forth in Section 4.22(b).

“Company Recommendation” shall have the meaning set forth in Section 6.3.

“Company Rights” mean the rights to purchase Series A Junior Participating Preferred Stock issued under the Company Rights Agreement.

“Company Rights Agreement” shall have the meaning set forth in Section 4.17(b).

“Company SEC Documents” shall have the meaning set forth in Section 4.7(a).

“Company Termination Fee” shall have the meaning set forth in Section 8.2.

“Company’s Facilities” shall have the meaning set forth in Section 4.21(b).

“Competing Proposal” shall have the meaning set forth in Section 6.6(g).

“Confidentiality Agreement” shall mean the confidentiality agreement dated November 30, 2007 between Buyer and the Company, as amended.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“CPEX” shall mean CPEX Pharmaceuticals, Inc., a Delaware corporation wholly- owned by the Company, and its subsidiaries.

“CPEX Value” shall mean the product of (x) the number of shares of CPEX common stock distributed to the Company’s stockholders pursuant to the Spin-Off and (y) the volume weighted average trading price of one share of CPEX common stock on the first day of trading of the CPEX common stock on the principal market on which such stock trades following the completion of the Spin-Off.

“Delaware Law” shall have the meaning set forth in the Recitals.

“Dissenting Shares” shall have the meaning set forth in Section 3.5.

“Divestiture” shall have the meaning set forth in Section 6.4(b).

“Drug Delivery Business” shall mean the business and operations of the Drug Delivery segment of the Company as described in the Form 10-K.

“Effective Time” shall have the meaning set forth in Section 2.3(a).

“Employee Benefit Plan” means “employee benefit plans” as defined in Section 3(3) of ERISA.

“Employee Matters Agreement” shall mean the Employee Matters Agreement, by and between the Company and CPEX, in the form as provided by the Company to Buyer prior to the date hereof, with such amendments thereto to the extent permitted by this Agreement.

“Environmental Laws” shall have the meaning set forth in Section 4.21(a)(i).

“Environmental Permits” shall have the meaning set forth in Section 4.21(a)(iii).

“Equity Adjustment” shall have the meaning set forth in Section 3.1(b).

“Equity Adjustment Date” shall have the meaning set forth in Section 3.1(b).

“Equity-Providing Employment Agreements” means the agreements set forth in Appendix A to the Company Disclosure Schedule.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any person or entity required to be aggregated together with the Company under Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Fund” shall have the meaning set forth in Section 3.2(a).

“Expenses” shall mean all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder and stockholder approvals, the filing of any required notices under any antitrust regulations, any filings with the SEC and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.

“Expiration Date” shall have the meaning set forth in Section 4.17(b).

“FDA” shall have the meaning set forth in Section 4.20(a).

“Form 10-K” shall mean the Annual Report on Form 10-K filed by the Company for the fiscal year ended December 31, 2007, as filed prior to the date hereof.

“GAAP” shall mean United States generally accepted accounting principles.

“Grant Date” shall have the meaning set forth in Section 4.3(d).

“Governmental Authority” shall mean any United States (federal, state or local) or foreign government (federal, state, regional or local), or governmental, regulatory, judicial or administrative authority, agency or commission.

“Hazardous Materials” shall have the meaning set forth in Section 4.21(a)(ii).

“HSR Act” shall have the meaning set forth in Section 4.5(b).

“In-the-Money Option” shall mean a Company Option having a per share exercise price less than the Merger Consideration (it being understood that whether a Company Option is an In-the-Money Option shall be determined on an iterative basis by initially dividing the Aggregate Purchase Price by the aggregate number of shares of outstanding Company Common Stock and Restricted Stock Units exclusive of Company Options (the “basic per share consideration”), recalculating the basic per share consideration taking into account the Tranche of outstanding Company Options with the lowest per share exercise price and then repeating this process with each additional Tranche in increasing order of per share exercise price until no additional Tranches of Company Options become In-the-Money Options as a result of such calculation).

“Indemnitee” shall mean any individual who, on or prior to the Effective Time, was an officer, director or employee of the Company or served on behalf of the Company as an officer, director or employee of any of the Company’s subsidiaries or affiliates (other than CPEX) or any of their predecessors in their capacity as such, and the heirs, executors, trustees, fiduciaries and administrators of such officer, director or employee.

“Intellectual Property Rights” shall have the meaning set forth in Section 4.13(a).

“IRS” shall mean the Internal Revenue Service.

“knowledge” means, with respect to any matter in question, in respect of the Company, the knowledge, after reasonable inquiry, of the individuals set forth in Appendix A of the Company Disclosure Schedule.

“Law” shall mean any and all domestic (federal, state or local) or foreign laws, rules, regulations, orders, judgments or decrees promulgated by any Governmental Authority, including but not limited to pharmaceutical and labor laws of any location where the Company or its subsidiaries conduct business.

“Leased Real Property” shall have the meaning set forth in Section 4.22(b).

“Leases” shall have the meaning set forth in Section 4.22(b).

“Ley 29/2006” shall have the meaning set forth in Section 4.20(a).

“Lien” shall mean liens, claims, mortgages, encumbrances, pledges, security interests, equities, deeds of trust, leases, rights of first refusal, easements, servitudes, transfer restrictions or charges of any kind.

“Material Contract” shall have the meaning set forth in Section 4.23(c).

“Measurement Date” shall have the meaning set forth in Section 4.3(a).

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 3.1(b).

“Multiemployer Plan” means a “multiemployer plans” within the meaning of Section 3(37) of ERISA.

“Necessary Assets” shall have the meaning set forth in Section 4.15.

“New Plans” shall have the meaning set forth in Section 6.10(c).

“NYSE” shall mean the New York Stock Exchange.

“Option Cash Payment” shall have the meaning set forth in Section 3.3(a).

“Order” shall mean any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding by or with any Governmental Authority.

“Out-of-the-Money Option” shall mean each Company Option having a per share exercise price equal to or in excess of the Merger Consideration.

“Owned Real Property” shall have the meaning set forth in Section 4.22(a).

“Paying Agent” shall have the meaning set forth in Section 3.2(a).

“Permitted Lien” shall mean (i) any Lien for Taxes not yet due, being contested in good faith by appropriate proceedings or for which adequate accruals or reserves have been established, (ii) Liens securing indebtedness or liabilities that are reflected in the Company’s consolidated balance sheet as of December 31, 2007 included in the Form 10-K (or the notes thereto), (iii) such non-monetary Liens or other imperfections of title, if any, that, do not have, and would not reasonably be expected to materially impact the value of, or materially adversely affect the continued used of, the Owned Real Property, including, without limitation, (A) easements or claims of easements whether shown or not shown by the public records, boundary line disputes, overlaps, encroachments and any matters not of record which would be disclosed by an accurate survey or a personal inspection of the property, (B) rights of parties in possession without options to purchase or rights of first refusal, (C) any supplemental Taxes or assessments not shown by the public records a Lien not yet due and payable and (D) title to any portion of the premises lying within the right of way or boundary of any public road or private road, (iv) Liens imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations, (v) Liens disclosed on existing title reports or existing surveys (in either case copies of which title reports and surveys have been delivered or made available to Buyer) and (vi) mechanics’, carriers’, landlords’, workmen’s, repairmen’s and similar Liens, incurred in the ordinary course of business not yet due and payable.

“person” shall mean an individual, a corporation, limited liability company, a partnership, an association, a trust or any other entity or organization, including, without limitation, a Governmental Entity.

“Proxy Statement” shall have the meaning set forth in Section 6.2(a).

“RCRA” shall have the meaning set forth in Section 4.21(a)(i).

“Representatives” shall have the meaning set forth in Section 6.5(a).

“Requisite Stockholder Approval” shall have the meaning set forth in Section 4.18.

“Restricted Stock Units” means any restricted stock units granted pursuant to the Company’s Amended and Restated 2005 Equity and Incentive Plan.

“Restricted Stock Unit Payment” shall have the meaning set forth in Section 3.3(b).

“SEC” shall mean the Securities and Exchange Commission.

“Secretary of State” shall have the meaning set forth in Section 2.3(a).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Spin-Off” shall have the meaning set forth in the Recitals.

“Spin-Off Agreements” shall mean the Separation and Distribution Agreement, the Transition Services Agreement, the Employee Matters Agreement and the Tax Sharing Agreement, by and between the Company and CPEX, in the form as provided by the Company to Buyer prior to the date hereof, with such amendments thereto to the extent permitted by this Agreement.

“Stockholders’ Meeting” shall have the meaning set forth in Section 6.3.

“subsidiary” of any person, means any corporation, partnership, joint venture or other legal entity of which such person (either above or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” shall have the meaning set forth in Section 6.6(h).

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Tax” or “Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts, tasas, contribuciones especiales and other similar charges (together with any and all interest, penalties and additions to tax), whether disputed or not, imposed by any governmental or taxing authority including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges; and liability for the payment of any of the foregoing as a result of (x) being a member of an affiliated, consolidated, combined or unitary group, (y) being party to any tax sharing agreement and (z) any express or implied obligation to indemnify any other person with respect to the payment of any of the foregoing.

“Tax Returns” shall mean returns, reports and information statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with the IRS or any other governmental or taxing authority, domestic or foreign, including consolidated, combined and unitary tax returns.

“Tranche” means a set of Company Options all having the same per share exercise price.

“Termination Date” shall have the meaning set forth in Section 8.1(b).

“Transition Services Agreement” shall have the meaning set forth in Section 4.15.

“Voting Agreement” shall have the meaning set forth in the Recitals.

Appendix B

INDEX OF DEFINED TERMS
Page References Refer to Instance of First Usage

Acceptable Confidentiality Agreement	A-26
Acquisition Agreement	A-27
Acquisition Sub	A-1
AEMPS	A-15
Aggregate Purchase Price	A-3
Agreement	A-1
Antitrust Laws	A-9
Book-Entry Shares	A-3
Buyer	A-1
Buyer Information	A-23
CERCLA	A-16
Certificate of Merger	A-2
Certificates	A-3
Change in Control	A-31
Change of Recommendation	A-27
Closing	A-2
Closing Date	A-2
Company	A-1
Company By-laws	A-2
Company Certificate	A-2
Company Common Stock	A-2
Company Disclosure Schedule	A-6
Company Employee	A-30
Company Employees	A-30
Company Executive Agreement	A-31
Company’s Facilities	A-16
Company Intellectual Property Rights	A-13
Company Permits	A-9
Company Preferred Stock	A-7
Company Products	A-15
Company Real Property	A-17
Company Recommendation	A-24
Company Rights	A-3
Company Rights Agreement	A-15
Company SEC Documents	A-10
Company Termination Fee	A-34
Competing Proposal	A-28
Delaware Law	A-1
Dissenting Shares	A-5
Divestiture	A-25
Effective Time	A-2
Environmental Laws	A-16
Environmental Permits	A-16
Equity Adjustment	A-3
Equity Adjustment Date	A-3
Exchange Fund	A-4
Expiration Date	A-15
FDA	A-15
Grant Date	A-8
Hazardous Materials	A-16
HSR Act	A-9
Intellectual Property Rights	A-18
Leased Real Property	A-17
Leases	A-17
Ley 29/2006	A-15
Material Contract	A-17
Measurement Date	A-7
Merger	A-1
Merger Consideration	A-3
Necessary Assets	A-14
New Plans	A-30
Option Cash Payment	A-5
Owned Real Property	A-17
Paying Agent	A-4
Proxy Statement	A-23
RCRA	A-16
Representatives	A-25
Requisite Stockholder Approval	A-15
Restricted Stock Unit Payment	A-5
Secretary of State	A-2
Spin-Off	A-1
Stockholders’ Meeting	A-23
Superior Proposal	A-28
Surviving Corporation	A-1
Termination Date	A-33
Transition Services Agreement	A-14
Voting Agreement	A-1

Annex B

March 29, 2008

Board of Directors
Bentley Pharmaceuticals, Inc.
2 Holland Way
Exeter, New Hampshire 03833

Gentlemen:

Deutsche Bank Securities Inc. (“Deutsche Bank,” “we,” “us” or “our”) has acted as financial advisor to the Special Committee of the Board of Directors of Bentley Pharmaceuticals, Inc. (the “Company”) in connection with the proposed merger of Beryllium Merger Corporation (“Merger Sub”), a wholly-owned subsidiary of Teva Pharmaceutical Industries Limited (the “Acquiror”), with and into the Company, as a result of which the Company will become a wholly owned subsidiary of the Acquiror (the “Transaction”) pursuant to a draft Agreement and Plan of Merger, dated March 29, 2008 (the “Merger Agreement”), among the Company, the Acquiror, and Merger Sub. The Transaction will occur following the spin-off (the “Spin-Off”) of the Company’s drug-delivery business (the “Drug Delivery Business”). As set forth more fully in the Merger Agreement, as a result of the Transaction, each share of common stock, par value $0.02 per share of the Company (the “Company Common Stock”) (other than dissenting shares and shares owned directly or indirectly by the Company or the Acquiror) will be converted into the right to receive $15.02 in cash without interest (the “Merger Consideration”). For purposes of this opinion, all references to the Company mean the entity following the Spin-Off. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

You have requested our opinion as to the fairness of the Merger Consideration, from a financial point of view, to the holders of the outstanding shares of Company Common Stock.

In connection with our role as financial advisor to the Special Committee of the Board of Directors of the Company, and in arriving at our opinion, we reviewed certain publicly available financial and other information concerning the Company and certain internal analyses and other information relating to the Company prepared by management of the Company. We have also held discussions with certain senior members of management of the Company regarding the business and prospects of the Company. In addition, Deutsche Bank has (i) compared certain financial information for the Company with similar information for certain other companies whose securities are publicly traded, (ii) reviewed the financial terms of certain recent business combinations which we deemed comparable, in whole or in part, to the Transaction, (iii) reviewed the terms of a draft of the Merger Agreement, dated March 29, 2008 and (iv) performed such other studies and analyses and considered such other factors as we deemed appropriate.

Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning the Company, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank has, with your permission, assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities), of the Company or the Acquiror or any of their respective subsidiaries, nor have we evaluated the solvency or fair value of the Company under any state or federal law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts and projections made available to Deutsche Bank and used in its analyses, Deutsche Bank has assumed with your permission that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby. In rendering its opinion, Deutsche Bank expresses no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based.

Deutsche Bank’s opinion is necessarily based upon the economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof. Deutsche Bank has not agreed or undertaken to update, reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and does not have any obligation to update, reaffirm or revise this opinion.

For purposes of rendering its opinion, Deutsche Bank has assumed with your permission that, in all respects material to its analysis, the representations and warranties of the Company, Acquiror and Merger Sub contained in the Merger Agreement are true and correct and that the Transaction and the Spin-Off will be consummated in accordance with their terms, without any material waiver, modification or amendment of any term, condition or agreement. Deutsche Bank has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no material restrictions will be imposed. We are not legal, regulatory, tax or accounting experts and have relied on the assessments made by the Company and its advisors with respect to such issues. Representatives of the Company have informed us, and we have further assumed, that the final terms of the Merger Agreement will not differ materially from the terms set forth in the draft we have reviewed. Furthermore, with your permission, for purposes of rendering its opinion, Deutsche Bank has not adjusted the Merger Consideration to reflect the Spin-Off as may be required pursuant to the terms of the Merger Agreement.

This opinion has been approved and authorized for issuance by a fairness opinion review committee, is addressed to, and for the use and benefit of, the Board of Directors of the Company and is not a recommendation to the stockholders of the Company to approve the Transaction. This opinion is limited to the fairness, from a financial point of view of the Merger Consideration to the holders of the Company Common Stock, is subject to the assumptions, limitations, qualifications and other conditions contained herein and is necessarily based on the economic, market and other conditions, and information made available to us, as of the date of hereof. You have not asked us to, and this opinion does not, address the fairness of the Transaction, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of the Company, nor does it address the fairness of the contemplated benefits of the Transaction. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof. Deutsche Bank expresses no opinion as to the merits of the underlying decision by the Company to engage in the Transaction or as to how any holder of shares of Company Common Stock should vote with respect to the Transaction. In addition, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the Company’s officers, directors, or employees, or any class of such persons, in connection with the Transaction relative to the Merger Consideration to be received by the public holders of the Company Common Stock.

We were not requested to consider, and our opinion does not address, the relative merits of the Transaction as compared to any alternative that might be available to the Company, the terms of the Merger Agreement, the Drug Delivery Business or the Spin-Off.

Deutsche Bank will be paid a fee for its services as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Transaction, a portion of which is contingent upon delivery of this opinion and a substantial portion of which is contingent upon consummation of the Transaction, as well as a separate advisory fee that is payable upon completion of the Spin-Off. The Company has also agreed to reimburse Deutsche Bank for its expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”).

One or more members of the DB Group have, from time to time, provided financial advisory and other investment banking services to the Acquiror and its affiliates for which it has received compensation. DB Group may also provide investment and commercial banking services to the Acquiror and the Company in the future, for which we would expect DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of the Acquiror and the Company for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Based upon and subject to the foregoing, it is Deutsche Bank’s opinion as investment bankers that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock.

Very truly yours,

DEUTSCHE BANK SECURITIES INC.

Annex C

Delaware Code

TITLE 8 Corporations
CHAPTER 1. GENERAL CORPORATION LAW
Subchapter IX. Merger, Consolidation or Conversion

8 Del. C. §262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

(A) Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

(B) Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

(C) Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

(D) Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.(8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16.)

BENTLEY PHARMACEUTICALS, INC.
SPECIAL MEETING OF STOCKHOLDERS –       , 2008
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned holder of Common Stock of Bentley Pharmaceuticals, Inc., a Delaware corporation (the “Company”), hereby appoints James R. Murphy and Richard P. Lindsay and each of them, as proxies for the undersigned, each with full power of substitution, for and in the name of the undersigned to act for the undersigned and to vote, as designated below, all of the shares of stock of the Company that the undersigned is entitled to vote at the special meeting of stockholders of the Company, to be held on      ,        , 2008, at      , local time, at              , at            and at any adjournments or postponements thereof.
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

■	14475 ■

SPECIAL MEETING OF STOCKHOLDERS OF
BENTLEY PHARMACEUTICALS, INC.
, 2008

PROXY VOTING
INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
-OR-
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
-OR-
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.
ê Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ê

■
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1 AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

		FOR	AGAINST	ABSTAIN

1.	Proposal to adopt and approve the Agreement and Plan of Merger among Bentley Pharmaceuticals, Inc., Teva Pharmaceutical Industries Limited, and Beryllium Merger Corporation as it may be amended from time to time.	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

		FOR	AGAINST	ABSTAIN

2.	Proposal to adjourn or postpone the special meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve proposal number 1.	☐	☐	☐

3. Upon such other matters as may properly come before the special meeting and any adjournments or postponements thereof.  In their discretion, the proxies are authorized to vote upon such other business as may properly come before the special meeting and any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1 AND “FOR” PROPOSAL 2.

The undersigned hereby acknowledges receipt of (i) the Notice of Special Meeting, and (ii) the Proxy Statement.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED. NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
■	■